                         EXHIBIT 2(e)

     AGREEMENT TO FURNISH EXHIBITS AND SCHEDULES

     The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission upon its request a copy of any of the exhibits and schedules to Exhibit 2(e) to this Report on Form 10-K. Each of such Exhibits to this Report on Form 10-K sets forth a description of each schedule and exhibit.

PURCHASE AND SALE AGREEMENT, dated as of July 15, 1998, among MBL Life Assurance Corporation, a New Jersey stock life insurance company (the "Seller"), SunAmerica Inc., a Maryland corporation (the "Purchaser"), Anchor National Life Insurance Company, an Arizona stock life insurance company ("ANLIC"), and First SunAmerica Life Insurance Company, a New York stock life insurance company ("First SunAmerica").

                           W I T N E S S E T H

I.   The Seller.

     A. On July 16, 1991, pursuant to an order of the Superior Court of New Jersey (the "Court"), The Mutual Benefit Life Insurance Company, a New Jersey mutual life insurance company ("Mutual Benefit"), was placed in rehabilitation under the supervision of the New Jersey Commissioner of Insurance (now known as the Commissioner of Banking and Insurance) (the "Commissioner");

     B. Pursuant to the Third Amended and Restated Plan of Rehabilitation of Mutual Benefit, dated January 24, 1994 (as amended, the "Plan"), on May 1, 1994, the Seller assumed and reinsured certain restructured and reaffirmed insurance contracts of Mutual Benefit in consideration for the sale, transfer and assignment to the Seller of substantially all of the assets of Mutual Benefit;

     C.   The Settlement Agreement In The Matter of Mutual
     Benefit Life Insurance Company, approved by the Court on
     January 9, 1997 (the "Settlement Agreement"), resolved certain appeals of and challenges to the Plan;

     D. Pursuant to the Plan, Mutual Benefit transferred all of the Seller's issued and outstanding capital stock to the Stock Trust (the "Stock Trust"), a New Jersey stock trust governed by the Third Amended Stock Trust Agreement, dated April 29, 1994, between Mutual Benefit and the Commissioner (the "Stock Trust Agreement");

     E. The Commissioner is the trustee (the "Trustee") of the Stock Trust and has the power, subject to Court and other approvals, to cause the Seller to dispose of all or substantially all of its assets;

     F. Pursuant to the Settlement Agreement, the Report of the Joint Committee on Allocation, dated July 7, 1997 (the "Joint Allocation Report"), and the Order of the Court Approving Methodology for Allocating and Distributing Policyholder Value Share, dated February 25, 1998, prior to the Closing Date the Seller will seek an order of the Court approving certain amendments to the Plan, described in
     Exhibit I, including modifications to the calculation and payment of the Policy Enhancements, with respect to the annuity and life insurance policies that comprise the Reinsured Policies as described therein.

II. The Acquisition. Upon the terms and subject to the conditions of this Agreement, the Seller wishes to cede, and ANLIC and First SunAmerica wish to assume, the annuity contracts and life policies that comprise the Reinsured Policies and the obligations under the Inward Reinsurance Agreements, and, in connection therewith, the Seller wishes to transfer, and ANLIC and First SunAmerica wish to acquire, certain assets of the Seller used or held for use by the Seller in the conduct of its business of being the issuer of and administering the Reinsured Policies (the "Business"). As of the Closing Date, all Reinsured Policies will be reinsured on an indemnity reinsurance basis by ANLIC pursuant to the Indemnity Reinsurance Agreement. On the New York Assumption Date, the Indemnity Reinsurance Agreement will terminate with respect to the Reinsured Policies held by Residents of New York as of the New York Assumption Date and the Seller will cede and First SunAmerica will assume such Reinsured Policies on an assumption reinsurance basis pursuant to the First SunAmerica Assumption Reinsurance Agreement. On the Assumption Date for each other jurisdiction, the Indemnity Reinsurance Agreement will terminate with respect to the Reinsured Policies held by Residents of such jurisdiction as of such Assumption Date and the Seller will cede and ANLIC will assume such Reinsured Policies on an assumption reinsurance basis pursuant to the ANLIC Assumption Reinsurance Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:


                        1.   SALE AND PURCHASE

1.1  Ceding Commission; Reinsurance Premium; Acquisition of
     Transferred Assets and Assumption of Assumed Liabilities.

     1.1.1 Ceding Commission. The ceding commission for the Reinsured Policies (as adjusted pursuant to the terms hereof, the "Ceding Commission") will be $131,000,000 (the "Base Ceding Commission") less the sum of: (a) the Reserve Liabilities Adjustment Amount; (b) the Outward Reinsurance Adjustment Amount;
     (c) the Policy Enhancements Calculation Adjustment Amount; and
     (d) the Remedy Compromise Adjustment Amount. The calculation of the Ceding Commission as set forth above is not intended to establish the amount, if any, of the "ceding commission" attributable to the Transactions for Tax purposes.

     1.1.2 Reinsurance Premium; Transferred Reserve Assets. The reinsurance premium for the Reinsured Policies (the "Reinsurance Premium") will be an amount equal to the Reserve as of the Closing Date. Subject to the terms and conditions hereof, on the Closing Date the Seller will transfer, convey, sell, assign and deliver to ANLIC and ANLIC will purchase and accept from the Seller, all of the Seller's right, title and interest in and to Transferred Reserve Assets with an aggregate Value as of the Closing Date equal to (a) the Reinsurance Premium, less (b) the Ceding Commission. The Reinsurance Premium and the Ceding Commission, including each adjustment thereto as set forth in
     Section 1.1.1, will be estimated as of the end of the second calendar month preceding the Closing Date or, if the Closing Date is December 31, 1998, as of November 30, 1998 (the "Calculation Date") in accordance with Section 1.2.2, subject to adjustment following the Closing Date in accordance with Section 1.3.

     1.1.3 Changes to Transferred Reserve Assets. The Seller will deliver, in place of any asset listed on Schedule 3 that is a receivable due from an Outward Reinsurer under an Outward Reinsurance Agreement that is not assigned to ANLIC as an Assigned Contract on the Closing Date pursuant to Section 1.1.4, cash or Cash Equivalents that have an aggregate Value as of the Closing Date equal to or greater than the Value reflected in
     Schedule 3 for such receivable. The Seller can, without the prior written consent of the Purchaser, deliver at the Closing, in place of any asset listed on Schedule 3, cash or Cash Equivalents that have an aggregate Value as of the Closing Date equal to or greater than the Value reflected in Schedule 3 for such asset. If the Seller receives any payment with respect to any asset listed in Schedule 3 or sells or otherwise disposes of any such asset on or prior to the Closing Date, the Seller will reinvest such proceeds in cash or Cash Equivalents that have an aggregate Value as of the Closing Date equal to or greater than the Value reflected in Schedule 3 for the asset collected, sold or disposed of by the Seller.

     1.1.4 Other Assets Transferred on the Closing Date. In addition to the Transferred Reserve Assets, on the Closing Date the Seller will transfer, convey, sell, assign and deliver to ANLIC and ANLIC will acquire from the Seller, all of the Seller's right, title and interest in and to the following: (a) the Books and Records, provided, however, that the Seller will maintain the originals of all Books and Records in its possession until the Transition Period Termination Date (at which time all such original Books and Records will be delivered to ANLIC and First SunAmerica, as appropriate) and the Purchaser, ANLIC and First SunAmerica will have access to such original Books and Records in accordance with the terms hereof; and (b) Seller's rights in and all claims arising under the contracts listed on Schedule 4, comprised of (i) each Outward Reinsurance Agreement for which all necessary consents to assignment to ANLIC on the Closing Date (and, if applicable, the subsequent partial assignment by ANLIC to First SunAmerica relating to the New York Reinsured Policies on the New York Assumption Date) have been obtained on or prior to the Closing Date, excluding the Outward Reinsurance Agreements relating to the Policies ceded to Integrity Life Insurance Company, and each Substitute Outward Reinsurance Agreement effective as of the Closing Date; (ii) each Inward Reinsurance Agreement listed on Section 2.14.2 of the Seller's Disclosure Schedule of which the ceding insurer is an Outward Reinsurer of an Outward Reinsurance Agreement assigned to ANLIC pursuant to clause (i) above and for which all necessary consents to effect an assignment to ANLIC on the Closing Date have been obtained on or prior to the Closing Date; and (iii) the Commission Agreements with respect to the Reinsured Life Policies, provided that the Purchaser will not be obligated by virtue of the assignment of such Commission Agreements to appoint the Agents as agents of ANLIC and/or First SunAmerica except as required pursuant to
     Section 5.20 (the agreements listed in clause (b) together with the agreements listed in Section 1.1.5(a) are, collectively, the "Assigned Contracts"). Without limiting the generality of the foregoing, the term "Assigned Contracts" will expressly exclude any administrative services contracts and other obligations with respect to group pension contracts, Fully Administered Qualified Plans or 401(k) Contracts that are not required to be performed by the Seller by the terms of the Reinsured Policies.

     1.1.5     Other Assets Transferred After the Closing Date.

     (a) As promptly as reasonably practical following the date on which, pursuant to Section 5.16: (i) the Seller or the Purchaser obtains all necessary consents to effect an assignment of any Remaining Outward Reinsurance Agreement to ANLIC and First SunAmerica, as applicable (e.g., if such date occurs before the New York Assumption Date and the Remaining Outward Reinsurance Agreement relates to any New York Reinsured Policy, all necessary consents will include consents to an assignment first to ANLIC and then a subsequent partial assignment by ANLIC to First SunAmerica on the New York Assumption Date); or (ii) the date on which the Seller has entered into any Substitute Outward Reinsurance Agreement with respect to a Remaining Outward Reinsurance Agreement, the Seller will transfer, convey, sell, assign and deliver to ANLIC or First SunAmerica, as applicable, and ANLIC or First SunAmerica, as applicable, will acquire from the Seller, all of the Seller's right, title and interest in and to such Remaining Outward Reinsurance Agreement or Substitute Outward Reinsurance Agreement. If, pursuant to Section 1.1.3, the Seller transferred cash or Cash Equivalents on the Closing Date in place of any receivable due from an Outward Reinsurer of a Remaining Outward Reinsurance Agreement listed on Schedule 3, and if the Seller subsequently effects an assignment of such Remaining Outward Reinsurance Agreement pursuant to
     Section 5.16.1 and this Section 1.1.5(a) then, together with the assignment of such Remaining Outward Reinsurance Agreement, the Seller may transfer, convey, sell, assign and deliver to ANLIC and First SunAmerica, as applicable, a receivable in an amount equal to the remainder of (x) (A) the amount due from the Reinsurer as listed on Schedule 3 minus (B) any amounts previously recovered by the Seller, minus (y) (A) any amounts in dispute with respect to such receivable plus (B) any amounts that, pursuant to the normal accounting cycle of the Remaining Outward Reinsurance Agreement, should have been paid prior to the relevant date of transfer. Within five Business Days of transfer of any such receivable, the Purchaser will deliver, or will cause ANLIC or First SunAmerica, as applicable, to deliver, cash or Cash Equivalents with an aggregate Value equal to the Value of the transferred receivable.

     (b) On the Transition Period Termination Date the Seller will transfer, convey, sell, assign and deliver to ANLIC and First SunAmerica, as applicable, and ANLIC and First SunAmerica, as applicable, will acquire from the Seller, all of the Seller's right, title and interest in and to the Agent Debit Balance as of the Transition Period Termination Date. In addition, on the Transition Period Termination Date the Seller will deliver to the location(s) designated by the Purchaser for such delivery the originals of all Books and Records; provided, however, that the Seller will be entitled to keep and maintain copies of all Books and Records from and after the Transition Period Termination Date, and to have access to the originals of the Books and Records in accordance with the terms hereof.

     (c) On the Account Values True-Up Date the Seller will transfer, convey, sell, assign and deliver to ANLIC and First SunAmerica, as applicable, and ANLIC and First SunAmerica, as applicable, will acquire from the Seller, all of the Seller's right, title and interest in and to cash and Cash Equivalents that have an aggregate Value as of the Account Values True-Up Date equal to the Account Values True-Up Amount.

     (d) On the IBNR Settlement Date the Seller will transfer, convey, sell, assign and deliver to ANLIC and First SunAmerica, as applicable, and ANLIC and First SunAmerica, as applicable, will acquire from the Seller, cash and Cash Equivalents that have an aggregate Value as of the IBNR Settlement Date equal to the IBNR Settlement Amount. The assets referred to in Section 1.1.4, this Section 1.1.5, and the Transferred Reserve Assets are, collectively, the "Transferred Assets."

     1.1.6 Assumption of Liabilities; Excluded Liabilities. Upon the terms and subject to the conditions of this Agreement: (a) on the Closing Date ANLIC will reinsure on a 100% coinsurance basis the Insurance Liabilities as of the Closing Date pursuant to the Indemnity Reinsurance Agreement; and (b) on the respective Assumption Dates, ANLIC and First SunAmerica will assume their respective Insurance Liabilities pursuant to the Assumption Reinsurance Agreements; provided, however, that with respect to each Reinstated Policy, ANLIC will reinsure on a 100% coinsurance basis the Insurance Liabilities in respect of such Reinstated Policy for the period, if any, from the Reinstatement Date to the applicable Assumption Date and ANLIC or First SunAmerica, as the case may be, will assume the Insurance Liabilities in respect of such Reinstated Policy as of the later of the Reinstatement Date and the applicable Assumption Date. Other than (a) the Insurance Liabilities as of the Closing Date, the applicable Assumption Date or the applicable Reinstatement Date, as the case may be, and (b) obligations arising under each Assigned Contract on or after the date of transfer thereof, in each case in accordance with the terms thereof (e.g., excluding any liabilities or obligations arising from any breach thereof or default thereunder on or prior to the date of transfer thereof), none of the Purchaser, ANLIC or First SunAmerica is assuming, nor will any of them be deemed to have assumed, any liability or obligation of the Seller or Mutual Benefit, any predecessor of the Seller (including Mutual Benefit), or any Affiliate or Representative of any of them, of any kind or nature, whether absolute, contingent, accrued or otherwise, known or unknown, and whether arising before or after the Closing Date, including: (i) any liability arising under or in connection with any Contract other than the Reinsured Policies; (ii) any liability in respect of the marketing, sale or administration of the Reinsured Policies, the Policies subject to the Inward Reinsurance Agreements or the ownership or use of any Transferred Asset arising or relating to a date that is on or prior to the date of transfer thereof;

     (iii) the Extra Contractual Obligations; (iv) any liability with respect to any Outward Reinsurance Agreement that is not an Assigned Contract, including the Outward Reinsurance Agreement with Integrity Life Insurance Company or arising under the Policies subject to such Outward Reinsurance Agreement; (v) any liability for Commissions accruing with respect to the Reinsured Annuity Contracts or the Reinsured Life Policies (x) prior to the Closing or (y) after the Closing other than pursuant to the express written terms of the relevant Assigned Contract; (vi) any liability for Commissions accruing with respect to the Reinsured Annuity Contracts or the Reinsured Life Policies whether before or after the Closing if arising under agreements or arrangements that are not Assigned Contracts; (vii) any liability under the Reinsured Policies or the Policies subject to the Inward Reinsurance Agreements resulting from the death of a Policyholder prior to the Closing Date that is reported prior to the Transition Period Termination Date; (viii) any liability arising under or in connection with any administrative services contracts or responsibilities with respect to Fully Administered Qualified Plans; and (ix) any liability arising under the Plan or any Rehabilitation Document other than payment of the Policy Enhancements in accordance with the Policy Enhancements Procedures and payment of the Account Values True-Up as expressly contemplated by this Agreement (collectively, the "Excluded Liabilities").

     1.1.7 Transfer and Sales Taxes. Any transfer or sales Tax or other fees or charges imposed by a Governmental Authority upon the transfer, sale or recording of the Transferred Assets will be paid by the Seller.

     1.1.8 Allocation of Ceding Commission and Transferred Reserve Assets. The parties will allocate the Ceding Commission and the Transferred Reserve Assets between the Reinsured Life Policies and the Reinsured Annuity Contracts as of the Closing Date and among the Non New York Reinsured Life Policies, the New York Reinsured Life Policies, the Non New York Reinsured Annuity Contracts and the New York Reinsured Annuity Contracts as of the New York Assumption Date in accordance with procedures described in Schedule 7. The Seller, the Purchaser, ANLIC and First SunAmerica will use such allocation procedures for all Tax and statutory filings and reports.

1.2  Closing; Estimated Closing Statement.

     1.2.1 Place and Time of Closing. The closing of the Transactions (the "Closing") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, as of 12:01 a.m. on the first day of the month immediately following the date on which all of the Closing Conditions have been satisfied unless all of the Closing Conditions have been satisfied during December 1998, in which case the Closing of the Transactions will take place on December 31, 1998, or at such other place and time as the Seller and the Purchaser may mutually agree (the "Closing Date").

     1.2.2 Estimated Closing Date Statement. At least ten days prior to the Closing Date, the Seller will deliver to the Purchaser a statement (the "Estimated Closing Date Statement") of the Seller's good faith estimate as of the Calculation Date of the following: (a) the Reserve (including an updated
     Schedule 5); (b) the Ceding Commission, including each adjustment thereto as set forth in Section 1.1.1; and (c) subject to compliance with Section 1.1.3 and Section 6.4.13, a list of each of the Transferred Reserve Assets to be delivered to the Purchaser at the Closing and the calculation of the Value thereof (including an updated Schedule 3). Except for the calculation of the Policy Enhancements Amount (which will be made in accordance with the terms of this Agreement) and the IBNR Reserve Amount, the calculation of the Reserve and each component thereof, including the Tax reserves, reflected in the Estimated Closing Date Statement will be prepared using the same methodology and assumptions used in preparing the Seller's December 31, 1997 Audited SAP Statements, including the assumptions that the Rehabilitation Period Termination Date will be December 31, 1999 and that the applicable credited rate during the Rehabilitation Period will be calculated as specified in the Settlement Agreement, notwithstanding any actual change thereto as a consequence of the Transactions.

1.3  Post-Closing Adjustment.

     1.3.1 Final Closing Date Statement. No later than 45 days after the Closing Date, the Seller will prepare and deliver to the Purchaser (a) a statement (the "Final Closing Date Statement") that has been reviewed and certified by Coopers & Lybrand L.L.P. and that sets forth the actual amount as of the Closing Date of the following: (i) the Reserve (including an updated Schedule 5) (as may be finally determined in accordance with Section 1.3.2, the "Final Reserve"); (ii) the Ceding Commission, including each adjustment thereto as set forth in
     Section 1.1.1 (as may be finally determined in accordance with Section 1.3.2, the "Final Ceding Commission"); and (iii) a list of each of the Transferred Reserve Assets delivered to the Purchaser at the Closing and a calculation of the Value thereof as of the Closing Date (including an updated Schedule 3) (as may be finally determined in accordance with Section 1.3.2, the "Final Reserve Assets"); (b) a detailed explanation of changes from the Estimated Closing Date Statement; and (c) a copy of all documents used in the preparation of the Final Closing Date Statement and the explanation pursuant to clause (b). The Final Closing Date Statement will be prepared in a manner consistent with the Estimated Closing Date Statement. The fees and other expenses of review and certification of the Final Closing Date Statement by Coopers & Lybrand L.L.P. will be paid by the Seller. The Final Closing Date Statement will be binding on the Purchaser unless the Purchaser delivers to the Seller within 45 days after its receipt of the Final Closing Date Statement from the Seller written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

     1.3.2 Final Determination of Disputes. If the Purchaser and the Seller are unable to resolve any disagreement with respect to the Final Closing Date Statement within 30 days after the Seller receives a timely notice of disagreement, the items of disagreement alone will be referred for final determination to the U.S. national office of KPMG Peat Marwick or, if such firm is unable or unwilling to make such final determination, to such other independent accounting firm as the parties will mutually designate. The firm making such determination is referred to herein as the "Independent Party." The Final Closing Date Statement will be deemed to be binding on the Purchaser and the Seller upon the earliest to occur of: (a) the Purchaser's failure to deliver to the Seller a timely notice of disagreement;
     (b) resolution of any disagreement by mutual written agreement of the parties after a timely notice of disagreement has been delivered to the Seller; or (c) notification by the Independent Party of its final determination of the items of disagreement submitted to it. If the net amount of the payment to be made pursuant to Section 1.3.3 to either the Seller or ANLIC is closer to the amount of such payment calculated on the basis of the Final Closing Date Statement than the amount of such payment calculated on the basis of the Purchaser's notice of disagreement, the fees and disbursements of the Independent Party will be paid by the Purchaser. Otherwise, the fees and disbursements of the Independent Party will be paid by the Seller.

     1.3.3 Adjustments; Payment and Interest. If the amount of the Final Reserve less the Final Ceding Commission is greater than the Value as of the Closing Date of the Final Reserve Assets transferred to ANLIC on the Closing Date, then the Seller will pay the difference to ANLIC. If the amount of the Final Reserve less the Final Ceding Commission is less than the Value as of the

     Closing Date of the Final Reserve Assets transferred to ANLIC on the Closing Date, then the Purchaser will pay (or will cause ANLIC to pay) the difference to the Seller. Payments to be made under this Section 1.3.3 will be made, together with interest thereon from the Closing Date to the date of actual payment at the rate of 6.8% per annum, by wire transfer in cash by the applicable party. Any amounts not subject to dispute pursuant to the Purchaser's notice of disagreement delivered pursuant to
     Section 1.3.1 will be paid by the applicable party within five Business Days of the delivery of such notice of disagreement.
     Any amount subject to dispute will be paid by the applicable party within five Business Days of the final determination of such amounts, whether through application of Section 1.3.1 or 1.3.2.

1.4  Closing Items.  At the Closing, the parties will execute
     (where appropriate) and deliver the agreements and instruments described below, in each case dated as of the Closing Date.

     1.4.1 Assumption Reinsurance Agreements. The Seller and ANLIC on the one hand, and the Seller and First SunAmerica on the other hand, will enter into the ANLIC Assumption Reinsurance Agreement and First SunAmerica Assumption Reinsurance Agreement, respectively, substantially in the forms of Exhibits A-1 and A-2 (collectively, the "Assumption Reinsurance Agreements"), providing, among other things, for the assumption by First SunAmerica of the New York Reinsured Policies as of the New York Assumption Date and the assumption by ANLIC of all other Reinsured Policies as of the applicable Assumption Dates.

     1.4.2 Indemnity Reinsurance Agreement. The Seller and ANLIC will enter into the Indemnity Reinsurance Agreement substantially in the form of Exhibit B (the "Indemnity Reinsurance Agreement"), providing, among other things, for the indemnity reinsurance as of the Closing Date by ANLIC of the Insurance Liabilities under the Reinsured Policies, pending reinsurance of such Reinsured Policies by ANLIC and First SunAmerica on an assumption basis pursuant to the Assumption Reinsurance Agreements.

     1.4.3 Administrative Services Agreement. The Seller and the Purchaser will enter into the Administrative Services Agreement substantially in the form of Exhibit C, providing for the provision by the Purchaser or one or more of its Subsidiaries of certain administrative services to the Seller following the Closing Date with respect to the Reinsured Policies.

     1.4.4 Transition Services Agreement. The Seller and ANLIC will enter into the Transition Services Agreement substantially in the form of Exhibit D, providing for the provision by the Seller of certain transition services to ANLIC from the Closing Date to the Transition Period Termination Date.

     1.4.5 Escrow Agreement. The Seller, the Purchaser, ANLIC and First SunAmerica will enter into the Escrow Agreement substantially in the form of Exhibit E (the "Escrow Agreement"), providing, among other things, for the deposit by the Seller on the Closing Date for satisfaction of Escrow Claims of: (a) the Claims Escrow Amount; (b) the Tax Reserves Indemnity Escrow Amount; (c) the DAC Reduction Escrow Amount or the DAC Election Escrow Amount, as the case may be; (d) if applicable, the Outward Reinsurance Escrow Amount; (e) the COI Adjustment Escrow Amount; and (f) if applicable, the Policy Enhancements Endorsements Escrow Amount.

     1.4.6 Bill of Sale. The Seller will execute and deliver to ANLIC and First SunAmerica a Bill of Sale substantially in the form of Exhibit F providing for the transfer and conveyance of the Transferred Assets.

     1.4.7 Other Deliveries. All other agreements, certificates, opinions and documents required by the terms of this Agreement to be delivered by or on behalf of the parties will be executed and delivered by the relevant Person(s).

          2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

          Except as expressly set forth in the relevant sections of the Seller's Disclosure Schedule, the Seller represents and warrants to the Purchaser as follows:

2.1 Corporate Status of the Seller. The Seller is a stock insurance company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased.

2.2 Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations and to consummate the Transactions. Such execution, delivery, performance and consummation have been (a) duly authorized by its Board of Directors and its sole shareholder, which constitutes all necessary corporate action on the part of the Seller for such authorization, and (b) approved by the Commissioner in her capacity as Liquidator/Rehabilitator of Mutual Benefit. Each of this Agreement and the Ancillary Agreements has been or will have been on or prior to the Closing, as applicable, duly executed and delivered by the Seller and (assuming its due execution and delivery by the Purchaser, ANLIC and/or, First SunAmerica, to the extent a party thereto) constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors of insurance companies and creditors' rights generally and by general principles of equity (whether considered at law or in equity).

2.3  No Conflicts, Consents and Approvals, etc..

     2.3.1 No Conflicts. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Seller, nor the consummation of the Transactions will result in:
     (a) any conflict with, or default under, any of the Organizational Documents of the Seller; (b) any breach or violation of, or default under, any Applicable Law or any condition imposed by any Governmental Authority binding upon Seller or any of its Subsidiaries with respect to the Business, the Reinsured Policies or any Transferred Asset; (c) any breach or violation of, or default under, the Plan or any Rehabilitation Document, or any breach or violation of, or default under any material mortgage, agreement, deed of trust, guaranty, note, bond, lease, indenture or any other instrument relating to or arising in connection with the Business or to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound; (d) the creation or imposition of any Encumbrances on the Transferred Assets; or (e) the breach or violation of any of the terms or conditions of, or a default under, or otherwise cause an impairment or revocation of, any Permit related to the Business, the Reinsured Policies or the Transferred Assets, except for such conflicts, defaults, breaches, violations, conditions or Encumbrances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     2.3.2 Consents. Section 2.3.2 of the Seller's Disclosure Schedule sets forth each consent, approval, exemption or authorization required to be obtained from, notice required to be given to, and filing required to be made with, any Governmental Authority or any other Person by the Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions, or to prevent the termination of any material right, privilege, franchise, Permit or agreement of the Seller or any of its Subsidiaries related to the Business, the Reinsured Policies or any of the Transferred Assets, except filings with, or consents or approvals of, (a) the Court, as specified in
     Section 6.2.3, (b) the Class Four Creditors, as specified in
     Section 6.2.4, (c) the Reinsurers, as specified in
     Section 6.2.5,(d) filings required with respect to the HSR Act, or (e) the Governmental Authorities having responsibility for the regulation of insurance in each jurisdiction in which the Seller holds a certificate of authority to engage in the business of insurance. The Seller will deliver to the Purchaser not later than 30 days prior to the Closing Date an updated Section 2.3.2 of the Seller's Disclosure Schedule setting forth all required filings with and consents or approvals of the Governmental Authorities described in clause (e) above.

2.4 Permits, Licenses, etc.. The Seller is duly licensed to conduct insurance business under the laws of the State of New Jersey and under the laws of each other State of the United States and the District of Columbia in the capacity and subject to the limitations set forth opposite each such jurisdiction on
     Section 2.4 of the Seller's Disclosure Schedule. Such limitations individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The Seller has been duly authorized by all necessary Governmental Authorities to issue the Reinsured Policies and to reinsure the Policies subject to the Inward Reinsurance Agreements in the respective jurisdictions in which they have been issued. The Seller has all Permits necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted, subject, in the case of insurance licenses, to the limitations set forth opposite each jurisdiction on Section 2.4 of the Seller's Disclosure Schedule, and all such Permits are valid and in full force and effect, except where the failure to have such a Permit would not, individually or in the aggregate, result in a Material Adverse Effect. No revocation or non-renewal of such Permits has occurred and, to the knowledge of the Seller, the Seller has not engaged in any activity that would cause revocation or suspension of any such Permits, no Action looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Seller, threatened, and the Seller has not received notice from any Person of any intention to revoke or to refuse renewal of any such Permit, except for such revocations, non-renewals or suspensions that would not, individually or in the aggregate, result in a Material Adverse Effect.

2.5 Compliance with Laws. Neither the Seller nor any of its Subsidiaries is, nor, to the knowledge of the Seller, has any of their Representatives been, in material violation (or with or without notice or lapse of time or both, would be in violation) of any Applicable Law with respect to the Business, the Reinsured Policies or any of the Transferred Assets except any such violation that has been cured, resolved through binding agreements with applicable Governmental Authorities, or barred by applicable statutes of limitations. Neither the Seller nor any of its Subsidiaries has received any written notice of any violation by any of them of any Applicable Law, except for violations that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Seller to perform its obligations under, or to consummate the Transactions.

2.6  Financial Statements.  The Seller has delivered to the
     Purchaser true, correct and complete copies of the financial statements described below.

     2.6.1 Audited GAAP Statements. The audited consolidated balance sheets of the Seller and its Subsidiaries as at December 31, 1996 and December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the periods then ended, together with the notes thereto and the unqualified report of Coopers & Lybrand L.L.P. thereon (the "GAAP Statements");

     2.6.2 Statutory Statements. The annual statements of the Seller, including all notes, exhibits and schedules thereto and any affirmations and certifications filed therewith and the actuarial opinions applicable to the Seller for such years (the "Statutory Statements") as filed with the Department of Banking and Insurance of the State of New Jersey for the years ended December 31, 1996 and December 31, 1997; and

     2.6.3 Audited SAP Statements. The audited statutory-basis balance sheets of the Seller as at December 31, 1996 and December 31, 1997, and the related summaries of operations, statutory-basis statements of income, capital and surplus, and cash flow for the periods then ended, together with the notes thereto and the unqualified report of Coopers & Lybrand L.L.P. thereon (the "Audited SAP Statements;" and together with the Statutory Statements, the "SAP Statements").

     2.6.4 GAAP Representations. The GAAP Statements present fairly, in all material respects, the consolidated financial position of the Seller and its Subsidiaries as at the respective dates thereof and the results of their consolidated income, changes in shareholders' equity and cash flows for the respective periods then ended, in each case, in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the deviations from GAAP disclosed thereon or in the notes thereto.

     2.6.5 SAP Representations. The SAP Statements have been prepared in accordance with accounting practices prescribed or permitted by the Department of Banking and Insurance of the State of New Jersey, and such accounting practices have been applied on a consistent basis throughout the periods indicated, except as expressly set forth or disclosed in the respective notes thereto. The Audited SAP Statements present fairly, in all material respects, the admitted assets, reserves, liabilities, capital and surplus of the Seller as at the respective dates thereof and the results of its operations and its cash flow for the respective periods then ended. The Statutory Statements complied in all material respects with all Applicable Laws when filed, were timely filed with all required Governmental Authorities, and no material deficiency has been asserted or is otherwise known by the Seller with respect to such statements by the Department of Banking and Insurance of the State of New Jersey or any other applicable Governmental Authority.

2.7 Computer Software. Section 2.7 of the Seller's Disclosure Schedule sets forth a listing of all Owned Software and a listing of all Licensed Software (each of which categorizes the Owned Software or the Licensed Software, as applicable, in accordance with their respective uses, including: (a) generating policyholder illustrations; (b) reinsurance administration;
     (c) group and individual annuity administration; (d) life administration; (e) commission payments; and (f) other financial or management reporting). The Seller is the owner of all Owned Software necessary to perform the Seller's obligations under the Transition Services Agreement and has the right under valid licenses to use all Licensed Software necessary to perform the Seller's obligations under the Transition Services Agreement, in each case free and clear of any Encumbrances, except with respect to Licensed Software for royalty or other payment obligations (including any one-time license transfer fees imposed by the licensor). The Owned Software and the Licensed Software constitute all of the computer software programs that are necessary to conduct the Business as presently conducted by the Seller.

2.8 Litigation. To the extent related to the Business, the Reinsured Policies or the Transferred Assets, there are: (a) no outstanding orders, decrees or judgments by or with any

     Governmental Authority before which the Seller or any of its Subsidiaries is or was a party; (b) no material Actions, pending or, to the knowledge of the Seller, threatened or contemplated, either by or against the Seller or any of its Subsidiaries; or
     (c) to the knowledge of the Seller, no events, facts or circumstances that have arisen or occurred (other than the routine claims for benefits under insurance policies and annuities in force, not including any claims for consequential or punitive damages) that would reasonably be expected to result in the commencement of any material Action against the Seller or any of its Subsidiaries. Section 2.8 of the Seller's Disclosure Schedule, as to each Action disclosed therein, describes the parties, the nature of the proceeding, the date and method commenced, and the amount of damages (if known) or other relief sought, and if applicable, paid or granted.

2.9 Regulatory Filings. The Seller has made available for inspection by the Purchaser all material registrations, filings and submissions made by the Seller or any of its Subsidiaries with any Governmental Authority and final financial, market conduct and other reports of examinations with respect to the Seller or any of its Subsidiaries issued by any such Governmental Authority along with Seller's or the Subsidiary's responses thereto to the extent that such registrations, filings, submissions and reports (a) were made or issued on or subsequent to December 31, 1996 and (b) relate to the Business, the Reinsured Policies or the Transferred Assets. The Seller and its Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions (including any sales, marketing or advertising material) required to be filed by any of them with any Governmental Authority to the extent they relate to the Business, the Reinsured Policies or the Transferred Assets. All such reports, statements, registrations, filings and submissions were in compliance in all material respects with Applicable Laws when filed or as amended or supplemented. No material deficiencies have been asserted by any such Governmental Authority with respect to such registrations, filings or submissions that have not been cured to the satisfaction of such Governmental Authority. Since December 31, 1996, neither the Seller nor any of its Subsidiaries has submitted any written response with respect to material comments from any Governmental Authority concerning such reports, statements, registrations, filings, submissions or reports of examinations. Since
     December 31, 1996, no fine or penalty has been imposed on the Seller or any of its Subsidiaries with respect to the Business, the Reinsured Policies or the Transferred Assets. No deposits have been made by the Seller or any of its Subsidiaries with, or at the direction of, any Governmental Authority with respect to the Business or the Reinsured Policies that are not shown on the most recent GAAP Statements of the Seller.

2.10 Tax Matters.

     2.10.1 Tax Treatment of Reinsured Policies. None of the Reinsured Policies fails to meet the requirements under the Code that must be met in order for the Policyholder thereof to receive treatment under the Code that is no less favorable than the treatment that was (a) represented would be received by the Policyholder or any beneficiary thereof in materials provided to the Policyholder or any such beneficiary by the Seller, Mutual Benefit or any of their respective Affiliates or Representatives at any time prior to the Closing Date with respect to the Reinsured Policy or the predecessor policy issued by Mutual Benefit, or (b) customary for that type of Policy when issued.

     2.10.2 Tax Reserves. The Seller's tax reserves for the Reinsured Policies as reflected in the Seller's federal income tax return for the fiscal year ended December 31, 1996 have been properly calculated under the Code, and such tax reserves have been maintained since such date in accordance with all applicable requirements of the Code.

     2.10.3 Tax Impact on Policyholders. The crediting to the Account Value of an Eligible Policy of the Policy Enhancement as expressly contemplated by this Agreement will, under the Code, other Applicable Law and official administrative or controlling judicial interpretations thereof as currently in effect, be treated with respect to each Policyholder as a deferred amount that is not includable in income for federal income tax purposes unless or until an amount with respect to the Policy Enhancements is actually received in cash by such Policyholder, its designee, or the beneficiary of an Eligible Policy; provided, that this representation will not apply with respect to funding agreements or annuity contracts described in Section 72(u) of the Code where interest or dividends are credited to the Account Value in the ordinary course of business (without regard to the Transactions) and are includable in taxable income when credited or ratably over the term of the Contract; and provided, further, that to the extent that the Purchaser and its Affiliates do not comply with the requirements of Section 5.23 and such failure causes this representation to be false, the Purchaser will not be entitled to assert a claim against the Seller for breach of this representation.

2.11 Absence of Changes. Except as expressly contemplated or required by this Agreement, since December 31, 1997 the Seller has conducted the Business only in the ordinary course (taking into account the restrictions imposed on the Seller pursuant to the Plan) consistent with past practice and there has not occurred or arisen any transaction, commitment, dispute, damage, destruction, loss or other event or condition of any character (whether or not in the ordinary course of business), individually or in the aggregate having, or that would reasonably be expected to have, a Material Adverse Effect, and neither the Seller nor any of its Subsidiaries has with respect to the Business, the Reinsured Policies or the Transferred Assets:

     (a) subjected, or permitted to exist with respect to, any of the Transferred Assets (whether tangible or intangible) to any material Encumbrance;

     (b) amended, terminated, cancelled or compromised any material claims of the Seller or any of its Subsidiaries or waived any other rights of substantial value to the Seller or any of its Subsidiaries;

     (c) made any material change in the customary methods of operation of the Seller or any of its Subsidiaries, including any of their respective purchasing, marketing, selling, underwriting, pricing, actuarial or investment practices or policies, or made any change in any of their respective financial, Tax or accounting practices or policies, or in any assumption underlying such a practice or policy, in either case including any basis for calculating Reserve Liabilities or establishing reserves contained in the GAAP Statements or the SAP Statements (including the excess interest reserve) or any depreciation or amortization policies or rates other than as required by a change in GAAP, SAP or Applicable Law;

     (d) taken any action to forfeit, abandon, modify, waive, terminate or otherwise change any of its Permits, or any insurance policies under which the Seller is an insured, or allowed such Permits or insurance policies to lapse or terminate except (i) as may have been required in order to comply with Applicable Law, or (ii) as may have been contemplated by this Agreement;

     (e) amended any Reinsured Policies or issued or sold new policies in the categories of the Reinsured Policies, or amended existing Reinsured Policies, except to the extent required to comply with the terms of the Reinsured Policies or Applicable Law and disclosed in Section 2.11 of the Seller's Disclosure
     Schedule;

     (f) abandoned or permitted to lapse any Owned Software or Licensed Software necessary for the Seller to perform its obligations under the Transition Services Agreement;

     (g) terminated or amended any Outward Reinsurance Agreement or Inward Reinsurance Agreement, or entered into as ceding or assuming insurer any reinsurance, coinsurance or other similar agreement or any trust agreement or security agreement related thereto, other than renewals of the Outward Reinsurance Agreements and the Inward Reinsurance Agreements on substantially the same terms and in the ordinary course of business; or

     (h) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.11, or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 2.11, except as expressly contemplated by this Agreement.

2.12 Reinsured Policies.

     2.12.1    Forms.

     (a) Attached hereto are the following schedules, listing and describing the forms of all Reinsured Policies, including all endorsements, Benefit Plans and Qualified Contracts, utilized for all Reinsured Policies in effect on May 31, 1998: Schedule 1-A (All Reinsured Life Policies); Schedule 2-A (All Reinsured Annuity Contracts); Schedule 1-B (Non New York Reinsured Life Policies); Schedule 1-C (New York Reinsured Life Policies);
     Schedule 2-B (Non New York Reinsured Annuity Contracts); and
     Schedule 2-C (New York Reinsured Annuity Contracts).

     (b)  The Seller has delivered to the Purchaser supplements to
     Schedule 1-A and Schedule 2-A listing each Policy comprising the Reinsured Policies (i) in effect on March 31, 1998, and (ii) in effect on June 30, 1998. Such supplements set forth with respect to each such Policy the following information: policy number, Policyholder name (both the owner and the insured) and Resident jurisdiction, policy form, plan code, Account Balance or statutory reserve for those Policies that do not have Account Balances (e.g., Contracts in Pay Status) and face amount, if applicable, except that the supplements as of March 31, 1998 do not set forth Policyholder name or policy form information.

     (c) All Reinsured Policies in effect on the Closing Date or the New York Assumption Date, as applicable, will be set forth, together with (i) updated information in each category described in the supplements described in paragraph (b) above; (ii) for each Policy listed in an updated Schedule 1-A, Schedule 1-B,
     Schedule 1-C, Schedule 2-A, Schedule 2-B and Schedule 2-C, a calculation for each such Policy of the Reserves Liabilities associated with such Policy, where applicable, or for those Policies in which Reserve Liabilities are only calculated in the aggregate, a calculation of the aggregate Reserve Liabilities associated with such Policies; and (iii) for each Policy listed in an updated Schedule 1-A, Schedule 1-B and Schedule 1-C, a recalculation as of the Closing Date for each such Policy of the seven pay test in accordance with Section 7702A of the Code. The Seller will deliver to the Purchaser such updated schedules not later than 30 days following each of the Closing Date and the New York Assumption Date.

     2.12.2    Life Policies.  The Reinsured Life Policies listed on
     Schedule 1-A and the supplements thereto include all Contracts that are life insurance policies (other than the Contracts ceded to Integrity Life Insurance Company) in effect on March 31, 1998, May 31, 1998 or June 30, 1998, as applicable. The Non New York Reinsured Life Policies listed on Schedule 1-B and the supplements thereto include all Contracts that are life insurance policies (other than the Contracts ceded to Integrity Life Insurance Company) and are in effect on March 31, 1998, May 31,

     1998 or June 30, 1998, as applicable, issued to Policyholders Resident as of such date in jurisdictions other than New York, and the New York Reinsured Life policies listed on Schedule 1-C and the supplements thereto include all Contracts that are life insurance policies (other than the Contracts ceded to Integrity Life Insurance Company) and are in effect on March 31, 1998,
     May 31, 1998 or June 30, 1998, as applicable, issued to Policyholders Resident as of such date in New York. The Reinsured Life Policies listed on the updated Schedule 1-A, the Non New York Reinsured Life Policies listed on the updated
     Schedule 1-B and the New York Reinsured Life Policies listed on the updated Schedule 1-C, each as delivered by the Seller following each of the Closing Date and the New York Assumption Date as provided in Section 2.12.1(c), will include all Contracts that are life insurance policies (other than the Contracts ceded to Integrity Life Insurance Company) and are in effect on the Closing Date and the New York Assumption Date, respectively, issued to all Policyholders or to Policyholders Resident as of the applicable date in the specified jurisdictions, and will include updated information in each category set forth in
     Section 2.12.1(b) and all additional information required pursuant to Section 2.12.1(c).

     2.12.3 Annuity Contracts. The Reinsured Annuity Contracts listed on Schedule 2-A and the supplements thereto include all Covered Accumulation Contracts and Contracts in Pay Status (other than the Excluded Annuity Contracts) in effect on March 31, 1998, May 31, 1998 or June 30, 1998, as applicable. The Non New York Reinsured Annuity Contracts listed on Schedule 2-B and the supplements thereto include all Covered Accumulation Contracts and Contracts in Pay Status (other than the Excluded Annuity Contracts) in effect on March 31, 1998, May 31, 1998 or June 30, 1998, as applicable, issued to Policyholders Resident as of such date in jurisdictions other than New York. The New York Reinsured Annuity Contracts listed on Schedule 2-C and the supplements thereto include all Covered Accumulation Contracts and Contracts in Pay Status (other than Excluded Annuity Contracts) in effect on March 31, 1998, May 31, 1998 or June 30, 1998, as applicable, issued to Policyholders Resident as of such date in New York. The Reinsured Annuity Contracts listed on the updated Schedule 2-A, the Non New York Reinsured Annuity Contracts listed on the updated Schedule 2-B and the New York Reinsured Annuity Contracts listed on the updated Schedule 2-C, each as delivered by the Seller following each of the Closing Date and the New York Assumption Date as provided in
     Section 2.12.1(c), will include all Covered Accumulation Contracts and Contracts in Pay Status (other than Excluded Annuity Contracts) in effect on the Closing Date and the New York Assumption Date, respectively, issued to all Policyholders or to Policyholders Resident as of the applicable dates in the specified jurisdictions, and will include updated information in each category set forth in Section 2.12.1(b) and all additional information required pursuant to Section 2.12.1(c).

     2.12.4    Compliance with Law.

     (a) All of the Reinsured Policies currently in effect or that the Seller has a current contractual obligation to issue are, to the extent required under Applicable Laws, on forms approved by applicable Governmental Authorities of the jurisdiction where issued or have been filed with and not objected to by such Governmental Authorities within the period provided for objection, and such forms comply in all material respects with Applicable Laws.

     (b) All policy applications in respect of Reinsured Policies required to be filed with or approved by applicable Governmental Authorities under Applicable Laws have been so filed or approved.

     (c) All rated and other elements, including Cost of Insurance and premium rates, with respect to Reinsured Policies required to be filed with or approved by applicable Governmental Authorities under Applicable Laws have been so filed or approved and premiums charged conform thereto.

     (d) No material deficiencies have been asserted by any Governmental Authority with respect to any filings referenced in paragraphs (a), (b) or (c) above that have not been cured or otherwise resolved to the satisfaction of such Governmental
     Authority.

     (e) None of the Reinsured Policies is a "security" requiring registration under federal securities laws.

     (f) The Seller has timely provided to all relevant Policyholders all annual statements and other material reports, in either case to the extent required by the terms of the Reinsured Policies or Applicable Laws.

     (g) Each Reinsured Policy used as a funding vehicle or otherwise in connection with a Tax Deferred Annuity Arrangement satisfies and has satisfied all requirements under the Code and Applicable Law for it to be so used, and there is no obligation based on Applicable Law to amend or endorse any such Reinsured Policy so as to maintain such status. Except for conflicts arising solely due to modifications of any such Reinsured Policy by the Plan (all of which are disclosed in Section 2.12.4(g) of the Seller's Disclosure Schedule), to the knowledge of the Seller no such Reinsured Policy which is an ERISA Plan is in conflict with, or provides any participant with any right that is in conflict with, the provisions of ERISA or the applicable provisions of the ERISA Plan. To the knowledge of the Seller, no rights granted or provision in any Reinsured Policy violates the Code, ERISA or any other Applicable Law.

     (h) No non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or, to the Seller's knowledge, is reasonably expected to occur with respect to any Reinsured Policy that involved any action or inaction by the Seller.

     2.12.5    Policies in Effect.

     (a) All of the Reinsured Policies are (i) in full force and effect, (ii) legal, valid and binding obligations of the Seller, and, to the knowledge of the Seller, of the other parties thereto, and (iii) enforceable against the Seller, and, to the knowledge of the Seller, the other parties thereto, in each case in accordance with their respective terms.

     (b) The Transactions will not affect the legality, validity or binding character of any Reinsured Policy.

     2.12.6    Sales Practices.

     (a) Each Reinsured Policy complies with all Applicable Laws and each Reinsured Policy has been offered, sold and administered in accordance with its terms and in compliance with all Applicable Laws (it being understood that, without limiting the definition of Excluded Liabilities or any other provision of this Agreement, no representation is made in this Section 2.12.6(a) as to the Policies issued by Mutual Benefit previously held by Policyholders who received Restructured Contracts pursuant to the
     Plan). All policy illustrations authorized or provided by the Seller or, to knowledge of the Seller, authorized or provided by any other Person, to Policyholders comply with the requirements of all Applicable Laws as in effect at such time and, if and to the extent applicable, (i) the requirements of Section 10(c) of the NAIC Life Illustration Model Regulation, and (ii) the illustration actuarial standards of the American Academy of Actuaries.

     (b) The Seller has no liabilities of any kind or nature arising from or relating to the conduct or practices of Mutual Benefit, its Affiliates or Representatives with respect to Policies issued or offered by Mutual Benefit.

     2.12.7 Payment of Policy Benefits. All benefits payable by the Seller and, to the knowledge of the Seller, by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar contract with the Seller, with respect to the Reinsured Policies and the Policies subject to the Inward Reinsurance Agreements have been paid in accordance with the terms of the Reinsured Policy under which they arose, except for such benefits for which there is, in the reasonable opinion of the Seller, a reasonable basis to contest and all such contested benefits have been disclosed in Section 2.12.7 of the Seller's Disclosure Schedule.

     2.12.8 No Other Distributions. No Reinsured Policy or Policy subject to an Inward Reinsurance Agreement issued, reinsured, or underwritten by the Seller entitles the Policyholder or any other Person to receive dividends, distributions, or other benefits based on the revenues or earnings of the Seller or any other Person.

     2.12.9 Underwriting Standards. The underwriting standards utilized and ratings applied by the Seller with respect to the Reinsured Policies and the Policies subject to the Inward Reinsurance Agreements conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar contracts.

     2.12.10 Financial Status of Reinsurers. The Seller has not received any non-public information that would cause it to believe that there is or may reasonably be expected to be any material impairment of or adverse trend with respect to the financial condition of any reinsurer under any Outward Reinsurance Agreement or insurer under any Inward Reinsurance Agreement, in either case if such agreement is included in the Assigned Contracts.

     2.12.11 No Waivers. The Seller has not waived any defenses or Actions that would have been available to it under the Reinsured Policies or the Policies subject to the Inward Reinsurance Agreements that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the applicable Policies on or after the Closing Date.

     2.12.12   Consistent with Books and Records.  All of the
     Reinsured Policies are consistent with the Books and Records and any amendments, riders, or other modifications to the Reinsured Policies are fairly and accurately reflected in the Books and Records.

     2.12.13 Guaranty Fund Assessments. The Seller has not received at any time since December 31, 1997 any written notice of any assessments imposed or to be imposed on the Seller by any Governmental Authority or other Person administering any insurance guaranty fund or association in any jurisdiction with respect to the Reinsured Policies that is unpaid or will be unpaid after 30 days following receipt of such notice.
     Section 2.12.13 of the Seller's Disclosure Schedule sets forth the amounts of all unpaid assessments.

     2.12.14 Cost of Insurance and Interest Rates. The Seller is in compliance with all contract provisions and Applicable Laws relating to Cost of Insurance rates and credited interest rates with respect to the Reinsured Policies.

     2.12.15 Taxable Basis. The Seller's administration systems and/or the Books and Records (in a reasonably identifiable location, arranged in an orderly fashion) contain accurate information regarding the taxable basis of each Reinsured Policy.

     2.12.16   Lists of Group Pension Customers.

     (a) The Seller has delivered to the Purchaser a true and complete list, as of March 31, 1998, of each of the following:

          (i) (A) the name of each Group Pension Customer; (B) whether the assets held on behalf of such Group Pension Customer in the Group Pension Accounts are held for a Qualified Plan, a Tax Deferred Annuity Arrangement or an Other Plan; (C) in the case of a Qualified Plan, whether such Qualified Plan is a Fully Administered Qualified Plan; (D) with regard to each Tax Deferred Annuity Arrangement or Other Plan, whether such plan is an ERISA Plan; (E) the dollar amount of assets held by the Seller on behalf of each Benefit Plan or Qualified Contract of such Group Pension Customer in each of the Group Pension Accounts;
          (F) whether the Group Pension Customer has an individual or a group annuity contract with the Seller; (G) where the Seller performs recordkeeping by participant, the number of lives that are covered by the Seller on behalf of each Benefit Plan or Qualified Contract of the Group Pension Customer; (H) in the case of each group annuity contract, whether or not the Group Pension Customer has an allocated contract for which recordkeeping by the Seller is done separately for each participant covered by such contract; and (I) whether or not such Group Pension Customer is making ongoing contributions to the Seller; and

         (ii) an aggregation, by type of product, of the data which sets forth the dollar amount of assets held by the Seller on behalf of such Group Pension Customer in each of the Group Pension Accounts, and, where the Seller performs recordkeeping by participant, the number of lives which are covered by the Seller on behalf of such Group Pension Customer in each of the Group Pension Accounts.

     (b) The Seller has delivered to the Purchaser a true and complete list of each of the following, with respect to each Group Pension Customer: (i) all fees or other amounts MBL has collected for administrative services performed during 1997 for such Group Pension Customer and, to the extent paid in advance, the amount allocable to future services to be performed; (ii) all Group Pension Customers who are making ongoing new contributions to plans with the Seller; (iii) the amount of such ongoing contributions (excluding loan repayments) by Group Pension Customers during 1997; (iv) all active life insurance contracts that the Seller has with a Group Pension Customer, under a Benefit Plan, along with the scheduled premium on each; and
     (v) all outstanding loans as of March 31, 1998 under the Tax Deferred Annuity Arrangements and Fully Administered Qualified Plans, including the amount of such loan, whether or not it is current and whether or not it has been treated as in default for tax reporting purposes.

     2.12.17   Contracts and Administrative Procedures of Group
     Pension Business; Group Pension Accounts; Reaffirmed Other
     Contracts.

     (a) The Books and Records contain, in a reasonably identifiable location, arranged in an orderly fashion, a true and complete copy of: (i) each contract and each document or written communication that establishes (and a written summary of any oral communications or practices that establish) an agreement, arrangement, or understanding or practice (including internal memoranda or administrative manuals), with respect to any administrative or other services that the Seller provides or has provided in the calendar years of 1994 through 1997, inclusive, or under which the Seller has any responsibility relating to, or covering its Group Pension Business; and (ii) any other contract or agreement, including plans of operation for its separate accounts and obligations of indemnification from claims, damages or other matters relating to the Group Pension Business.

     (b)  All of the assets held on behalf of the customers in the

     Group Pension Accounts are held only under the following types of contracts or accounts: Covered Contracts, Wrapped Contracts, Combination Contracts, New Money Accumulation Contracts, pooled separate accounts, (including Variable Annuities) or are held by Persons other than the Seller in mutual funds. True and complete copies of all organizational and operational documents, governmental filings, agreements with state insurance guarantee corporations or other insurance companies, prospectuses, disclosure statements and similar documentation with regard to the foregoing are contained in the Seller's Books and Records.

     2.12.18   Documents Relating to Fully Administered Qualified
     Plans.

     (a) With respect to each Fully Administered Qualified Plan for which the Seller provides administrative or other services currently or as of the Closing Date, the Books and Records contain, in a reasonably identifiable location, arranged in an orderly fashion, true and complete copies, if applicable, of:
     (i) the documents embodying or relating to such Fully Qualified Administered Plan, including the Fully Qualified Administered Plan document(s) (past and present), the adoption agreements, all amendments thereto, the related trust or funding agreements, investment management agreements, administrative service contracts, insurance contracts, the current summary plan description and any summary of mutual modification since such summary plan description was distributed and, to the extent in the Seller's possession or control, all previous summary plan descriptions, summaries of material modifications, and material communications(s) to participants; (ii) the latest annual report, and all Schedule A's, and, to the extent in the Seller's possession or control, any prior annual reports; and (iii) each communication received since July 16, 1991 by the Seller or Mutual Benefit, or by the customer of which the Seller has a copy, from the IRS, the U.S. Department of Labor ("DOL"), or any other Governmental Authority, including an opinion letter from the IRS for each prototype plan, the two most recent applications for an opinion letter from the IRS submitted by the Seller or Mutual Benefit, the most recent application for a determination letter submitted to the IRS, and the most recent determination letter received from the IRS. None of the Fully Administered Qualified Plans is subject to regulation under foreign law or is a "multiemployer plan" (within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

     (b) Each Fully Administered Qualified Plan for which the Seller provides administrative or other services currently or as of the Closing Date has been amended to comply with, and has received a current determination letter (except in the case of a standardized prototype plan) from the IRS to the effect that such Fully Administered Qualified Plan is qualified under,
     Section 401(a) of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under
     Section 501(a) of the Code or a current opinion letter from the IRS in the case of a plan that is a prototype plan to the effect that the form of the Plan and trust maintained pursuant thereto satisfy the requirements of Sections 401(a) and 501(a) of the Code. None of such amendments, opinion or letters is required to cover amendments required by the Small Business Job Protection Act of 1996 or the Taxpayer Relief Act of 1997.

     2.12.19 No Excluded Policies. The Reinsured Policies do not include any Excluded Policy.

     2.12.20 Account Values True-Up. The Seller's calculation of the Account Values True-Up for each Reinsured Policy will, when delivered: (a) be correct and complete, (b) be calculated in accordance with the requirements of the Plan and the applicable Rehabilitation Documents, and (c) for each Reinsured Policy represent the maximum liability in respect thereof.

     2.12.21   Eligible Policies. The only Policies eligible for

     Policy Enhancements pursuant to the Plan and the Rehabilitation Documents are the Eligible Policies.

     2.12.22 MEC's. The Seller has delivered to the Purchaser a correct and complete list as of May 31, 1998 of each Reinsured Life Policy that may, in the absence of the Grandfathering Ruling, be deemed to be a MEC as a result of the consummation of the Transactions either (a) if the policyholder of such Policy makes annual premium payments in an amount equal to or greater than the average annual premium payment made with respect to such Policy during the four year period ending May 31, 1998, or (b) if the policyholder of such Policy makes annual premium payments in an amount equal to or greater than the premium payments made with respect to such Policy in 1997.

2.13 Reserves. Section 2.13 of the Seller's Disclosure Schedule sets forth in detail the components of the Reserve. All reserves and other liabilities of the Seller with respect to the Reinsured Policies and the Policies subject to the Inward Reinsurance Agreements as established or reflected, and all other provisions made for policy and contract claims with respect to the Reinsured Policies and the Policies subject to the Inward Reinsurance Agreements (excluding the Policy Enhancements Amount, collectively, "Reserve Liabilities") in the Statutory Statements have been determined in accordance with accounting practices prescribed or permitted by the Department of Banking and Insurance of the State of New Jersey (except as set forth therein) and GAAS using prescribed morbidity and mortality tables and interest rates that are in accordance with the nature of the benefits specified in the related Reinsured Policy or the relevant Policy subject to an Inward Reinsurance Agreement. Except with respect to the Seller's IBNR reserve in contemplation of the IBNR Settlement Amount and the Policy Enhancements Amount, each as expressly contemplated by this Agreement, no insurance reserving practice or policy of the Seller and its Subsidiaries with respect to the Business has changed, in any material respect, since December 31, 1996, and the results of the application of such practices and policies are reflected in the Statutory Statements and are at least as great as the minimum aggregate amounts required for the conduct of the Business in each other jurisdiction in which the Reinsured Policies and the Policies subject to the Inward Reinsurance Agreements have been issued. Without limiting the foregoing, to the knowledge of the Seller, the Seller has made adequate provision for all Reserve Liabilities to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities under all Reinsured Policies. Reserve Liabilities with respect to the Restructured Life Contracts are at least as great as those that would be calculated by applying the CRVM Method to such Policies. The Seller owns cash, Cash Equivalents and Investment Grade Securities that qualify as legal reserve assets under Applicable Laws in an aggregate amount at least equal to the amount of all such Reserve Liabilities less the amount of principal and accrued interest on Reinsured Policy loans. All reserves and accrued liabilities for estimated losses, settlements, costs and expenses from pending Actions included in each Statutory Statement were determined in accordance with SAP and Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

2.14 Reinsurance Agreements.

     2.14.1 Outward Reinsurance Agreements. Section 2.14.1 of the Seller's Disclosure Schedule lists all written Outward Reinsurance Agreements and a description or term sheet with all material terms of any oral Outward Reinsurance Agreements pursuant to which the Seller cedes or retrocedes or has any obligation to cede or retrocede risks assumed under the Reinsured Policies and all Reinsured Policies that are subject to such Outward Reinsurance Agreements. All Outward Reinsurance
     Agreements: (a) are legal, valid, binding and in full force and effect; (b) are enforceable against the Seller, and, to the Seller's knowledge, each other party thereto, in accordance with their respective terms; (c) conform in all material respects to all Applicable Laws; and (d) reinsure Reinstated Policies in accordance with the Seller's customary reinstatement practices and the terms of the relevant Policies. No Outward Reinsurance Agreement will cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under any such Outward Reinsurance Agreement. Each Outward Reinsurance Agreement is assignable to ANLIC on the Closing Date, and may be partially assigned by ANLIC to First SunAmerica with respect to the New York Reinsured Polices on the New York Assumption Date, on terms identical to those currently in effect. Neither the Seller, nor, to the knowledge of the Seller, any other party thereto, is in default of any provision of any Outward Reinsurance Agreement. The Seller has previously furnished or made available to the Purchaser true, correct and complete copies of each Outward Reinsurance Agreement.

     2.14.2 Inward Reinsurance Agreements. Section 2.14.2 of the Seller's Disclosure Schedule lists all Inward Reinsurance Agreements pursuant to which the Seller reinsures or assumes or has any obligation to reinsure or assume risks of Policies issued or retroceded by reinsurers under the Outward Reinsurance Agreements. All Inward Reinsurance Policies are: (a) legal, valid, binding and in full force and effect; (b) enforceable against the Seller, and, to the Seller's knowledge, each other party thereto, in accordance with their respective terms; and
     (c) conform in all material respects to all Applicable Laws. No Inward Reinsurance Agreement will cease to be in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under any such Inward Reinsurance Agreement. Each Inward Reinsurance Agreement is assignable to ANLIC on the Closing Date on terms identical to those currently in effect. Neither the Seller nor, to the knowledge of the Seller, any other party thereto, is in default of any provision of any Inward Reinsurance Agreement. The Seller has previously furnished or made available to the Purchaser, true, correct and complete copies of all Inward Reinsurance Agreements.

2.15 Brokers. All negotiations relating to this Agreement and the Transactions have been carried out without the intervention of any Person acting on behalf of the Seller in such a manner as to give rise to any valid claim against the Purchaser or the Seller for any brokerage, finder's or financial advisor's commission, fee or similar compensation, except for Goldman, Sachs & Co., whose fees in respect hereof will be paid by the Seller.

2.16 Severance Plan. The Seller's severance and retention plan as in effect on the date hereof (the "Severance Plan") is consistent in all material respects with the summary thereof that the Seller delivered to the Purchaser on June 26, 1998.

2.17 Absence of Undisclosed Liabilities. Neither the Seller nor any of its Subsidiaries has incurred or is subject to any material liabilities with respect to the Business, the Reinsured Policies or the Transferred Assets (including obligations or liabilities arising from policyholder claims or guaranty fund assessments), and, to the knowledge of the Seller, the Seller has not incurred and is not subject to any other material liabilities, of any kind or nature, whether absolute, accrued, contingent or otherwise, that are required by GAAP or SAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto), except for: (a) liabilities reflected or reserved against in the GAAP Statements, the Statutory Statements or the Audited SAP Statements in accordance with the standards of disclosure applicable thereto; (b) liabilities incurred since the date of the most recent such statement in the ordinary course of business; (c) liabilities reflected in Section 2.17 of the Seller's Disclosure Schedule (and quantified by reference therein); and (d) liabilities arising after the date hereof for which separate reserves will be established on or prior to the Closing Date in addition to those reserves and other holdbacks referenced in the financial data previously provided by the Seller to the Purchaser.

2.18 Transferred Assets. The Seller has legal and beneficial ownership of, and good and marketable title to, all of the Transferred Assets free and clear of all Encumbrances. All of the Transferred Reserve Assets qualify as legal reserve assets and admitted assets under Applicable Laws, including the insurance laws of the states of New Jersey, New York and Arizona, and meet the requirements of the Plan for assets comprising the Reserve. All Transferred Reserve Assets are, and will be when transferred to the Purchaser, either cash, Cash Equivalents, Investment Grade Securities, policy loans or amounts due from Outward Reinsurers or other receivables in respect of the Reinsured Policies and are, in each case, listed on Schedule 3, with such changes thereto as are required or permitted by
     Section 1.1.3. None of the Investment Grade Securities is, or will be when transferred to the Purchaser, in default.

2.19 Books and Records. The Books and Records are complete and accurate in all material respects, and have been maintained in accordance with all Applicable Laws and with good business and bookkeeping practices.

2.20 Threats of Cancellation. Since December 31, 1997, through the date of this Agreement, no Policyholder, group of Policyholders, or Persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such Policyholder, group or Person, respectively, accounted for (a) five percent (5%) or more of the annual premium (as determined in accordance with SAP) or (b) one percent (1%) of reserves of the Seller relating to the Reinsured Policies, in each case at or for the twelve month period then ended, has terminated or, to the knowledge of the Seller, given notice that it intends to terminate its relationship with the Seller.

2.21 Rehabilitation Plan.

     2.21.1 List of Rehabilitation Documents. The Plan (as amended, modified or supplemented to date) and all agreements entered into in connection with the Plan, together with all exhibits, schedules, attachments and amendments thereto, including the Rehabilitation Agreement and Settlement Agreement (collectively, the "Rehabilitation Documents") are listed on
     Section 2.21.1 of the Seller's Disclosure Schedule. The Seller has delivered or made available to the Purchaser true, correct and complete copies of all of the Rehabilitation Documents.

     2.21.2 Approval; Compliance. The Plan and each of the Rehabilitation Documents have been approved by all necessary Governmental Authorities, are in full force and effect and are legal, valid and binding on the Seller or its Subsidiaries, as applicable, and are enforceable in accordance with their respective terms. The Seller is in compliance with all provisions of the Plan and all Rehabilitation Documents. The Seller has no knowledge of any default by any other party of any of such other party's obligations under the Plan or any Rehabilitation Document.

     2.21.3 No Actions. There is no Action pending or, to the knowledge of the Seller, threatened, arising out of, relating to or based upon the Plan or any Rehabilitation Document that relates to the Business, the Reinsured Policies or the Transferred Assets or that would otherwise reasonably be expected to have a Material Adverse Effect.

2.22 Assigned Contracts. Each of the Assigned Contracts is legal, valid, binding and enforceable against the Seller in accordance with its terms and, to the knowledge of the Seller, each other party thereto, in full force and effect according to its terms, and is freely assignable to ANLIC on the Closing Date and, if applicable, may be partially assigned by ANLIC to First SunAmerica with respect to the New York Reinsured Policies on the New York Assumption Date pursuant to this Agreement and the relevant Ancillary Agreements without notice to or consent of any Person. The Seller is not in default, nor, to the knowledge of the Seller, is any other party to any Assigned Contract in default, in any material respect under any Assigned Contract.

2.23 Agreements Relating to Payment of Commissions.

     2.23.1 Forms of Commission Agreements. Each of the Commission Agreements is in one of the forms attached as Section 2.23.1 of the Seller's Disclosure Schedule and is consistent with the Books and Records concerning such Commission Agreements. Other than the Commission Agreements listed on Section 2.23.1 of the Seller's Disclosure Schedule, there are no agreements or arrangements pursuant to which Commissions are or may be payable with respect to the Reinsured Policies. The Seller has duly performed all of the terms, conditions, covenants and warranties of the Commission Agreements required of it, including the payment of all Commissions, and to the knowledge of the Seller, all other parties to the Commission Agreements have duly performed all of the terms, conditions, covenants and warranties of the Commission Agreements required on their part.

     2.23.2 Insurance Agents. Section 2.23.2 of the Seller's Disclosure Schedule sets forth (a) all insurance agents and other producers with respect to the Reinsured Policies, and
     (b) identifies each such agent or producer having an Agent Debit Balance and the nature and amount of such Agent Debit Balance.

     2.23.3 Renewal Commissions. The Seller is not liable to pay Commissions upon the renewal of any Reinsured Policy nor is it a party to any agreement providing for the collection of annuity or insurance premiums payable to the Seller by any other Person, which Commissions or premiums exceed $50,000 in the aggregate, except in accordance with customary insurance industry practice.

2.24 Third Party Administration Agreements. Section 2.24 of the Seller's Disclosure Schedule sets forth a complete and accurate listing and description of all third party administration agreements relating to the Reinsured Policies, regardless of whether the Seller is receiving or providing services (the "Third Party Administration Agreements"). Neither the Seller, nor, to the knowledge of the Seller, any other party thereto, is in breach of any Third Party Administration Agreement, and each Third Party Administration Agreement is in full force and effect and is legal, valid and binding on the Seller, enforceable against the Seller, and to the Seller's knowledge each other party thereto, in accordance with its terms, except to the extent that enforcement thereof may be limited by or subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. To the knowledge of the Seller, each party acting as a third party administrator under a Third Party Administration Agreement is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so licensed, qualified or admitted to do business as a third party administrator by Applicable Laws.

2.25 Impairments. With respect to the calculation of Impairments that is delivered by the Seller to the Purchaser pursuant to
     Section 4.17, the aggregate amount of the Impairments for the Reinsured Annuity Contracts and the Excluded Annuity Policies that are in each case Eligible Policies will be at least 60% of the aggregate amount of the Impairments for the Reinsured

     Policies and the Excluded Policies that are in each case Eligible Policies as of the date of such calculation.

2.26 Wrapped Accumulation Contracts. Prior to giving effect to any amendment to the Settlement Agreement contemplated by this Agreement, all Wrapped Accumulation Contracts terminate automatically on December 31, 1999 in accordance with the Plan and the Settlement Agreement.

2.27 Policyholder Lists.  Neither the Seller, any of its
     Affiliates nor any of their respective Representatives has given to any Person a complete or partial list (in any form) of holders of Reinsured Policies, Excluded Annuity Contracts, Wrapped Annuity Contacts or Variable Annuities, other than (a) the Purchaser, ANLIC, First SunAmerica or their respective Representatives or (b) parties to the Plan or participants in the auction process conducted by the Seller's investment bankers for the sale of the Seller's capital stock or the sale of all or any part of the Business (which participants received no greater information than the Purchaser and are bound by confidentiality agreements with the Seller).

         3.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          Except as expressly set forth in the relevant Sections of the Purchaser's Disclosure Schedule, the Purchaser represents and warrants to the Seller as follows:

3.1 Corporate Status and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Maryland, each of ANLIC and First SunAmerica are stock life insurance companies duly organized, validly existing and in good standing under the laws of the States of Arizona and New York, respectively, and each of Purchaser, ANLIC and First SunAmerica has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each of the Purchaser, ANLIC and First SunAmerica has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations and to consummate the Transactions. Such execution, delivery, performance and consummation have been or will have been on or prior to the Closing, as applicable, duly authorized by the Board of Directors of the Purchaser, ANLIC or First SunAmerica, as the case may be, which constitutes all necessary corporate action on the part of the Purchaser, ANLIC and First SunAmerica for such authorization. Each of this Agreement and the Ancillary Agreements to which it is a party has been or will have been on or prior to the Closing, as applicable, duly executed and delivered by each of the Purchaser, ANLIC and First SunAmerica, as applicable, and (assuming its due execution and delivery by the Seller) constitutes the legal, valid and binding obligation of the Purchaser, ANLIC or First SunAmerica, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors or insurance companies and creditors' rights generally and by general principles of equity (whether considered at law or in equity).

3.2  No Conflicts, Consents and Approvals, etc..

     3.2.1 No Conflicts. Neither the execution, delivery or performance by each of the Purchaser, ANLIC and First SunAmerica of this Agreement and the Ancillary Agreements to which it is a party, nor the consummation of the Transactions will result in:
     (a) any conflict with, or default under, any of the Organizational Documents of the Purchaser, ANLIC or First SunAmerica, as applicable; (b) any breach or violation of, or default under, any Applicable Law; (c) any breach or violation of, or default under, any material mortgage, agreement, deed of trust, guaranty, note, bond, lease, indenture or any other instrument to which the Purchaser, ANLIC or First SunAmerica is a party or by which the Purchaser, ANLIC and First SunAmerica or any of their respective properties or assets are bound; (d) the creation or imposition of any Encumbrance on their respective properties or assets; or (e) the breach or violation of any of the terms and conditions of, or a default under, or otherwise cause an impairment or revocation of, any Permit held by the Purchaser, ANLIC or First SunAmerica except for such conflicts, defaults, breaches, violations, conditions or Encumbrances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

     3.2.2 Consents. No consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to, and no filing is required to be made with, any Governmental Authority or any other Person by the Purchaser, ANLIC or First SunAmerica in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser, ANLIC or First SunAmerica is a party or the consummation of the Transactions, except filings, consents or approvals required with respect to (a) the HSR Act, and (b) Governmental Authorities having responsibility for the regulation of insurance in each of the jurisdictions in which ANLIC or First SunAmerica holds a certificate of authority to engage in the business of insurance. The Purchaser will deliver to the Seller not later than 30 days prior to the Closing Date an updated Section 3.2.2 of the Purchaser's Disclosure Schedule setting forth all filings with, consents or approvals of, Governmental Authorities described in clause (b) above.

3.3  Compliance with Laws.  None of the Purchaser, ANLIC or First
     SunAmerica is in violation or has received any written notice of any violation of any Applicable Law, except for violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.4 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are: (a) no outstanding orders, decrees or judgments by or with any Governmental Authority before which the Purchaser, ANLIC or First SunAmerica is or was a party; (b) no Actions, pending or, to the knowledge of the Purchaser, threatened or contemplated, either by or against the Purchaser, ANLIC or First SunAmerica; or (c) to the knowledge of the Purchaser, no events, facts or circumstances that have arisen or occurred that would reasonably be expected to result in the commencement of any such Action. Section 3.4 of the Purchaser's Disclosure Schedule, as to each Action disclosed therein, describes the parties, the nature of the proceeding, the date and method commenced, and the amount of damages (if known) or other relief sought, and, if applicable, paid or granted.

3.5 Permits, Licenses, etc.. First SunAmerica is duly licensed to conduct insurance business under the laws of the States of New York, Nebraska and New Mexico, and ANLIC is duly licensed to conduct insurance business under the laws of the State of Arizona and under the laws of each other state of the United States and the District of Columbia, except the State of New York. ANLIC or First SunAmerica, as applicable, has been duly authorized by all necessary Governmental Authorities to transact insurance business of the types reflected by the Reinsured Policies in the respective jurisdictions in which they have been issued. ANLIC or First SunAmerica, as applicable, have all Permits necessary to conduct the Business in the manner and in the areas in which the Business is presently being conducted, and all such Permits are valid and in full force and effect, except where the failure to have such a Permit would not, individually or in the aggregate, result in a Material Adverse Effect. No revocation or non-renewal of such Permits has occurred, and, to the knowledge of the Purchaser, neither ANLIC nor First SunAmerica has engaged in any activity that would cause the revocation or suspension of any such Permit, no Action looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of ANLIC or First SunAmerica, as applicable, threatened, and neither ANLIC nor First SunAmerica has received a notice from any Person of any intention to revoke or to refuse renewal of any such Permit, except for such revocations, non-renewals or suspensions that would not, individually or in the aggregate, result in a Material Adverse Effect.

3.6  Financial Statements.  The Purchaser has delivered to the
     Seller true, correct and complete copies of the Financial
     Statements described below.

     3.6.1 Audited GAAP Statements. The audited consolidated balance sheet of the Purchaser and its Subsidiaries at September 30, 1997 and September 30, 1996 and the related consolidated income statements and statement of cash flows for the periods then ended, together with the notes thereto and the unqualified report of Price Waterhouse LLP, the independent certified public accountant of the Purchaser (the "Audited Purchaser Financial Statements");

     3.6.2 Statutory Statements. The annual statements of each of ANLIC and First SunAmerica, including all notes, exhibits and schedules thereto and any affirmations and certifications filed therewith and the actuarial opinions applicable to the insurance business for such years as filed with the Arizona Department of Insurance and the New York State Insurance Department, respectively, for the years ended December 31, 1996 and December 31, 1997 (the "ANLIC Statutory Statements"); and

     3.6.3 Audited SAP Statements. The audited statutory-basis balance sheets of each of ANLIC and First SunAmerica as at December 31, 1996 and December 31, 1997, and the related summaries of operations, statutory-basis statements of income, capital and surplus, and cash flow for the periods then ended, together with the notes thereto and the unqualified report of Price Waterhouse LLP thereon (the "ANLIC Audited SAP Statements;" together with the ANLIC Statutory Statements, the "ANLIC SAP Statements").

     3.6.4 GAAP Statement Representations. The Audited Purchaser Financial Statements present fairly, in all material respects, the consolidated financial position of the Purchaser and its Subsidiaries as at the respective dates thereof and the results of their consolidated income, changes in shareholders' equity and cash flows for the respective periods then ended, in each case, in accordance with GAAP applied on a consistent basis throughout the periods indicated, except for the deviations from GAAP disclosed thereon or in the notes thereto.

     3.6.5 SAP Statement Representations. The ANLIC Audited SAP Statements have been prepared in accordance with accounting practices prescribed or permitted by the Arizona Department of Insurance (with respect to ANLIC) and the New York State Insurance Department (with respect to First SunAmerica), and such accounting practices have been applied on a consistent basis throughout the periods indicated, except as expressly set forth or disclosed in the respective notes thereto. The ANLIC Audited SAP Statements present fairly, in all material respects, the admitted assets, reserves, liabilities, capital and surplus of ANLIC and First SunAmerica as at the respective dates thereof and the results of their respective operations and cash flow for the respective periods then ended. The ANLIC Statutory Statements complied in all material respects with all Applicable Laws when filed, were timely filed with all required Governmental Authorities, and no material deficiency has been asserted with respect to such statements by either the Arizona Department of Insurance or the New York State Insurance Department or any other applicable Governmental Authority.

3.7 Absence of Changes. Except as expressly contemplated or required by this Agreement, since December 31, 1997 (a) there has not been any adverse change in the business, financial condition, results of operations or property of the Purchaser, ANLIC or First SunAmerica, and (b) the Purchaser has not received notice of, and it has no knowledge of any circumstances that would reasonably be expected to result in, any impending downgrades of the ratings of the Purchaser, ANLIC or First SunAmerica as set forth in Section 3.9, except for the changes or ratings downgrades, as the case may be, that have not had and would not reasonably be expected to have a Material Adverse Effect.

3.8 Brokers. All negotiations relating to this Agreement and the Transactions have been carried out without the intervention of any Person acting on behalf of the Purchaser, ANLIC or First SunAmerica in such a manner as to give rise to any valid claim against the Purchaser, ANLIC or First SunAmerica or the Seller for any brokerage or finder's or financial advisor's commission, fee or similar compensation.

3.9  Rating.  As of the date hereof, the Standard & Poor's
     Ratings Group Claims-Paying Ability Rating of ANLIC is AA-, the Moody's Investor Service, Inc. Financial Strength Rating of ANLIC is A2, the Duff & Phelps Rating of ANLIC is A, and the A.M. Best & Co. Rating of each of ANLIC and First SunAmerica is A+.

                            4.   PRE-CLOSING COVENANTS

4.1  Consents; Cooperation.

     4.1.1 Consents to be Obtained. The Purchaser and the Seller acknowledge that the consents, approvals and authorizations with respect to the consummation of the Transactions (a) referenced in
     Section 2.3.2 and set forth in Section 2.3.2 of the Seller's Disclosure Schedule, and (b) referenced in Section 3.2.2 and set forth in Section 3.2.2 of the Purchaser's Disclosure Schedule are required from the parties indicated thereon to consummate the Transactions at the Closing and that such consents, approvals and authorizations have not, as of the date hereof, been obtained.

     4.1.2 Cooperation. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to cause the Closing to occur, including: (a) causing the Closing Conditions to be satisfied, to the extent within the control of such party; (b) cooperating as contemplated by
     Section 4.1.3; and (c) defending against any Actions that challenge this Agreement or any provision of it or the consummation of the Transactions, including seeking to have any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any Governmental Authority that is not yet final and nonappealable, vacated or reversed; provided, however, if approval of any Governmental Authority is necessary to approve any Competitive Bid that is submitted pursuant to procedures adopted by the Court after the Seller has satisfied the requirements of Sections 4.15 and 4.16, the Seller will not be required to oppose such approval. Without limiting the foregoing, the Seller and the Purchaser will use their respective commercially reasonable efforts to cause the Closing to occur on or as soon as practicable after the satisfaction of all of the Closing Conditions.

     4.1.3     Regulatory Filings; Other Consents.

     (a) Each of the Seller and the Purchaser will as promptly as practicable, but in no event later than 15 Business Days following the date of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. The Seller and the Purchaser will as promptly as practicable comply with any Applicable Laws of any jurisdiction pursuant to which any Permit of, or filing with, any Governmental Authority or any other Person in connection with the Transactions is necessary, including the filing by the Purchaser of a current report on Form 8-K on or after the Closing Date.
     The Seller and the Purchaser will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Authority and will exercise commercially reasonable efforts to comply promptly with any such inquiry or request. Each of the Seller and the Purchaser will use commercially reasonable efforts to obtain any clearance required under the HSR Act or any other Permit of any Governmental Authority necessary for the consummation of the Transactions.

     (b) The Seller and the Purchaser will cooperate and use their commercially reasonable efforts to obtain Permits and agreements of, and give and make all notices and filings with, any Governmental Authorities necessary to authorize, approve or permit the consummation of the Transactions, including the preparation and filing by the Seller of the Petition for Court Approval and its attachments including the Plan amendments and motions for the other orders described in Section 4.11, the Policyholder Disclosure Statement and the Policy Enhancements Procedures, the filing by the Purchaser of a current report on Form 8-K on or after the Closing Date and the preparation and filing (i) by the Seller of the Policy Enhancements Endorsements and (ii) by the Purchaser of its endorsements with respect to the Policy Enhancements. The Seller will not file any Policy Enhancements Endorsements or the Petition for Court Approval or any of its attachments without the prior review and approval of the Purchaser, which will not be unreasonably withheld or delayed. The Seller will use its commercially reasonable efforts to obtain all consents and approvals contemplated by this Agreement and the Ancillary Agreements as referenced in
     Section 2.3.2 and as set forth in Section 2.3.2 of the Seller's Disclosure Schedule. The Purchaser will use its commercially reasonable efforts to obtain all consents and approvals contemplated by this Agreement and the Ancillary Agreements as set forth in Section 3.2.2 of the Purchaser's Disclosure Schedule.

     (c) Each of the Seller and the Purchaser will furnish to the other such necessary information and reasonable assistance as the other may request in connection with: (i) its preparation of any filing that is necessary under any Applicable Law; (ii) its obtaining all other relevant Permits from Governmental Authorities; (iii) its obtaining the approval of the Court, as specified in Section 6.2.3; (iv) its obtaining the approval of the Class Four Creditors, as specified in Section 6.2.4; (v) its obtaining the approval of the Reinsurers as specified in
     Section 6.2.5; and (vi) its obtaining any other required consents or approvals of any Person.

4.2  Seller's Conduct of Business, etc.  Except as set forth in
     Section 4.2 of the Seller's Disclosure Schedule, from the date of this Agreement until the Closing, the Seller will, and will cause its Subsidiaries to, unless it receives the prior written consent of the Purchaser, and except as expressly contemplated by this
     Agreement:

     (a) operate the Business as presently operated and only in the ordinary course (taking into account the restrictions imposed on the Seller by the Plan) and consistent with past practice, and use commercially reasonable efforts to preserve its relationship with and the goodwill of its brokers, customers, suppliers, employees and other Persons having business dealings with the Seller in connection with the Business;

     (b) give prompt notice to the Purchaser of any event, occurrence or circumstance of which the Seller has knowledge and that is reasonably likely to result in or contribute to a Material

     Adverse Effect or result in or contribute to a breach by the Seller of this Agreement;

     (c) not take any action or omit to take any action that would result in a breach or inaccuracy of any of the representations and warranties set forth in Section 2 in any material respect at, or as of any time prior to, the Closing;

     (d) not directly or indirectly assign, transfer, mortgage, pledge, lease or otherwise dispose of or grant or create or permit to exist any material Encumbrance on, any Transferred Assets, other than a disposition of a Transferred Reserve Asset in accordance with Section 1.1.3;

     (e) maintain its Books and Records and the Transferred Assets in its usual, regular and ordinary manner, consistent with its past practice;

     (f) not make or permit any material change in its underwriting, pricing, actuarial, or investment practices or policies with respect to the Business, the Reinsured Policies or the Transferred Assets or make, or agree to make, any material change in its financial, Tax or accounting practices or policies, or in any assumption underlying such a practice or policy, in either case including any basis for establishing reserves (including excess interest reserves), or any depreciation or amortization policies or rates, in each case other than as required by a change in GAAP, SAP or Applicable Law after the date hereof and provided that the Seller gives the Purchaser prompt notice of any such required change;

     (g) maintain all, and not take any action to forfeit, abandon, modify, waive, terminate or otherwise change any, of its Permits material to the Business, except (i) as may be required in order to comply with Applicable Law, (ii) as may be expressly contemplated by this Agreement, or (iii) such modifications or waivers of Permits made in the ordinary course of business of the Seller as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (h) not issue or sell new Policies in the categories of the Reinsured Policies, or amend existing Reinsured Policies, except to the extent required to comply with the terms of the Reinsured Policies or Applicable Law;

     (i) (i) cause all Reserve Liabilities with respect to Reinsured Policies established or reflected in the Books and Records to be
     (A) established or reflected on a basis consistent with those Reserve Liabilities and reserving methods followed by the Seller in the preparation of the December 31, 1997 Annual Statement and
     (B) in continued compliance with Section 2.13; and (ii) continue to own cash, Cash Equivalents, Investment Grade Securities, policy loans and amounts due from Outward Reinsurers or other receivables in respect of the Reinsured Policies as listed on
     Schedule 3, with such changes thereto as are required or permitted by Section 1.1.3, that qualify as legal reserve assets under all Applicable Laws in an amount at least equal to the amount of the Reserve less the amount listed on Schedule 3 with respect to principal and accrued interest on Reinsured Policy loans;

     (j) to comply with all Applicable Laws with respect to the Business, the Reinsured Policies and the Transferred Assets, comply with the terms of the Plan and the Rehabilitation Documents, perform all obligations that it or any of its Subsidiaries have under the Plan and the Rehabilitation Documents and not amend or modify the Plan or any Rehabilitation Document except as expressly contemplated by this Agreement;

     (k) prepare and deliver to Policyholders of Reinsured Policies all annual statements and other reports to the extent required by the terms of the Reinsured Policies or Applicable Laws;

     (l) as soon as practicable upon the request of any Policyholder, provide, prior to the Closing Date, a new illustration to such Policyholder that gives effect to the Transactions in accordance with the assumptions set forth on Schedule 8; and

     (m) not agree or commit to do, or agree or commit not to do, as the case may be, any of the actions referred to in this
     Section 4.2.

4.3 Access and Information. From the date hereof until the Closing, upon reasonable notice, the Seller will give to the Purchaser and its Representatives access at all reasonable times during normal business hours to the Books and Records and to the properties of the Seller and its Subsidiaries as they relate to the Business, the Transferred Assets, the Reinsured Policies, the Wrapped Accumulation Contracts, the Excluded Annuity Contacts, or the Variable Annuities and furnish for inspection and copying such Books and Records as the Purchaser reasonably requests. All Books and Records obtained by the Purchaser and its Representatives will be subject to the terms of the Confidentiality Agreement.

4.4 Certain Transactions. From the date of this Agreement through the Closing, neither the Seller nor any of its Affiliates or Representatives will, directly or indirectly, solicit, encourage or initiate any inquiry, offer or proposal from or any negotiations or discussions with, provide any information to, participate in any negotiations or discussions with, or otherwise cooperate in any manner with, any Person or group (other than the Purchaser and its Affiliates) concerning (a) any direct or indirect sale, transfer or other disposition of (i) the Business (including the Reinsured Policies and, subject to Section 1.1.3, the Transferred Reserve Assets), (ii) the stock or assets of the Seller's Subsidiary First Priority Investment Corp., (iii) except as otherwise agreed by the Seller and the Purchaser, the 51% partnership interest in Markston Investment Management held by the Seller's Subsidiary MBL Sales Corporation, or (iv) the stock or assets of the Seller's Subsidiary Mutual Benefit Marketing Group d/b/a Financial Partners Marketing Group), or (b) any acquisition, disposition, merger, tender or exchange offer or other form of business combination the acceptance of which would be inconsistent with the consummation of the Transactions; provided, however, that the Seller will not be required to defend against any Action brought, nor will it be precluded from entertaining any bid or offer for the Seller or the Business required to be entertained by the Court, pursuant to the overbid procedures described in Section 4.16 or alternate overbid procedures mandated by the Court. Within five Business Days of the Seller's receipt of any such inquiries, proposals, offers or discussions, the Seller will provide the Purchaser with a written notice of all relevant details of any such inquiries, proposals, offers or discussions. Compliance with this Section 4.4 will not relieve the Seller of any other express or implied obligations under this Agreement, the Ancillary Agreements, or Applicable Law.

4.5 Financial Statements and Reports. As promptly as practicable after each calendar quarter and year ending between the date hereof and the Closing Date, the Seller will deliver to the Purchaser true and complete copies of the GAAP basis and SAP basis financial statements prepared by the Seller for the quarter then ended and audited GAAP basis and SAP basis financial statements, together with the notes thereto and the unqualified report of Coopers & Lybrand L.L.P. thereon, for each year then ended. The Seller will continue to prepare in the ordinary course consistent with past practice and will deliver, as soon as available, to the Purchaser, true and complete copies of such other financial statements and reports, or analyses as may be prepared or received by the Seller related to the Business, the Reinsured Policies or the Transferred Assets, including normal internal reports (such as those reflecting monthly cash flow, surrenders, assets under administration, operations expense, head count and claims).

4.6  Intentionally Deleted.

4.7  Reinsurance Agreements.  Prior to the Closing Date, the
     Seller will either (a) enter into a legal, valid and binding written agreement embodying the terms of any oral Outward Reinsurance Agreement described in Section 2.14.1 of the Seller's Disclosure Schedule, or (b) transfer the Policies covered by any such oral agreement to a legal, valid and binding written Outward Reinsurance Agreement with another reinsurer. The Seller will use its commercially reasonable efforts to cause each of the Outward Reinsurance Agreements and Inward Reinsurance Agreements listed on Sections 2.14.1 and 2.14.2, respectively, of the Seller's Disclosure Schedule to continue to be in full force and effect and to be assigned to ANLIC on the Closing Date (and, if applicable, to subsequently be partially assigned by ANLIC to First SunAmerica with respect to the New York Reinsured Policies on the New York Assumption Date), including by obtaining any necessary consent to effect such assignments. Such assignment must be on terms identical to those currently in effect, except, if required to effect such assignment, with an adjustment of the applicable premium, in connection with the consummation of the Transactions. In lieu of the Seller effecting such an assignment of any Outward Reinsurance Agreement, the Seller may enter into an agreement with a substitute reinsurer (each, a "Substitute Outward Reinsurer") that is identical in all material respects, other than the applicable premium, to the original Outward Reinsurance Agreement (each, a "Substitute Outward Reinsurance Agreement") and that is assignable to ANLIC as of the Closing Date (and, if applicable, may subsequently be partially assigned by ANLIC to First SunAmerica relating to the New York Reinsured Policies on the New York Assumption Date). Each Substitute Outward Reinsurer must have a rating, as of the date of the Substitute Outward Reinsurance Agreement and as of the Closing Date, of "A" or better by both Standard & Poor's Ratings Group and Moody's Investor Service, Inc.

4.8 Expenses. Subject to Sections 4.14, 4.15, 4.16 and 4.22 and except as otherwise expressly provided in this Agreement, the parties to this Agreement will bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of Representatives; provided, however, that
     (a) the Seller and the Purchaser will share equally the cost of the filing fees in connection with the filings with the FTC and the DOJ under the HSR Act with respect to the Transactions;
     (b) the Seller will pay the cost of, and reimburse the Purchaser for the Purchaser's actual out-of-pocket costs (other than fees and expenses of Representatives) relating to, obtaining required Permits for the implementation of this Agreement and the Ancillary Agreements from Governmental Authorities and the actual out-of-pocket costs of providing Policyholder notices and, with the exception of the expenses described in (c), otherwise implementing this Agreement and the Ancillary Agreements in accordance with their respective terms; and (c) the Purchaser will pay the costs of, and reimburse the Seller for the Seller's actual out-of-pocket costs (other than fees and expenses of Representatives) relating to, the filing and mailing of the certificates of assumption for the Reinsured Policies. Notwithstanding the foregoing, if it is commercially reasonable to do so, the Seller will include the Policyholder notices with respect to the certificates of assumption with its mailing of other Policyholder notices, thereby reducing additional mailing costs with respect to the certificates of assumption.

4.9 Publicity. From and after the date hereof and until the effectiveness of this Section 4.9 is terminated pursuant to
     Section 5.9, except as may be required by (a) Applicable Law (in the reasonable opinion of counsel), (b) the applicable rules or regulations of, or any listing agreement with, a national or foreign securities exchange or (c) any order of any Governmental

     Authority of competent jurisdiction, in which case the Seller and the Purchaser, as the case may be, will use commercially reasonable efforts to allow the other party sufficient time, consistent with such obligations, to review the nature of such legal obligations and to comment upon such disclosure prior to publication, and except for discussions and filings with Governmental Authorities and rating agencies, neither the Seller or its Affiliates or Representatives, on the one hand, nor the Purchaser or its Affiliates or Representatives, on the other hand, will make, or cause to be made, any press release or public announcement in respect of this Agreement or the Ancillary Agreements or the Transactions or otherwise communicate with news or other media in respect thereof, without the prior written consent of the other party. The Seller and the Purchaser will cooperate as to the timing and contents of any press release or public announcement.

4.10 Contact with Employees, Policyholders and Other Constituencies.

     (a) After reasonable consultation with the Seller regarding the timing and content of such communication, the Purchaser (and its Representatives) will be entitled to contact and communicate with
     (i) the employees, customers, policyholders, suppliers, creditors and brokers of the Seller and its Subsidiaries, and (ii) the Reinsurers, NOLHGA and other parties to the Rehabilitation Documents in connection with the Transactions. The Purchaser will make commercially reasonable efforts to allow a Representative of the Seller to attend or otherwise be present during any contact or communication covered by this
     Section 4.10(a). Prior to the Closing Date, except in compliance with procedures and a "script" or other content outline mutually agreed by the Seller and the Purchaser, neither the Seller nor any of its Subsidiaries will contact or communicate with any of the Policyholders with respect to the Transactions without the prior written consent of the Purchaser; provided, however, that the Seller and its Subsidiaries may contact or communicate with any of the Policyholders on any other matter in the ordinary course of business consistent with past practice without the prior written consent of the Purchaser.

     (b) Without the prior written consent of the Seller, neither the Purchaser nor any of its Affiliates will directly solicit for employment any of the employees of the Seller with whom the Purchaser has had direct verbal or written communications during the investigation of and negotiations with the Seller, except for such employees who have been involuntarily terminated by the Seller.

4.11 Amendments to Plan and Other Orders. The Seller and the Purchaser will cooperate with each other in preparing and filing with the Court as part of the Petition for Court Approval as promptly as practicable after execution of this Agreement, the proposed amendments to the Plan and the Rehabilitation Documents and motions requesting certain additional orders to effectuate and confirm the items described in Exhibit I by the respective dates indicated therein.

4.12 Funding of Policy Enhancements.

     4.12.1 Recognition of Liability. As of the Closing, the Seller will recognize in its financial statements as a liability under insurance policies an amount equal to the Policy Enhancements Amount to fund the Policy Enhancements, and will record an appropriate liability on the Seller's balance sheet for such purpose. On or before ten days prior to the Closing, the Seller will deliver to the Purchaser a calculation of the Policy Enhancements Amount.

     4.12.2    Allocation of Policy Enhancements to Policyholders.

     (a) The Policy Enhancements will be credited at each Scheduled Vesting Date, or upon death, if sooner, as specified in the

     Policy Enhancements Procedures.

     (b) The Policy Enhancement for an individual Policyholder at a Scheduled Vesting Date will be the greater of (i) the guarantee to be made to that individual Policyholder under the terms of the Policy Enhancements Endorsement provided to such Policyholder; and (ii) the individual Policyholder's Policy Enhancement calculated in accordance with the Settlement Agreement but assuming that the total Policy Enhancements credited or paid to all eligible Policyholders on such Scheduled Vesting Date is the Guaranteed Policy Enhancement Amount as of such date (calculated for this purpose without including the aggregate amount of Policy Enhancements paid as death benefits with respect to deaths reported prior to such Scheduled Vesting Date and after the immediately preceding Scheduled Vesting Date, if any). The guarantee to be made to an individual Policyholder pursuant to clause (i) above will be determined by ANLIC or First SunAmerica, as applicable, based on the Maximum Guaranteed Policy Enhancement Amount, the lapse assumptions used in the "Actuarial Analysis of MBL Life Assurance Corporation projected as of June 30, 1998" prepared by Coopers & Lybrand L.L.P., and the preliminary calculation of Impairments delivered pursuant to Section 4.17. Such guarantee for an individual Policyholder will in no event exceed the preliminary calculation of Impairment for that Policyholder. Such guarantee, once established, may be reduced to consider net withdrawals by a Policyholder consistent with the terms of the Settlement Agreement. The Seller will have the right to review information that it reasonably requests regarding the calculation of the individual Policyholder guarantees as well as the calculation of the Policy Enhancements credited or paid at each Scheduled Vesting Date. Upon the death of a Policyholder, the Policy Enhancement to be credited or paid to such Policyholder will be the full remaining amount, whether vested or unvested, due such Policyholder as of the end of the previous calendar quarter.

     (c) If all or any portion of any of the DAC Election Escrow Amount (or DAC Reduction Escrow Amount, as applicable), the COLI DAC Election Escrow Amount or the Policy Enhancements Endorsements Escrow Amount is released to the Seller prior to the final Scheduled Vesting Date, the Seller will deliver or cause to be delivered to ANLIC and First SunAmerica, not less than 60 days preceding the next Scheduled Vesting Date, cash in an amount equal to the applicable portion of the amounts released from such escrows that are to be added to the Policy Enhancements Amount in accordance with the Settlement Agreement (the "Additional Policy Enhancements Amount"). The Purchaser will cause ANLIC and First SunAmerica to credit (or, in the case of Eligible Policies that are Restructured Contracts in Pay Status, pay) the Additional Policy Enhancements Amount as of the next Scheduled Vesting Date to individual Eligible Policies in proportion to the respective Impairments of Eligible Policies remaining in effect on such Scheduled Vesting Date. The amount and application of the Additional Policy Enhancements Amount (i) will be fully incremental to the amount to be credited (or paid, as the case may be), pursuant to paragraph (b) above; and (ii) will not affect the calculation of the guarantee described in clause (i) of paragraph (b) above. Except for the obligation to credit (or pay, as the case may be) to policyholders of Eligible Policies amounts delivered to ANLIC or First SunAmerica as expressly set forth in this paragraph (c), none of the Purchaser or any of its Affiliates will have any obligation in connection with the Additional Policy Enhancements Amount, including the calculation thereof or the terms or timing of the release of funds from the COLI DAC Escrow Account.

     4.12.3 No Set-off. The Purchaser agrees that it will have no right to set-off against its obligations under this Section 4.12 any Damages awarded the Purchaser in any Action arising out of or relating to this Agreement.

     4.12.4 Endorsements to Eligible Policies. The Seller will prepare and file all necessary endorsements and use commercially reasonable efforts to obtain all necessary Permits to assure that: (a) each Eligible Policy that is a Reinsured Life Policy has an endorsement providing that the Policy Enhancement for which such Policy is eligible will be credited to the Account Value of such Policy; and (b) each Eligible Policy that is a Reinsured Annuity Contract has and endorsement providing that the Policy Enhancement for which such Policy is eligible will be credited to the Account Value of such Policy (or, in the case of Eligible Policies that are Restructured Contracts in Pay Status, paid to the Policyholder) either (i) by the Seller, if the Closing does not occur and the Policy is not ceded to a reinsurer prior to December 31, 1999, or (ii) by ANLIC or First SunAmerica, as the case may be, if the Closing takes place but only if the Policyholder selects a Replacement Policy in accordance with
     Section 5.10 (collectively, the "Policy Enhancements Endorsements"). The Seller will cooperate with and assist the Purchaser in filing endorsements and obtaining necessary Permits with respect to the Policy Enhancements for the applicable Replacement Policies.

     4.12.5    Policy Enhancements Endorsements Escrow Amount.

     (a) If the Seller has not obtained, at least five Business Days prior to the Closing Date, all Permits necessary to attach the Policy Enhancements Endorsements in all jurisdictions, the Seller will deposit the Policy Enhancements Endorsements Escrow Amount in the Policy Enhancements Endorsements Escrow Account established under the Escrow Agreement. The "Policy Enhancements Endorsements Escrow Amount" means the dollar amount equal to the sum of (i) 1.5% of the Account Balances (or statutory reserves in the case of Restructured Contracts in Pay Status) as of the Calculation Date of those Reinsured Annuity Contracts that are Eligible Policies for which all necessary Permits to attach the Policy Enhancements Endorsements have not been obtained by the Seller prior to such date; plus (ii) 3.5% of the Account Balances as of the Calculation Date of those Reinsured Life Policies that are Eligible Policies for which all necessary Permits to attach the Policy Enhancements Endorsements have not been obtained by the Seller prior to such date.

     (b) If the Seller obtains all Permits necessary to attach the Policy Enhancements Endorsements from additional jurisdictions within 60 days after the Closing Date, the Seller will be entitled to a payment out of the Policy Enhancements Endorsements Escrow Account of 100% of such portion of the Policy Enhancements Endorsements Escrow Amount that relates to the additional jurisdictions for which such Permits have been obtained during such period, together with net accrued interest or earnings on such amount. If the Seller obtains all Permits necessary to attach the Policy Enhancements Endorsements for additional jurisdictions not sooner than 60 days but no later than 90 days after the Closing Date, the Seller will be entitled to a payment out of the Policy Enhancements Endorsements Escrow Account of 75% of such portion of the Policy Enhancements Endorsements Escrow Amount that relates to the additional jurisdictions for such Permits have been obtained during such period, together with net accrued interest or earnings on such amount. If the Seller obtains all Permits necessary to attach the Policy Enhancements Endorsements for additional jurisdictions not sooner than 90 days but no later than 120 days after the Closing Date, the Seller will be entitled to payment out of the Policy Enhancements Endorsements Escrow Account of 50% of such portion of the Policy Enhancements Endorsements Escrow Amount that relates to the additional jurisdictions for which such Permits have been obtained during such period, together with net accrued interest or earnings on such amount. All amounts remaining in the Policy Enhancements Endorsements Escrow Account 120 days after the Closing Date and not payable to the Seller pursuant to the foregoing sentences of this Section 4.12.5(b) will be released to the Purchaser and the Seller will continue to use commercially reasonable efforts to obtain all remaining Policy Enhancements

     Endorsements.

4.13 Endorsement of Certain Associations. The Seller will cooperate with the Purchaser in obtaining and/or maintaining the endorsements of the associations representing Policyholders.

4.14 Break-Up Fee; Expense Reimbursement.

     4.14.1 Break-Up Fee. If (a) this Agreement has been terminated for any reason (including a termination by the Purchaser pursuant to Section 10.3.1(c), a failure to obtain any consent, approval or order of any Person or Governmental Authority that is required for the Seller to lawfully consummate the Transactions, or a failure to satisfy any of the other conditions in Section 6) other than (i) a breach by the Purchaser of its obligations hereunder; (ii) a failure by the Purchaser to satisfy any of the conditions in Section 6.3 in accordance with the terms thereof; or (iii) a failure to satisfy any of the conditions in
     Section 6.2.1, Section 6.2.2 (but excluding for purposes of this clause (iii) any failure of such condition relating to an Applicable Law of or Action brought by any New Jersey Governmental Authority or the Commissioner in any of her capacities), or Section 6.2.8 (but excluding for purposes of this clause (iii) any failure to obtain any Permit from a New Jersey Governmental Authority or the Commissioner in any of her capacities), provided that the failure to satisfy any of the conditions specified in clauses (ii) and (iii) above is not waived by the Purchaser or caused by the failure of the Seller to fulfill its obligations under this Agreement; and (b) the Seller has entered into any binding agreement with one or more third parties prior to October 1, 1999 regarding an Acquisition Proposal, the Seller will promptly, but not later than five Business Days after the later of such termination or the date the Seller enters into any such agreement(s), pay $10,000,000 in same day funds to the Purchaser.

     4.14.2 Expense Reimbursement. On July 14, 1998, the Seller deposited $2,500,000 into the Expense Reimbursement Escrow Account. If this Agreement has been terminated for any reason (including a termination by the Purchaser pursuant to Section 10.3.1(c), a failure to obtain any consent, approval or order of any Person or Governmental Authority that is required for the Seller to lawfully consummate the Transactions, or a failure to satisfy any of the other conditions in Section 6) other than a breach by the Purchaser of its obligations hereunder or the failure of the Purchaser to fulfill when due any of the conditions in Section 6.3, the Purchaser will be entitled to payment of said amount out of the Expense Reimbursement Escrow Account. Such amount constitutes an agreed upon amount in consideration of the indirect costs and direct out-of-pocket expenses incurred by the Purchaser and its Representatives in connection with the Purchaser's due diligence investigation of the Business and the preparation and negotiation of this Agreement. Such amount will be payable to the Purchaser without any showing of proof by the Purchaser of the actual incurrence of such expenses.

     4.14.3 Cumulative Remedies. Sections 4.14.1, 4.14.2 and 4.22 are cumulative, if applicable, and are not mutually exclusive. The Seller acknowledges: (a) its extensive efforts to sell the Business and the lengthy bidding process involved in such efforts; (b) the complexity of the process of negotiating and consummating the Transactions; (c) its belief that the Transactions represent a fair purchase price for the Business that confers a significant benefit on the Seller and Persons having an interest in the Seller; (d) the considerable time and expense that the Purchaser has invested and expects to continue to invest in the Transactions; (e) the magnitude of the Purchaser's anticipated capital commitment if the Transactions are consummated; and (f) that without the agreements contained in this Section 4.14 and in Sections 4.15, 4.16 and 4.22, the Purchaser would not enter into this Agreement.

4.15 Enforcement of Other Agreements. The Seller has represented to the Purchaser that each Person with whom the Seller or its Representatives has had negotiations with respect to the purchase of the capital stock of the Seller or all or any part of the Business, or that submitted bids or indications of interest in connection therewith, are subject to confidentiality agreements all of which contain the provisions set forth on Schedule 13 under the heading "unsolicited proposals" and certain of which contain the provisions set forth on Schedule 13 under the heading "challenges". The Purchaser has relied on that statement in connection with entering into this Agreement. The Seller will take such steps as are reasonably necessary to enforce the provisions of such agreements according to their respective terms and to prevent and prohibit such "unsolicited proposals" or "challenges" from such parties.

4.16 Overbidding Procedures. Together with the filing of the Petition for Court Approval, the Seller will file a motion (which motion will request review by the Court on the most expedited basis available) with the Court for an order, in form and substance reasonably satisfactory to the Purchaser, establishing the procedures described below for any party other than the Purchaser (each, a "Competitive Bidder") who wishes to make an Acquisition Proposal on terms that it considers to be better or higher than those set forth in this Agreement to make such a proposal (the "Competitive Bid Order"). The Seller will use its commercially reasonable efforts to cause the Court to enter the Competitive Bid Order as soon as possible. The Competitive Bid Order will include the following conditions and procedures, and no other conditions or procedures inconsistent in any material respect with the following:

     (a) Before the Seller may commence discussions with the Competitive Bidder, the Competitive Bidder must move to intervene in the Court approval proceeding (which motion must include a mark-up of this Agreement that the Competitive Bidder would be willing to execute without further negotiation) not later than the earlier of (i) ten Business Days after the Competitive Bid Order has been entered by the Court, and (ii) the date scheduled by the Court for the hearing relating to the approval of the consummation of the Transactions to be completed at the Closing.

     (b) The Competitive Bidder cannot be a Person or an Affiliate of a Person who (i) participated in the auction process conducted by the Seller's investment bankers for the sale of the Seller's capital stock or for the sale of all or any part of the Business, by receiving non-public information (including a Confidential Memorandum similar to the one delivered to the Purchaser) regarding the Seller or the Business, and/or submitting one or more proposals to acquire the capital stock of the Seller or all or any part of the Business, or (ii) is a Class Four Creditor that is or has at any time been a party to an agreement with the Seller restricting such Class Four Creditor from trading its Class Four Claims.

     (c) The Acquisition Proposal must be with respect to all of the Business, including all of the Reinsured Life Policies and Reinsured Annuity Contracts.

     (d) The total after-tax present value to the Seller of the Acquisition Proposal must be at least $12,500,000 higher than the total after-tax present value to the Company as of the date hereof of the Transactions (assuming that the Transactions had closed in accordance with their respective terms), as determined, based on reasonable and consistent assumptions, by Goldman Sachs & Co., the Seller's financial advisor.

     (e) The other material terms of the Acquisition Proposal, including the nature and timing of consideration to the Seller and the conditions to closing, must be no less favorable to the Seller than the similar terms of the Transactions.

     (f)  The Competitive Bidder must be at least as creditworthy
     (expressed in terms of credit ratings of at least two national ratings agencies) as ANLIC.

     (g) The Acquisition Proposal must be accompanied by the latest available certified SAP basis and GAAP basis financial statements of the Competitive Bidder and such subsequent financial statements and other financial information that would enable the Seller to evaluate the Competitive Bidder's ability to consummate the Acquisition Proposal.

     (h) The Competitive Bidder will have 10 Business Days after it submits the mark-up referred to in paragraph (a) above to conduct due diligence, after which it must, within three Business Days, submit to the Seller its best and last proposed purchase price and other terms.

     (i) The Competitive Bidder will secure and deliver to the Seller, not later than the date it submits the mark-up referred to in paragraph (a) above, a surety bond in an amount equal to 10% of the ceding commission under the Acquisition Proposal as a guarantee of payment of such ceding commission.

     (j) If one or more Acquisition Proposals meet all of the above requirements, the Seller will select the highest and best to consider. If the Seller commences consideration of such Acquisition Proposal, the Seller will, within ten Business Days, deliver to Purchaser a copy of the executed definitive agreement relating to such Acquisition Proposal, which will provide that the Seller may not amend or modify such agreement in any material respect except in a manner that would make it more favorable to the Seller and which will be subject to the Purchaser's right to match as set forth in this paragraph. The Seller will be obligated to terminate such definitive agreement and proceed to consummate the Transactions with the Purchaser if the Purchaser agrees, within ten Business Days of its receipt of the definitive agreement relating to the Acquisition Proposal, to modify this Agreement to meet (without any requirement that the Purchaser exceed such terms) the material terms thereof.

     (k) If the Purchaser does not elect to meet the material terms of the Acquisition Proposal as finally proposed by the Competitive Bidder pursuant to paragraphs (h) and (j) above, the Purchaser will be entitled, upon notice to the Seller to such effect, to immediate payment of the amounts required pursuant to Sections 4.14.1, 4.14.2 and 4.22.

4.17 Calculation of Impairments. As soon as reasonably practicable, but not later than the earlier of (i) October 15, 1998, and (ii) fifteen days after the end of the second calendar month preceding the Closing Date (or, if the Closing Date is December 31, 1998, November 30, 1998), the Seller will deliver to the Purchaser a preliminary calculation of the Impairment as of the last day of the month immediately preceding the date of delivery for each Reinsured Policy and each other Eligible Policy, which calculation will include the effect of the Account Values True-Up Amount that has accrued through the date of calculation, together with all supporting documentation used by the Seller as a basis for its calculation.

4.18 COI.

     4.18.1 Modified COI Scale. The Seller will use its commercially reasonable efforts to file and obtain all Permits necessary to permit changes to mortality charges as set forth below (the "Modified COI Scale"). Mortality charges may be changed on the policy anniversary beginning 15 months after the Rehabilitation Period Termination Date, to scales reflecting the greater of (a) actual mortality experience and (b) anticipated mortality experience based on the following formulas:

     ----------------------------------------------------------------------

-
     |            (A)                           |         (B)
|
     ----------------------------------------------------------------------
-
     | Aggregate Account Values of all          |
|
     | Reinsured Life Policies in effect        |
|
     | One Year following the Rehabilitation    |    Increase in COIs
|
     | Period Termination Date as a percent of  |
|
     | aggregate Account Values on 12/31/97     |
|
     ----------------------------------------------------------------------
-
     |             95% or more                  |          0%
|
     |                                          |
|
     |             Less than 95%                | .7% for each 1% that the
|
     |                                          | Aggregate Account Values
|
     |                                          | percentage in column (A)
|
     |                                          | is less than 95%
|
     ----------------------------------------------------------------------
-

     Such amounts may be further adjusted to reflect items such as: (i) an increase or anticipated increase in the reinsurance rates charged by Outward Reinsurers where such increase is made subsequent to the Closing Date and not considered in the Outward Reinsurance Adjustment Amount;
     (ii) changes in taxation; and (iii) changes in Applicable Laws that increase the cost of administering the Reinsured Policies. In no event will any change in the Cost of Insurance scale increase the Cost of Insurance rate for any Reinsured Policy above the guaranteed COI rate contained in such Reinsured Policy.

     4.18.2 COI Adjustment Amount. The COI Adjustment Amount will be calculated by the Purchaser as of the first anniversary of the Rehabilitation Period Termination Date and such calculation, together with a detailed statement explaining how such calculation was made, will be delivered to the Seller within 30 days after the first anniversary of the Rehabilitation Period Termination Date. The Seller will then have ten Business Days to dispute the Purchaser's calculation. If the Seller does not give timely notice of any dispute regarding the Purchaser's calculation, the Purchaser will be entitled to payment of such amount out of the COI Adjustment Escrow Account. If the Seller gives timely notice of any dispute regarding the Purchaser's calculation, the Purchaser will file a notice of its COI Adjustment Escrow Claim pursuant to the Escrow Agreement, and the parties will proceed to resolve such dispute by submitting such dispute to the Independent Party in accordance with Section 8.5.

4.19 Acquisition Agreement Regarding Broker/Dealer. The Seller and the Purchaser will negotiate in good faith to reach an agreement prior to the Closing for the acquisition by the Purchaser or any Subsidiary designated by the Purchaser of the assets of the Seller's Subsidiaries First Priority Investment Corp. and Mutual Benefit Marketing Group d/b/a Financial Partners Marketing Group for a purchase price of $125,000.

4.20 Grandfathering Ruling. On or before the date on which the Petition for Court Approval is filed, the Seller will file a request for a ruling which describes the facts associated with the Transactions in a manner reasonably satisfactory to the Purchaser, and thereafter will use its best efforts to obtain, as promptly as possible a private letter ruling from the IRS (the "Grandfathering Ruling"): (a) describing the modification or restructuring of the Reinsured Life Policies that has or will have occurred as part of the rehabilitation of Mutual Benefit or the Seller pursuant to the Plan, including any modifications occurring pursuant to the Settlement Agreement or this Agreement (and including the attachment of the Policy Enhancements Endorsements to the Reinsured Life Policies), and (b) concluding, based on representations provided by the Seller (which representations will be reasonably acceptable to the Purchaser when submitted to the IRS) that the assumption of the Reinsured Life Policies by the Purchaser and its Affiliates pursuant to this Agreement (i) will not have an effect on the date that the Reinsured Life Policies were issued, entered into, or purchased for purposes of Sections 72, 101(f), 264, 7702 and 7702A of the Code, and (ii) will not require retesting or the start of a new test period under Sections 264(c)(1), 7702(f)(7)(B)-(E) and 7702A(c); and (c) referring to the application of Rev. Proc. 92-57 to the Policy Enhancements and the Additional Policy Enhancements without negative comment. The Purchaser will be provided an opportunity to participate in all material communications with the IRS with respect to the Grandfathering Ruling through its designated Representative, and the Seller will not withdraw the request for the Grandfathering Ruling without the Purchaser's written consent, which consent will not be unreasonably withheld. The Purchaser will cooperate with the Seller in obtaining the Grandfathering Ruling on a timely basis.

4.21 Additional Enhancements DAC Amount.  The Additional
     Enhancements DAC Amount will be calculated by the Seller as of each date on which any Additional Policy Enhancement Amount is paid by the Seller to the Purchaser pursuant to
     Section 4.12.2(c), and such calculation, together with a detailed statement explaining how such calculation was made, will be delivered to the Purchaser within 30 days of such payment date. The Seller will then have 30 days to pay to the Purchaser the Additional Enhancements DAC Amount, and if such amount is not so paid, Purchaser will be entitled to payment of such amount out of the Claims Escrow Account; provided, that if the payment to the Purchaser in connection with the release to the Seller of the COLI DAC Escrow Amount or the Policy Enhancements Endorsements Escrow Amount occurs in the tax year of the Seller which includes the Closing Date and at the time of such payment there has not been a Final Determination that the Seller is qualified to make the Election, then the Seller may pay the Additional Enhancements DAC Amount into the DAC Tax Indemnity Account as an addition to the DAC Election Escrow Amount which will be released only under the terms of Section 7.1 hereof; and provided, further, that the Additional Enhancements DAC Amount will not be payable if, and to the extent that, pursuant to the Letter Ruling (but no other form of Final Determination) and as a result of the Election (or a comparable election pursuant to Treas. Reg. Section 1.848-2(i)(4) for the year in which such payment date occurs), the Seller demonstrates to the Purchaser's reasonable satisfaction that there will be an additional "reduction amount," as determined under the Allocation Regulations, available to the Purchaser or its Affiliates that is attributable to the payment and receipt of the Additional Policy Enhancements Amount.

4.22 Reimbursable Transition Expenses.  Prior to the Closing
     Date, the Purchaser will incur certain transition expenses relating to the conversion of its computer and other systems, including data mapping and conversion testing in preparation for the acquisition of the Business. Before the Purchaser incurs any such expenses, the Purchaser will notify the Seller of the expenditure. The Seller will then have five Business Days to approve or reject such expenditure. If the Seller approves such expenditure, the Seller will immediately deposit a sum equal to the amount of such expenditure into the Expense Reimbursement Escrow Account. If this Agreement has been terminated for any reason (including a termination by the Purchaser pursuant to Section 10.3.1(c), a failure to obtain any consent, approval or order of any Person or Governmental Authority that is required for the Seller to lawfully consummate the Transactions, or a failure to satisfy any of the other conditions in Section 6), other than a breach by the Purchaser of its obligations hereunder or the failure of the Purchaser to fulfill when due any of the conditions set forth in Section 6.3, the Purchaser will be entitled to payment of all such approved expenditures out of the Expense Reimbursement Escrow Account upon presentation by the Purchaser of invoices or other reasonable evidence of such expenditures. If the Seller rejects such expenditure and the Purchaser elects to incur it in any event, then the Purchaser will not be entitled to reimbursement for such expenditure. Upon the Closing of the Transactions, the Seller will be entitled to payment of all amounts in the Expense Reimbursement Escrow Account (including amounts deposited pursuant to Section 4.14.2).

4.23 Transfer of Class Four Claims.  On the date hereof, the
     Seller has delivered to the Purchaser letter agreements executed by certain Class Four Creditors providing, among other things, for such Class Four Creditors' support of the provisions of Sections 4.14, 4.15 and 4.16. Following the date hereof, the Seller will seek to obtain the consent of the Class Four Creditors to the consummation of the Transactions at the Closing and the other matters set forth in Exhibit I. In each case, these documents provide for the agreements set forth therein to be binding on the Class Four Creditors' successors and assigns and require the Class Four Creditors to deliver a written confirmation of any successor or assign of a Class Four Claim acknowledging that the terms of such documents are binding on such Person to the same extent as if a signatory thereto. In furtherance thereof, the Seller will instruct the transfer agent of such claims not to effect the transfer of any such claims without first being provided such confirmation.

4.24 Delivery of Updated Policy Lists.  On or prior to the
     Calculation Date, the Seller will deliver to the Purchaser correct and complete lists as of such date of each Reinsured Life Policy that may, in the absence of the Grandfathering Ruling, be deemed to be a MEC as a result of the consummation of the Transactions if (a) the policyholder makes annual premium payments in an amount equal to or greater than the average annual premium payment made with respect to such Policy during the four year period ending on the Calculation Date; and (b) if the policyholder makes annual premium payments in an amount equal to or greater than the premium payments made with respect to such Policy for the 12 month period ending on the Calculation Date; provided, however, if the Grandfathering Ruling is obtained prior to the Calculation Date, the Seller will not be required to deliver the lists described in this Section 4.24.

                       5.   CONTINUING COVENANTS

5.1  Continuing Access Obligations.

     5.1.1 Access Obligations During Transition Period. Following the Closing Date until the Transition Period Termination Date, the Seller will continue to provide the Purchaser with all rights of access as provided in Section 4.3. On the Transition Period Termination Date, the Seller will deliver to the location(s) designated by the Purchaser for such delivery, the originals of all Books and Records.

     5.1.2 Continuing Access Obligations of the Purchaser. Following the Transition Period Termination Date, the Purchaser will (a) allow the Seller, upon reasonable prior notice and during regular business hours, through its Representatives, the right, at the Seller's expense, to examine and make copies of the Books and Records delivered to the Purchaser on the Transition Period Termination Date, for any reasonable business purpose including the preparation or examination of Tax returns, filings with Governmental Authorities and financial statements and the conduct of any Action whether pending or threatened, and
     (b) maintain such Books and Records for not less than seven years after the Closing Date for the Seller's examination and copying. Access to such Books and Records will be at the Seller's expense and may not unreasonably interfere with the Purchaser's or any successor company's business operations.

     5.1.3 Continuing Access Obligations of the Seller. Following the Transition Period Termination Date, the Seller will (a) allow the Purchaser, upon reasonable prior notice and during regular business hours, through its Representatives, the right, at the Purchaser's expense, to examine and make copies of any documents, filings, information, records and lists relating to the Business, the Reinsured Policies, the Transferred Assets or the Excluded Policies retained by the Seller (the "Retained Books and Records"), for any reasonable business purpose, including (i) the preparation or examination of Tax Returns, filings with any Governmental Authority and financial statements and (ii) the conduct of any Action, whether pending or threatened, concerning the conduct of the Business prior to the Closing Date and
     (b) maintain such Retained Books and Records for not less than seven years after the Closing Date for the Purchaser's examination and copying; provided that if the Seller liquidates or dissolves prior to such date, Seller will deliver all such Retained Books and Records to the Purchaser. Access to such Retained Books and Records will be at the Purchaser's expense and can not unreasonably interfere with the Seller's or any successor company's business operations.

5.2  Distribution of Class Four Creditor Value Share;
     Liquidation.

     5.2.1 Provision of Adequate Reserves.The Seller will not distribute any amount in respect of the Class Four Creditor Value Share or otherwise distribute assets in liquidation without providing and maintaining adequate reserves to satisfy the Seller's obligations under this Agreement and the Ancillary Agreements and all of the Seller's other liabilities and obligations, whether known or contingent. The Seller will not dissolve or otherwise cease its corporate existence prior to the end of the sixth month following the Transition Period Termination Date.

     5.2.2     Distribution of Class Four Creditor Value Share.
     Without limiting the generality of Section 5.2.1 above, the distribution of the Class Four Creditor Value Share will be subject to the provisions of this Section 5.2.2.

     (a) The Seller will not make any distribution of the Class Four Creditor Value Share prior to the Certified Statement Date (as defined below). The "Certified Statement Date" means the earlier to occur of (i) the date of delivery to the Purchaser of the Final Closing Date Statement, or (ii) the date of delivery to the Purchaser of the Certified Estimated Closing Date Statement (as defined below); provided, however, that the Certified Statement Date will in no event be earlier than the Closing Date; further provided, that the Seller may only deliver the Certified Estimated Closing Date Statement on or before the 15th day following the Closing Date. The "Certified Estimated Closing Date Statement" means the Estimated Closing Date Statement as reviewed and certified by Coopers & Lybrand L.L.P to accurately set forth the actual amount (rather than the Seller's good faith estimate) as of the Calculation Date of each of the amounts required to be set forth in the Estimated Closing Date Statement. Following the Certified Statement Date (and except as provided in Section 5.2.2(b)), the Seller may only distribute that portion of the Class Four Creditor Value Share that exceeds the Reserved Value Share (as defined below). The "Reserved Value Share" means the sum of $285 million plus (x) if the Certified Statement Date is the date of delivery of the Final Closing Date Statement, an amount (which will not be less than zero) equal to the remainder of (1) the Reserve minus the Ceding Commission, each as determined pursuant to the Final Closing Date Statement, minus
     (2) the Value (as of the Closing Date) of the Transferred Reserve Assets transferred to ANLIC on the Closing Date, or (y) if the Certified Statement Date is the date of delivery of the Certified Estimated Closing Date Statement, an amount (which will not be less than zero) equal to the remainder of (1) the Reserve minus the Ceding Commission, each as determined pursuant to the Certified Estimated Closing Date Statement, minus (2) the Value (as of the Closing Date) of the Transferred Reserve Assets transferred to ANLIC on the Closing Date. The Reserved Value Share will be retained in cash and Cash Equivalents by the Seller.

     (b) After (i) the earlier to occur of (A) the date the Purchaser delivers a notice of disagreement with the Final Closing Date Statement or (B) the end of the period provided for the Purchaser's review thereof as provided in Section 1.3.1, and
     (ii) the Seller's payment to ANLIC out of the Reserved Value Share of all undisputed amounts owing to ANLIC pursuant to
     Section 1.3.3, the Seller may make a distribution to the Class Four Creditors out of the remaining portion of the Reserved Value Share equal to the remainder of (x) the remaining portion of the Reserved Value Share, minus (y) the amount claimed as owing to ANLIC in such notice of disagreement to the extent disputed by the Seller. Upon final resolution of such disputes and payment out of the remaining portion of the Reserved Value Share to ANLIC of the full amount owing to ANLIC with respect thereto, the Seller may make an additional distribution to the Class Four Creditors equal to any remaining portion of the Reserved Value Share.

     5.2.3 Restriction on Liquidating Distributions. Without limiting the generality of Section 5.2.1 above, except as expressly contemplated pursuant to Section 5.2.2 above, the Seller will not distribute any amount in respect of the Class Four Creditor Value Share or otherwise distribute assets in liquidation prior to the Transition Period Termination Date.

5.3 Termination of Excluded Annuity Contracts. If approved by the Court pursuant to Section 4.11, the Seller will make commercially reasonable efforts to terminate all Excluded Annuity Contracts (other than Variable Annuities that are Contracts in Pay Status) at the end of the Rehabilitation Period.

5.4 Termination of Wrapped Accumulation Contracts. The Seller will, promptly after the termination of the Wrapped Accumulation Contracts, apply the surplus contained in Seller's Separate Account B as carried on the Seller's books on such date to such policies in compliance with the terms of the Plan and the relevant Rehabilitation Documents.

5.5  Marketing Support.  The Seller will: (a) provide the
     Purchaser with any information reasonably requested by the Purchaser or its Representatives with respect to the owners and holders of Wrapped Accumulation Contracts, Excluded Annuity Contracts and Variable Annuities (collectively, the "Terminating Policies"); (b) not provide any information with respect to the Terminating Policies to any other Person other than as necessary for the administration of the Terminating Policies; and
     (c) otherwise cooperate fully with the Purchaser in its marketing efforts to offer Replacement Policies to all owners and holders of Terminating Policies subject to the terms of the Transition Services Agreement.

5.6 Sufficiency of Staff and Assets. The Seller will continue to maintain sufficient levels of employees and assets (whether tangible or intangible) and all Permits necessary to perform the services contemplated by the Transition Services Agreement.

5.7 Policy Endorsements. At the Seller's cost and expense, the Seller will obtain all Permits from all relevant Governmental

     Authorities regarding all endorsements to the Reinsured Policies and all other Policies issued by the Seller that are required to effect the termination of the Rehabilitation Period in accordance with the terms of this Agreement, each of which must be made available for review by, and be reasonably acceptable to, the Purchaser prior to the filing thereof with any Governmental Authority. The Purchaser and First SunAmerica, as applicable, will cooperate with the Seller in preparing, filing and obtaining the Purchaser's related endorsements for the Replacement Policies.

5.8 Rehabilitation Documents. The Seller will continue to perform, and will cause each of its Subsidiaries to perform, all of their respective obligations relating to the Business, the Reinsured Policies and the Transferred Assets pursuant to the Plan and each Rehabilitation Document, as amended in accordance with this Agreement, to the extent that any such obligations continue in effect after the Closing.

5.9 Post-Closing Publicity. Following the Closing Date and until the Assumption Reinsurance Agreements have become effective with respect to all Reinsured Policies, the provisions of
     Section 4.9 will continue to apply.

5.10 Post-Rehabilitation Treatment of Reinsured and Replacement
     Policies.

     5.10.1 Continuation or Replacement. With respect to each Reinsured Life Policy, the Purchaser agrees to provide or cause ANLIC or First SunAmerica to provide a continuation of the existing Reinsured Life Policy in accordance with its terms.
     With respect to each Reinsured Annuity Contract, Purchaser agrees to provide or cause ANLIC or First SunAmerica to provide, as applicable, in its sole discretion, either (a) a continuation of the existing Reinsured Annuity Contract in accordance with its terms, or (b) a replacement policy written by the Purchaser, ANLIC or First SunAmerica, as applicable, that is substantially similar to the existing Reinsured Annuity Contract (each such replacement policy, a "Preserved Replacement Policy"). Any Preserved Replacement Policy will fully preserve all contractually guaranteed rights and values expressly provided in the existing Policy. Except for the Reinsured Policies for which the Policyholders have elected reduced paid-up or reduced face-amount options, to the extent any such Reinsured Policy has cash surrender rights, the cash surrender value of the Preserved Replacement Policy immediately after replacement will equal or exceed the Account Value of the Reinsured Policy immediately before replacement (without reduction for any moratorium or surrender charges).

     5.10.2 Additional Replacement Policies. The Purchaser may offer, or may cause ANLIC or First SunAmerica to offer, as applicable, other replacement Policies written by the Purchaser or any Subsidiary of the Purchaser, that do not need to comply with the requirements of Section 5.10.1 (each, an "Additional Replacement Policy"; each Preserved Replacement Policy and each Additional Replacement Policy is referred to as a "Replacement Policy"). For all such Additional Replacement Policies, the Purchaser agrees to establish, as applicable, all guaranteed contractual terms in a commercially fair and reasonable manner which terms are in the aggregate at least as favorable as those provided by the Purchaser, ANLIC or First SunAmerica, as the case may be, to its own existing policyholders under substantially similar Policies currently in force. Such exchange will be based on the full Account Value from the Reinsured Policy without application of any front-end sales charges other than premium taxes, if applicable, but such Additional Replacement Policy can include surrender charges and other customary policy features.

     5.10.3 Non-Guaranteed Elements. For all Replacement Policies issued pursuant to either Section 5.10.1 or 5.10.2, the Purchaser agrees to establish, or to cause ANLIC or First SunAmerica to establish, as applicable, all non-guaranteed elements of Replacement Policies in a competitive manner which elements will be, in the aggregate, at least as favorable as those provided from time to time by the Purchaser, ANLIC, First SunAmerica or any other Subsidiary of the Purchaser that may assume Reinsured Policies or issue Replacement Policies, as the case may be, to its own policyholders under substantially similar circumstances. In establishing such non-guaranteed elements, the Purchaser may take into consideration all relevant factors, including the presence or absence of surrender charges, actual and anticipated persistency, the interest rate environment in which the premium was received and in which crediting rates were established, actual and anticipated mortality, reinsurance premiums charged by third party reinsurers, administrative expenses and Taxes, notwithstanding the non-guaranteed elements used in policy illustrations prior to the date hereof.

     5.10.4 Eligible Policies. The following Policies are the only Policies that are eligible for Policy Enhancements: (a) each Policy that is either a continuation of an existing Reinsured Life Policy or a Replacement Policy for any such Reinsured Life Policy; (b) each Policy that is an Additional Replacement Policy for any Reinsured Annuity Contract that is a Covered Accumulation Contract; (c) each Additional Replacement Policy for any Excluded Annuity Contract that is a Covered Accumulation Contract; and
     (d) each Policy that is a continuation of an existing Reinsured Policy that is a Restructured Contract in Pay Status (collectively, the "Eligible Policies"). A Replacement Policy offered pursuant to Section 5.10.1 or 5.10.2 that falls within one of the above categories, will constitute an Eligible Policy even if such Replacement Policy is accepted by a policyholder prior to the Rehabilitation Period Termination Date. With respect to such Eligible Policies, the Purchaser, ANLIC and First SunAmerica agree to comply with all of the terms of Sections 5.10.1, 5.10.2, and 5.10.3 without regard to the Policy Enhancements Amount to be applied to such Eligible Policies. The amount of any Policy Enhancement must be fully incremental to each Eligible Policy (other than the Restructured Contracts in Pay Status where such Policy Enhancement is paid in cash), including any cash surrender value (other than Reinsured Policies that have elected "reduced paid up" or "reduced face amount" options in connection with the Rehabilitation), on the date such amount is applied.

     5.10.5 Approvals. The Purchaser agrees that prior to the time it offers or causes ANLIC or First SunAmerica to offer, as applicable, any Replacement Policy pursuant to this Section 5.10, the Purchaser, ANLIC or First SunAmerica, as applicable, will have obtained all policy form and endorsement Permits required to be obtained from Governmental Authorities for such Replacement Policy. Prior to the Closing, the Seller will cooperate with the Purchaser and its Subsidiaries in securing all such policy form and endorsement Permits.

     5.10.6 Guidelines for Restructured Life Policies. In addition to the above provisions, the Purchaser, ANLIC and First
     SunAmerica agree to the following with respect to the administration of Reinsured Life Policies (excluding those
     Reinsured Policies with respect to which the Policyholders have elected non-forfeiture options, including reduced paid-up and extended term insurance).

     (a) Mortality and expense charges will be initially established at the end of the Rehabilitation Period at the current
     "Preferred" COI scales, as modified prior to the Closing Date by mutual agreement of the Seller and the Purchaser.

     (b) Credited rates will be initially established at the end of the Rehabilitation Period at 5.0% based on the United States Treasury Rate on March 12, 1998. Such rate will be adjusted upward to the nearest 25 basis points if such rate declines, or downward to the nearest 25 basis points if such rate increases, in either case from the United States Treasury Rate on March 12, 1998 as compared to the United States Treasury Rate on last Business Day of the fourth month preceding the Rehabilitation Period Termination Date.

     (c) year crediting rates on funds paid into any Restructured Life Policy after the Rehabilitation Period Termination Date will be initially established at the end of the Rehabilitation Period at a level at least 50 basis points higher than the generally applicable crediting rate with respect to that Reinsured Policy. Such rate, once established, will remain in effect through December 31, 1999 and will apply to funds received prior to such date for one year from the date of receipt.

     (d) After the current elements have been initially established as set forth above, the Purchaser may establish, or cause ANLIC or First SunAmerica to establish, as applicable, such rates and charges from time to time in accordance with the requirements of Sections 4.18 and 5.10.3.

     5.10.7 Covered Accumulation Contract Replacement Policies. Except as set forth in the last sentence in this Section 5.10.7 and in Section 5.14, the Purchaser agrees to offer, or to cause ANLIC or First SunAmerica to offer, as applicable, at least one suitable contemporary fixed annuity and one suitable contemporary variable annuity as an Additional Replacement Policy, to be written by the Purchaser or any Subsidiary of the Purchaser with an issue date on or prior to January 1, 2000, for each Reinsured Annuity Contract (other than a 401(k) Contract) that is a Covered Accumulation Contract and each Excluded Annuity Contract that is a Covered Accumulation Contract and to offer at least one suitable contemporary Additional Replacement Policy to be written by any such Person for each Reinsured Annuity Contract that is a 401(k) Contract; provided, however, that the Purchaser and its Subsidiaries will only be obligated to offer a fixed annuity with respect to any Unallocated Accumulation Contract included in the Reinsured Policies. Such exchange will be based on the full Account Value from the relevant Policy without application of any front-end sales charges other than premium taxes, if applicable, but such Additional Replacement Policy can include surrender charges and other customary policy features. Notwithstanding the foregoing, the Purchaser will not be required to offer Additional Replacement Policies to those policyholders in any jurisdiction for which all necessary endorsements (including the Policy Enhancements Endorsements) and/or Permits have not been received.

5.11 Election to Capitalize Specified Policy Acquisition
     Expenses. Pursuant to Treas. Reg Section 1.848-2(g)(8), the Seller, the Purchaser, ANLIC and First SunAmerica hereby elect to determine specified policy acquisition expenses with respect to the Transactions without regard to the general deductions limitation. The provisions of this Section 5.11 will remain in effect for all taxable years for which the Indemnity Reinsurance Agreement remains in effect. The Seller, the Purchaser, ANLIC and First SunAmerica agree that the entity with net positive consideration for each taxable year will capitalize specified policy acquisition expenses with respect to the Transactions without regard to the general deductions limitation of
     Section 848(c)(1) of the Code. The Seller, the Purchaser, ANLIC and First SunAmerica agree to exchange information pertaining to the amount of net positive consideration for all reinsurance agreements in force between the Seller, on the one hand, and the Purchaser, ANLIC and First SunAmerica, on the other, each year to maintain consistency. To achieve this, the Seller will provide to the Purchaser a schedule of its calculation of net positive consideration for all reinsurance agreements in force between the Seller and the Purchaser, ANLIC or First SunAmerica for each taxable year by no later than April 30 of the succeeding year. The Purchaser will advise the Seller if it disagrees with the amounts provided by no later than May 31 of such year, otherwise the amounts will be presumed correct and will be reported by the parties in their respective federal income Tax returns for such year. If the Purchaser contests the Seller's calculation of the net positive consideration, the parties agree to act in good faith to resolve any differences within 30 days of the date the Purchaser submits its alternative calculation in accordance with the provisions of Section 8.2.2. Any disputed item that cannot be resolved within such period will be submitted to the Independent Party in accordance in Section 8.5. The Seller, ANLIC and First SunAmerica represent and warrant that they are subject to U.S. taxation under Subchapter L of the Code. The first taxable year for which this election will be effective is the taxable year in which the Closing Date occurs. As used in this Section 5.11, the terms "net positive consideration," "specified policy acquisition expenses," and "general deductions limitation" will have the meanings specified in Section 848 of the Code and Treas. Reg. Section 1.848-2.

5.12 Maintenance of Business. The Seller will refrain and will cause its present and future Affiliates to refrain from causing or attempting to cause or influence (or assisting any other Person in causing or attempting to cause or influence) (a) any Policyholder or customer to replace or terminate any Reinsured Policy or any Replacement Policy issued by the Purchaser or any of its Affiliates, in whole or in part, with products of any other Person at any time; or (b) any reinsurer to terminate or reduce any reinsurance, coinsurance or other similar contact, or sever a relationship with the Purchaser or any of its Affiliates at any time. The Seller will include in any transaction for the sale or disposition of any of its present and future Affiliates a covenant of the purchaser or successor thereof undertaking the terms of this Section 5.12 and making the Purchaser a third party beneficiary of such covenant. The Seller further agrees to promptly take all reasonable actions to enforce the terms of any rights it may have, whether under contract or Applicable Law, against any Person causing or attempting to cause or influence any event set forth above.

5.13 IBNR Settlement Amount.

     5.13.1 Allocation of Liability. Any liability under the Reinsured Policies or the Policies subject to the Inward Reinsurance Agreements resulting from the death of a Policyholder prior to the Closing Date that is reported to the Seller prior to the Transition Period Termination Date is an Excluded Liability and the Seller agrees that it will promptly service all such claims in the ordinary course of its business in accordance with past practices, including the Seller's policies regarding claims in course of settlement, due and unpaid claims and resisted claims. The Purchaser will make the payments with respect to the Account Values of such Policies required by the Transition Services Agreement. Any liability under the Reinsured Policies or the Policies subject to Inward Reinsurance Agreements resulting from the death of a Policyholder prior to the Closing Date that is not reported to the Seller prior to the Transition Period Termination Date will, subject to the terms hereof, become an Insurance Liability assumed by ANLIC or First SunAmerica, as applicable, on the IBNR Settlement Date and the Seller will transfer to ANLIC and First SunAmerica, as applicable, cash and/or Cash Equivalents equal to the IBNR Settlement Amount on the IBNR Settlement Date.

     5.13.2    Calculation of IBNR Settlement Amount.

     (a)  The IBNR Settlement Amount will be calculated as follows:
     if the Transition Period Termination Date occurs no more than five days after the end of the preceding calendar quarter, the Purchaser will use the Social Security Sweep for such calendar quarter to determine the Policyholders who have died prior to the

     Closing Date and whose deaths have not been reported to the Seller. If the Transition Period Termination Date occurs more than five days after the end of the preceding calendar quarter, the Purchaser will use the Social Security Sweep for the next calendar quarter ending after the Transition Period Termination Date to determine the Policyholders who have died prior to the Closing Date and whose deaths have not otherwise been reported to the Seller. With respect to all such Policyholders, the IBNR Settlement Amount will be an amount in cash equal to the face amount of such Policyholders' Policies less the sum of (i) the Account Value of such Policies; (ii) the amount recoverable from any Outward Reinsurer with respect to such Policies, provided that such Outward Reinsurance Agreement or Substitute Outward Reinsurance Agreement has been assigned to ANLIC or First SunAmerica; and (iii) any amounts paid by the Seller in settlement of death benefits with respect to such Policies (exclusive of amounts paid in (i) and (ii) above).

     (b) If the Transition Period Termination Date occurs no more than five days after the end of the preceding calendar quarter, the Purchaser will deliver its calculation of the amount of the IBNR Settlement Amount to the Seller within 60 days after the end of such calendar quarter. If the Transition Period Termination Date occurs more than five days after the end of the preceding calendar quarter, the Purchaser will deliver its calculation of the amount of the IBNR Settlement Amount to the Seller within 60 days after the end of the next calendar quarter following the Transition Period Termination Date. The Purchaser will provide the Seller access to any information used by the Purchaser in making its calculation of the IBNR Settlement Amount.

5.14 Solicitation of Policyholders. If the Purchaser solicits any policyholder to take any Replacement Policy prior to the end of the Rehabilitation Period, the Purchaser will make commercially reasonable efforts to solicit all of the Policyholders within 90 days of the first solicitation; provided that if any Policyholder accepts a Replacement Policy, the Seller will, with respect to the Account Value transferred to the Replacement Policy, conditionally waive the moratorium charge applicable to the surrendered Policy, which waiver will become irrevocable if the Replacement Policy is in force on the day following the last day of the applicable "free look" period. Notwithstanding the foregoing, neither the Purchaser nor any of its Affiliates will be required to offer any Policyholder a product if that Policyholder (a) does not meet the Purchaser's or such Affiliate's customary underwriting requirements for such product; or (b) is a Resident of a jurisdiction in which the Seller has not taken all actions and obtained all Permits required in connection with the Seller's Policy Enhancements Endorsement. In addition, neither the Purchaser nor any of its Affiliates will be required to offer a Replacement Policy with respect to any Restructured Contract in Pay Status.

5.15 Reinstated Policies. The Seller will only permit lapsed Policies in the categories of the Reinsured Policies to be reinstated as expressly required by the terms of such Policies. All reinstatement premiums received by the Seller will, for the period from the Closing Date through the Transition Period Termination Date, be transferred to ANLIC in accordance with the Indemnity Reinsurance Agreement and the Transition Services Agreement, and thereafter by direct payment from the Seller to ANLIC or First SunAmerica, as applicable.

5.16 Outward Reinsurance Agreements.

     5.16.1 Remaining Outward Reinsurance Agreements. If on or prior to the Closing Date the Seller has not, with respect to 100% of the aggregate face amount reinsured of all Reinsured Policies subject to Outward Reinsurance Agreements, either
     (a) effected an assignment (with or without an adjustment to the applicable premium) of the Outward Reinsurance Agreements by the Seller to ANLIC, including obtaining any consents required to effect such assignment (and, if applicable, the subsequent partial assignment by ANLIC to First SunAmerica relating to the New York Reinsured Policies on the New York Assumption Date), or
     (b) entered into one or more Substitute Outward Reinsurance Agreements (each Outward Reinsurance Agreement not so assigned or substituted being a "Remaining Outward Reinsurance Agreement" and the reinsurer thereunder being a "Remaining Outward Reinsurer"), the provisions of this Section 5.16 will apply. The Seller will use its commercially reasonable efforts to effect the assignment(s) or substitution of all Remaining Outward Reinsurance Agreements within 90 days after the Closing Date. At the end of such period, the Seller will, within five Business Days, pay to the Purchaser the amount that would have been added to the Outward Reinsurance Adjustment Amount with respect to the Outward Reinsurance Agreements assigned and the Substitute Outward Reinsurance Agreements effected during such period had the Outward Reinsurance Adjustment Amount been calculated as of the date such assignment or substitution became effective, together with interest thereon at a rate of 6.8% per annum from such effective date to the date of payment. If the Seller does not pay such amount within the stated time period, the Purchaser will be entitled to payment of such amount out of the Outward Reinsurance Escrow Account.

     5.16.2 Outward Reinsurance Escrow Amount. On the Closing Date, the Seller will deposit into escrow under the Escrow Agreement an amount (the "Outward Reinsurance Escrow Amount") equal to the sum of (a) for each Remaining Outward Reinsurance Agreement the greater of (i) five times the average aggregate claims paid by the Remaining Outward Reinsurer with respect to Reinsured Policies in 1996 and 1997, and (ii) five times the average aggregate reinsurance premium paid to such Remaining Outward Reinsurer in 1996 and 1997; plus (b) for all Remaining Outward Reinsurance Agreements, the sum of the two largest single life or second-to-die policies, with the respective size of single life policies measured as 100% of the net amount at risk, and with the respective size of second-to-die policies measured as 100% of the net amount at risk if only one Policyholder is alive or 50% of the net amount at risk if both Policyholders are alive. Such calculation will be made based on the financial information as of the Calculation Date for the Remaining Outward Reinsurance Agreements.

     5.16.3 Monthly Accounting. If at the beginning of the month in which the Closing Date occurs or any month following the Closing Date there are Reinsured Life Policies subject to a Remaining Outward Reinsurance Agreement (such month being an "Uncovered Month"), ANLIC and First SunAmerica will submit to the Seller within 30 days after the end of such Uncovered Month a calculation of (a) the amounts that would have been recoverable from the Remaining Outward Reinsurers for such month had the relevant Outward Reinsurance Agreements been assigned on the Closing Date, minus (b) an amount equal to one-twelfth of the cumulative annualized premium that would have been paid by the Purchaser to such Remaining Outward Reinsurers (adjusted for reinsurance of risk under Policies that would no longer be in force at the end of the Uncovered Month), in each case between the Closing Date and the end of the month for which the accounting is being prepared. If such calculation yields a net amount owing to ANLIC and/or First Sun America, then a portion of the Outward Reinsurance Escrow Amount equal to such amount plus interest thereon at a rate of 6.8% per annum from the end of the relevant Uncovered Month to the date of payment will be released from escrow and paid to ANLIC and/or First SunAmerica, as applicable.

     5.16.4 Settlement. If within 90 days after the Closing Date the Seller has failed to effect the assignment or substitution of all Remaining Outward Reinsurance Agreements, then the Purchaser will have an additional 180 days to obtain such assignment or substitution on such terms as the Purchaser, acting in good faith, deems appropriate. The Seller will provide information reasonably requested by the Purchaser and prospective Substitute Reinsurers at the Seller's cost. At the end of such period, the Seller will, within five Business Days, pay to the Purchaser the amount that would have been added to the Outward Reinsurance Adjustment Amount with respect to the Outward Reinsurance Agreements assigned and the Substitute Outward Reinsurance

     Agreements effected during such period, together with interest thereon at a rate of 6.8% per annum from the date such assignment or substitution became effective to the date of payment. If the Purchaser is not able to obtain all needed assignments or substitutions within such period, the parties will negotiate in good faith for a period of 30 days for a reduction of the Ceding Commission in accordance with the terms of Section 8.2.2. If they are unable to reach a settlement, the issue will be submitted to the Independent Party for a binding resolution to be determined in accordance with the procedures set forth in
     Section 8.5. Prior to the assignment or substitution of all Remaining Outward Reinsurance Agreements or the agreement of the parties set forth above, the Seller will continue to assume responsibility for claims thereunder and will make all appropriate claims against the applicable Outward Reinsurers with respect thereto.

     5.16.5 Release of Escrowed Funds and Payment of Net Reinsurance Premium to Seller. After obtaining all assignments or substitutions of Remaining Outward Reinsurance Agreements or the Seller's payment in full of any settlement with the Purchaser described in Section 5.16.4, (a) any remaining amounts in the Outward Reinsurance Escrow Account in excess of 10% of the original Outward Reinsurance Escrow Amount will be released to the Seller, and the remaining amounts will be held to satisfy claims arising during the Uncovered Months and (b) the Purchaser will pay (or will cause ANLIC or First SunAmerica, as applicable, to pay) to the Seller an amount in cash equal to the amount of net positive reinsurance premium for all Uncovered Months, if any, owing to the Seller pursuant to the calculation set forth in
     Section 5.16.3. After release of all amounts owing to ANLIC and First SunAmerica for Uncovered Months ending during such 180 day period, all remaining amounts in the Outward Reinsurance Escrow Account will be released to the Seller and the Seller will have no further liability for death claims incurred during any Uncovered Month.

5.17 Taxable Basis of Reinsured Policies.  On or prior to
     December 31, 1998, the Seller's Life Insurance Administration System will contain accurate information regarding the taxable basis of all but 13,000 or fewer Reinsured Life Policies with an Account Value of $5,000 or more. If this requirement is not satisfied on or prior to December 31, 1998, the Purchaser will be entitled to be paid $250,000 from the Claims Escrow Account.

5.18 Calculation of Account Values True-Ups. On or prior to the Account Values True- Up Date, the Seller will deliver to the Purchaser an audited calculation of the Account Values True-Up Amount for each Reinsured Policy as of the Rehabilitation Period Termination Date. Such calculation will be complete and correct when delivered and will comply with all applicable requirements of the Plan and the Rehabilitation Documents. The Purchaser's only obligation with respect thereto will be to credit or pay such amount promptly following receipt of cash and/or Cash Equivalents from the Seller as provided in Section 1.1.5(c).

5.19 Sale of Broker/Dealer. If the parties have not reached an agreement for the sale of the assets described in Section 4.19 prior to the Closing Date, the Seller agrees that it will not consummate a sale of such assets to any other Person for six months after the Transition Period Termination Date unless as part of such sale, the Seller obtains a non-competition covenant of the purchaser or successor thereof pursuant to which such Person undertakes the terms of Section 5.12 of this Agreement and makes the Purchaser a third party beneficiary of such covenant.

5.20 Agents. From and after the Closing Date the Purchaser agrees to pay, or cause ANLIC and/or First SunAmerica to pay, to Agents the commissions and other fees and compensation accruing after such date under the express written terms of the Assigned Contracts. The Purchaser further agrees that, to the extent necessary in order to allow it to fulfill its obligations to pay such commissions and other fees and compensation, it will cause ANLIC and/or First SunAmerica, as applicable, to appoint the Agents as agents of ANLIC and/or First SunAmerica under the Reinsured Life Policies, enter into appropriate agency contracts with the Agents and make all appropriate regulatory filings to effectuate such appointment.

5.21 Transfer of Assets to First SunAmerica. On the New York Assumption Date, ANLIC will transfer the appropriate amount of assets to First SunAmerica in respect of Reinsured Policies that First SunAmerica is assuming pursuant to the First SunAmerica Assumption Reinsurance Agreement. All assets transferred by ANLIC to First SunAmerica pursuant to this Section 5.21 will comply with applicable New York insurance laws and regulations relating to reserve assets. The Seller will have the right to review the documents effecting such transfer, such documents to be in form and substance that are reasonably satisfactory to the Seller.

5.22 Amendment of Schedules.  On or prior to the New York
     Assumption Date, the Seller will deliver to the Purchaser amended and restated versions of Schedules 3, 5 and Section 2.13 of the Seller's Disclosure Schedule allocating the items reflected in such Schedules to reflect the termination of the Indemnity Reinsurance Agreement with respect to the New York Reinsured Life Policies and the New York Reinsured Annuity Contracts and the assumption reinsurance of such Policies by First SunAmerica pursuant to the First SunAmerica Assumption Reinsurance Agreement.

5.23 Treatment of Policy Enhancements. Except with respect to Eligible Policies for which cash is distributed with respect to the Policy Enhancements to the Policyholder, its designee or the beneficiary of the Eligible Policy, as of the date the Policy Enhancements are credited to any Eligible Policy, the Purchaser and its Affiliates will reflect such crediting for SAP and Tax purposes as credited interest in the calculation of reserves with respect to such Eligible Policy, except to the extent required by a change in the Code, a published IRS ruling or a change in Applicable Law or SAP after the date of this Agreement.

5.24 Sale of Non-Terminated Variable Annuities. If the Court does not approve the termination of all Variable Annuities in accordance with Section 4.11, (a) the Seller will not enter into any transaction to reinsure or otherwise transfer any Variable Annuities in accumulation phase to any other Person prior to the three month anniversary of the Transition Period Termination Date; and (b) the Seller will not enter into any transaction to reinsure or otherwise transfer any Variable Annuities in pay-out status to any other Person prior to the Transition Period Termination Date; provided, however, that before the Seller enters into any binding agreement to reinsure or otherwise transfer any Variable Annuities, the Purchaser will have a right of first offer with respect thereto; and provided, further, any such sale to another Person must be on terms that are no less favorable to the Seller than the terms offered by the Purchaser.

5.25 Grandfathered Premiums Indemnity.

     (a) If the Grandfathering Ruling has not been obtained prior to the Closing Date, the Seller will keep track of the Grandfathered Premiums and Net Grandfathered Premiums as part of the services provided to the Purchaser under the Transition Services Agreement prior to the Transition Period Termination Date. If the Grandfathering Ruling has not been received prior to the ten month anniversary of the Closing Date or such earlier date as the Purchaser and the Seller in good faith agree that the Grandfathering Ruling will not be obtained, the Grandfathered Premiums Indemnity Amount will be calculated by the Purchaser as of the 14th month anniversary of the Closing Date, and such calculation, together with a detailed statement explaining how such calculation was made, will be delivered to the Seller within

     30 Business Days after the 14th month anniversary of the Closing Date. The Seller will then have ten Business Days to dispute the Purchaser's calculation. If the Seller does not give timely notice of any dispute regarding the Purchaser's calculation, the Purchaser will be entitled to payment of such amount out of the Claims Escrow Account. If the Seller gives timely notice of any dispute regarding the Purchaser's calculation, the Purchaser will file a notice of its Claims Escrow Claim pursuant to the Escrow Agreement, and the parties will proceed to resolve such dispute by submitting such dispute to the Independent Party in accordance with Section 8.5.

     (b) If the Grandfathering Ruling has not been received prior to the ten month anniversary of the Closing Date, the Purchaser will cause ANLIC and/or First SunAmerica, as applicable, to give the policyholders of the Reinsured Policies listed on the deliveries specified in Section 4.24 the option to have Grandfathered Premiums returned and to have their Account Value reduced accordingly. The Purchaser may provide such notice earlier than the ten month anniversary of the Closing Date if the Purchaser and the Seller in good faith agree that the Grandfathering Ruling will not be obtained.

5.26 Severance Plan. Prior to the Transition Period Termination Date, the Seller will maintain in effect and not amend or modify its Severance Plan in any material respect without the prior written consent of the Purchaser, which will not be unreasonably withheld.

5.27 Transition Period Termination Date Policy Lists. On or prior to the 15th Business Day after the Transition Period Termination Date, the Seller will deliver to the Purchaser a correct and complete schedule containing the following information with respect to each Reinsured Policy: (a) the Account Value as of the Transition Period Termination Date;
     (b) all premiums received after the Closing Date and prior to the Transition Period Termination Date; and (c) each premium identified in clause (b) accumulated to the Transition Period Termination Date at the credited interest rate actually applied to that premium; provided, however, the Seller will not be obligated to provide the information specified in clauses (b) and
     (c) above if the Grandfathering Ruling has been obtained on or prior to the Transition Period Termination Date.

                      6.   CONDITIONS PRECEDENT

6.1 General. The respective obligations set forth herein of the Seller and the Purchaser to consummate the Transactions at the Closing are subject to the satisfaction, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4 (collectively, the "Closing Conditions"). It is the specific intent of the parties that each obligation to be satisfied and each agreement to be performed prior to the Closing Date or in the event of a termination prior to the consummation of the Transactions is a separate agreement of the parties and is a presently enforceable obligation of the relevant parties not subject to satisfaction of the Closing Conditions except as expressly set forth in the provision giving rise to such obligation or agreement. The Seller will not contest or support the effort of any Person to contest the enforceability of any such obligation or agreement and, to the fullest extent permitted by Applicable Law, waives any claim or objection it might have to the effect that any such obligation or agreement is subject to satisfaction of the Closing Conditions.

6.2  Conditions to Obligations of Both Parties.

     6.2.1 HSR Act. The waiting period under the HSR Act will have expired or been terminated.

     6.2.2 No Injunction, etc. Except with respect to the approval of the Court as set forth in Section 6.2.3 below or in connection with the proceedings before the Court with respect to such approval: (a) consummation of the Transactions will not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any Governmental Authority; and (b) no Action will have been instituted and remain pending at the Closing Date by any Governmental Authority or any other Person to restrain, enjoin or otherwise prevent the consummation of the Transactions. There will not have been promulgated, entered, issued or determined by any Governmental Authority to be applicable to this Agreement or the Ancillary Agreements any Applicable Law making illegal the consummation of the Transactions.

     6.2.3 Approval of the Court. The Court will have entered orders, none of which will be subject to conditions that are materially burdensome and each of which will have become a Final Order, with respect to the amendments and other orders to be filed with the Court as described in Exhibit I and indicated in
     Exhibit I as conditions to the obligations of both the Seller and the Purchaser to consummate the Transactions to be completed at the Closing.

     6.2.4 Approval of the Class Four Creditors. The Class Four Creditors, representing the requisite percentage as set forth in the Plan, the Stock Trust Agreement and the Settlement Agreement, will have approved, in the form attached hereto as Exhibit J, the consummation of the Transactions in accordance with
     Section 6.08(b) of the Plan and Section 4.1(b) of the Stock Trust
     Agreement.

     6.2.5 Approval of the Reinsurers. A majority in interest of the Reinsurers (determined in accordance with the Reinsurance Agreement) will have approved, in form and substance satisfactory to the Purchaser, (a) the consummation of the Transactions in accordance with Section 12(j) of the Reinsurance Agreement, and
     (b) the amendments to the Plan modifying their participation, obligations and rights under certain Rehabilitation Documents as of the Rehabilitation Period Termination Date.

     6.2.6 Approval of NOLHGA on Behalf of the Participating Guaranty Associations. NOLHGA, on behalf of the Participating Guaranty Associations, will have approved, in form and substance satisfactory to the Purchaser, the amendments to the Plan modifying their participation, obligations and rights under certain Rehabilitation Documents as of the Rehabilitation Period Termination Date.

     6.2.7 Approval of First SunAmerica by the Commissioner. The Commissioner will have approved First SunAmerica as an accredited reinsurer in the State of New Jersey.

     6.2.8 Other Permits. All other Permits required to be made or obtained prior to the Closing in connection with the execution and delivery of this Agreement and the Ancillary Agreements and consummation of the Transactions, in addition to those referred to in Sections 6.2.1 through 6.2.7, will have been made or obtained.

     6.2.9 Ancillary Agreements. Each Ancillary Agreement will have been signed and delivered by the parties thereto.

     6.2.10 Additional Instruments and Documents. Additional instruments or documents reasonably requested by a party in connection with the execution of this Agreement and the Ancillary Agreements and the consummation of the Transaction will have been signed and delivered by the parties thereto.

     6.2.11 Change in Law Regarding Tax Impact on Policyholders. There has not been, since the date of this Agreement, (a) a change in the Code, (b) a published IRS ruling, or (c) a change in SAP or other Applicable Law that would result in a change in the Purchaser's treatment for SAP and Tax purposes of the crediting of the Policy Enhancements from that provided in
     Section 5.23, in any case that causes the representation and warranty in Section 2.10.3 not to be true and correct in all material respects.

6.3  Conditions to Obligations of the Seller.

     6.3.1 Representations, Warranties and Agreements of the Purchaser. The representations and warranties in Section 3 will be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time. The Purchaser will have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

     6.3.2 Officer's Certificate. The Purchaser will have delivered to the Seller a certificate, dated the Closing Date and signed by an authorized executive officer, as to the fulfillment of the conditions set forth in Section 6.3.1.

     6.3.3 Opinions of Counsel. The Seller will have received opinions from the general counsel of the Purchaser and O'Melveny
     & Myers LLP and McElroy, Deutsch and Mulvaney, each as special counsel for the Purchaser, in the form of Exhibits G-1, G-2 and G-3, respectively.

6.4  Conditions to Obligations of the Purchaser.

     6.4.1 Representations, Warranties and Agreements of the Seller. The representations and warranties in Section 2 will be true and correct in all material respects when made and at and as of the Closing with the same effect as though made at and as of such time. The Seller will have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

     6.4.2 Officer's Certificate. The Seller will have delivered to the Purchaser a certificate, dated the Closing Date and signed by an authorized executive officer, as to the fulfillment of the conditions set forth in Section 6.4.1.

     6.4.3 Opinions of Counsel. The Purchaser will have received opinions from the general counsel of the Seller, and Debevoise & Plimpton and Gibbons, Del Deo, Dolan, Griffinger & Vecchione, each as special counsel for the Seller, as set forth on Exhibits H-1, H-2 and H-3, respectively.

     6.4.4 Funding of Escrow Agreement. The Seller will have deposited into escrow cash and Cash Equivalents with an aggregate Value on the Closing Date equal to the sum of: (a) the Claims Escrow Amount; (b) the Tax Reserves Indemnity Escrow Amount;
     (c) the DAC Reduction Escrow Amount or the DAC Election Escrow Amount, as the case may be; (d) if applicable, the Outward Reinsurance Escrow Amount; (e) the COI Adjustment Escrow Amount; and (f) if applicable, the Policy Enhancements Endorsements Escrow Amount, in each case in accordance with the terms of the Escrow Agreement.

     6.4.5 Policy Enhancements Amount. The Policy Enhancements Amount as of the Closing Date will not be less than the remainder of (a) $225,000,000, minus (b) the Integrity Policy Enhancements Amount.

     6.4.6 Reserve Liabilities. The aggregate amount of the Reserve Liabilities as of the Closing Date excluding reserves for pending death claims will not be less than (a) if the Closing Date is on or before January 1, 1999: (i) $5,248,519,895 if the Reinsured 401(k) Contracts exclude the Policies described in clause (b) of the definition thereof, or (ii) $5,340,004,108 if the Reinsured 401(k) Contracts include the Policies described in clause (b) of the definition thereof; and (b) if the Closing Date is after January 1, 1999: $4,849,175,990 if the Reinsured 401(k) Contracts exclude the Policies described in clause (b) of the definition thereof, or (ii) $4,933,699,448 if the Reinsured 401(k) Contracts include the Policies described in clause (b) of the definition thereof, and, in either case, the Seller will have delivered to the Purchaser a certificate signed by its chief financial officer confirming the foregoing.

     6.4.7 Assurances Regarding Simultaneous Assumption of Reinsured Policies. The Purchaser will have received assurances in form and substance reasonably satisfactory to it that a simultaneous assumption of all Reinsured Policies held by Residents of the states of New York, New Jersey and Arizona can be effected on the Rehabilitation Period Termination Date without obtaining Policyholder consent thereto in any such jurisdiction.

     6.4.8 Outward Reinsurance Agreements. The Seller will have, with respect to not less than 75% of the aggregate face amount reinsured of all Reinsured Policies subject to Outward Reinsurance Agreements on the date of this Agreement, either
     (a) effected an assignment to the Purchaser of the Outward Reinsurance Agreements (with or without an adjustment to the applicable premium), or (b) entered into one or more Substitute Outward Reinsurance Agreements.

     6.4.9     Court Order, Regulatory Approvals and Other Filings.

     (a) The Court will have entered orders, each of which will have become a Final Order with respect to the amendments and other orders to be filed with the Court as described in Exhibit I and indicated in Exhibit I as conditions to the obligations of the Purchaser to consummate the Transactions at the Closing.

     (b) The New York State Insurance Department will have waived any requirement for the posting of security by reason of ANLIC's status as a non-New York licensed reinsurer and the Purchaser will have received assurances in form and substance reasonably satisfactory to it that ANLIC will not be subject to regulatory requirements in New York or regulatory oversight by the New York State Insurance Department by virtue of the transactions contemplated by the Indemnity Reinsurance Agreement or this Agreement.

     (c) The Seller will have obtained the approval from the appropriate Governmental Authority in all jurisdictions of the forms of the Reaffirmed Contracts and the Restructured Contracts. If the approval of a particular jurisdiction is not obtained, the Purchaser may elect to treat the Policies of that jurisdiction as Excluded Policies with appropriate adjustments to the Ceding Commission, the Policy Enhancements Amount and other applicable elements.

     (d) The Seller will have obtained all necessary Permits to attach the Policy Enhancements Endorsements in at least as many jurisdictions as are required to account for 85% of the aggregate Account Values of each of the Reinsured Life Policies and the Reinsured Annuity Contracts, measured as of the Calculation Date, and such jurisdictions will include Arizona, New York, New Jersey, Michigan and Illinois.

     6.4.10 Updated Calculation of Impairments. The Seller will have delivered to the Purchaser an updated calculation of the Impairment for each Reinsured Policy and each other Eligible Policy as of a date not more than 45 nor less than 30 days before the Closing Date, which calculation will include the effect of the Account Values True-Up Amount that has accrued through the date of calculation, together with all supporting documentation used by the Seller as a basis for its calculation.

     6.4.11 Changes to COI Scale. The Seller will have obtained all necessary Permits for the Purchaser to implement the Modified COI Scale in Arizona, New York and New Jersey.

     6.4.12 Estimated Closing Date Statement and Updated Schedules. The Seller will have delivered to the Purchaser the documents required to be delivered prior to the Closing Date pursuant to
     Section 1.2.2.

     6.4.13 Transferred Reserve Assets. Of the Transferred Reserve Assets transferred to ANLIC at Closing, not less than $1.0 billion will consist of cash, Cash Equivalents and Investment Grade Securities that mature no later than September 30, 1999.

     6.4.14 Updated Policy Lists. Unless the Grandfathering Ruling has been obtained prior to the Closing Date, the Seller will have delivered to the Purchaser a copy of the lists described in
     Section 4.24, which lists will not reflect a material increase in either the total number of policyholders or total amount of premiums with respect to the Reinsured Life Policies contained on such lists from the lists provided to the Purchaser in accordance with Section 2.12.22. For purposes of this Section 6.4.14,
     (a) the list provided to the Purchaser pursuant to
     Section 2.12.22(a) will be compared to the list provided to the Purchaser pursuant to Section 4.24(a) and the list provided to the Purchaser pursuant to Section 2.12.22(b) will be compared to the list provided to the Purchaser pursuant to Section 4.24(b);
     (b) a "material increase" in the number of Policyholders will mean that the list provided to the Purchaser pursuant to
     Section 4.24(a) includes 100,000 or more Policyholders; and (c) a "material increase" in the total amount of premiums will mean that the aggregate amount of premiums reflected on the list provided pursuant to Section 4.24(a) is 120% or more of the aggregate amount of premiums reflected on the list provided pursuant to Section 2.12.22(a).

                    7.   INDEMNIFICATION AND SURVIVAL

7.1  Tax Indemnification and Other Tax Matters.

     7.1.1 Section 848 Election Tax Benefit. In calculating the payments to be made pursuant to Section 1.1, the parties have assumed that the Purchaser will not be required to capitalize any portion of its specified policy acquisition expenses calculated pursuant to Section 848(c)(1) of the Code as a result of the assumption and reinsurance (or indemnity reinsurance) of the Reinsured Policies (any amount of specified policy acquisition expenses required to be capitalized by the Purchaser as calculated under Section 848 of the Code is referred to herein as the "DAC Amount"). To the extent this assumption proves to be incorrect, the parties agree that payments will be made in accordance with this Section 7.1, which is intended to reach a result consistent with this principle.

     7.1.2 Assumptions for Insolvent Insurance Company Election Tax Benefit. The amounts payable pursuant to Section 1.1 have been agreed to by the parties based, in part, upon the assumption that: (a) the Seller is qualified to make the election provided pursuant to Treas. Reg. Section 1.848-2(i)(4) with respect to the reinsurance of the Reinsured Policies by the Purchaser pursuant to this Agreement (the "Election"); (b) as a result of the Election, there will be a "reduction amount," as determined under Treas. Reg. 1.848-2(i)(4)(iii)(A)-(D) (the "Allocation Regulations"), that is equal to, and in no event less than, the DAC Amount that would result from the Purchaser's assumption and reinsurance of the Reinsured Policies in the absence of the Election; and (c) the full amount referred to in clause (b) will be available to the Purchaser as a result of the Election (collectively, the "Assumptions").

     7.1.3 Deposits to DAC Tax Indemnity Account at Closing. If a ruling from the IRS, reasonably satisfactory to the Purchaser addressing the Transactions and in which the Purchaser has participated, to the effect that Seller is qualified to make the Election (the "Letter Ruling") has been received prior to the Closing Date, then the Seller at Closing will deposit the DAC Reduction Escrow Amount into the DAC Tax Indemnity Account created pursuant to the Escrow Agreement. If the Letter Ruling has not been received prior to the Closing Date, then the Seller will deposit the DAC Election Escrow Amount into the DAC Tax Indemnity Account created pursuant to the Escrow Agreement.

     7.1.4     Computation of DAC Reduction Amount.

     (a) No later than 135 days after the end of its taxable year that includes the Closing Date, the Seller will provide to the Purchaser its initial calculation of the DAC Reduction Amount, together with all reasonably requested documentation supporting such calculation (the "Initial Calculation"). If the Seller fails to provide such Initial Calculation by the date set forth in the preceding sentence, the Initial Calculation amount will equal the DAC Reduction Escrow Amount. Regardless of whether the Letter Ruling will have been received prior to the date thereof, such calculation will be prepared in a manner consistent with the Assumption set forth in clause (a) of Section 7.1.2. Within 30 Business Days following its receipt of such Initial Calculation, including supporting documentation, the Purchaser will inform the Seller, in writing, of any dispute regarding the amounts set forth in such report, and such dispute, if not resolved by the parties within 30 Business Days following the Seller's receipt of notice of the dispute, will be resolved by the Independent Party. The amount determined pursuant to the preceding sentence, including the resolution of any dispute with respect thereto, is referred to as the "Final DAC Reduction Amount".

     (b) On the date that is 30 Business Days after the determination of the Final DAC Reduction Amount an amount equal to the Final DAC Reduction Amount (but not less than the Initial Calculation amount) will be paid from the DAC Tax Indemnity Account to the Purchaser, together with a pro rata portion of the earnings on such amount in the DAC Tax Indemnity Account from the date of deposit until the date of such payment ("Interest"). If, on the date provided in the preceding sentence, there will have been a Final Determination that the Seller is qualified to make the Election, the remaining balance in the DAC Tax Indemnity Account will be paid from the DAC Tax Indemnity Account to the Seller. If, on such date, a Final Determination that the Seller is qualified to make the Election has not occurred, the remaining balance in the DAC Tax Indemnity Account will be retained in such account and distributed only as provided below.

     7.1.5 Release of the DAC Election Escrow Amount. If a Final Determination that the Seller is qualified to make the Election occurs at any time at least 30 days prior to the last date, taking into account automatic extensions, that First SunAmerica (if the Closing Date is in 1998) or ANLIC (if the Closing Date is in 1999) is eligible to file its federal income tax return for the taxable year that includes the Closing Date (the "Filing Date"), then, on the date that is 20 Business Days after the date on which the Seller provides to the Purchaser a copy of the Letter Ruling or a copy of such other documents evidencing a Final Determination, Seller will be paid the following from the DAC Tax Indemnity Account:

     (a) if, on or before such date, the Purchaser has received payment pursuant to Section 7.1.4(b), the remaining balance in the DAC Tax Indemnity Account will be paid to Seller; or

     (b) if, on or before such date, the Purchaser has not received payment pursuant to Section 7.1.4(b) an amount equal to the excess of (x) the amount deposited by the Seller into the DAC Tax Indemnity Account pursuant to Section 7.1.3 over (y) the DAC Reduction Escrow Amount, plus a pro rata portion of Interest on such excess, will be paid to Seller.
     If at least 30 days prior to the Filing Date a Final Determination that the Seller is qualified to make the Election has not occurred, then the amount held in the DAC
     Tax Indemnity Account (as reduced by any distribution to the Purchaser pursuant to Section 7.1.4(b)) will be retained in the account and distributed only as provided in
     Section 7.1.6 or Section 7.1.7.

     7.1.6     Filing of the Purchaser's Tax Return.

     (a) If at least 30 days prior to the Filing Date a Final Determination that the Seller is qualified to make the Election has not occurred, the Seller will provide to the Purchaser a legal opinion (the "Qualification Opinion") addressed to the Purchaser from a nationally recognized law firm, which firm is reasonably acceptable to the Purchaser (an "Acceptable Law Firm") concluding that a court would more likely than not hold that the Seller is qualified to make the Election. If, and only if, a Final Determination that the Seller is qualified to make the Election has occurred or the Purchaser has received the Qualification Opinion when and as provided for pursuant to this
     Section 7.1.6, then the Purchaser will, and will cause its Affiliates to, make (and not modify or withdraw) the Election as required by Treas. Reg. 1.848-2(i)(4)(iv) and prepare and file its federal income tax returns (and all state or local tax returns and all financial and statutory reports reflecting the Tax consequences of the Transactions) in a manner consistent with having made the Election. If the Purchaser is not required, pursuant to this Section 7.1.6, to file its federal income tax returns for the taxable year in which the Closing Date occurs, in a manner consistent with having made the Election, then the amount in the DAC Tax Indemnity Account will be paid to the Purchaser from such account on the Filing Date.

     (b) If the Purchaser is required pursuant to Section 7.1.6(a) to make the Election and to file its federal income tax returns in a manner consistent with having made the Election, the Seller will make (and not modify or withdraw) the Election and will give evidence to the Purchaser that such Election has been properly made under Treas. Reg. 1.848-2(i)(4)(iv). Appropriate forms for making the Election will be executed by the Seller at Closing and deposited with the Purchaser. If the Purchaser is required pursuant to Section 7.1.6(a) to make the Election and to file its federal income tax returns in a manner consistent with having made the Election, the Seller will, and will cause its Affiliates to, prepare and file its federal income Tax returns (and all state or local Tax returns and all financial and statutory reports reflecting the Tax consequences of the Transactions) in a manner consistent with having made the Election.

     7.1.7 Method for Ensuring Benefits. The Seller will indemnify the Purchaser for the benefit determined under
     Section 7.1.1 (the "Insolvent Insurer Election Tax Indemnity"); provided, that the Purchaser's right to indemnification will be limited to the funds held in the DAC Tax Indemnity Account, as reduced by any amounts previously distributed from such account in accordance with the terms of this Agreement. The Insolvent Insurer Election Tax Indemnity will be implemented as follows:

     (a) If a Final Determination that the Seller is qualified to make the Election has not occurred as of 30 days prior to the Filing Date, then 30 days after a Final Determination that the Seller is eligible to make the Election and has done so, if the distribution to the Purchaser has been made pursuant to
     Section 7.1.4(b), the remaining balance in the DAC Tax Indemnity Account, or if the distribution to the Purchaser has not been made pursuant to Section 7.1.4(b), an amount equal to (x) the amount deposited by the Seller into the DAC Tax Indemnity Account pursuant to Section 7.1.3 over (y) the DAC Reduction Escrow Amount, plus a pro rata portion of Interest on such excess, will be paid to Seller from the DAC Tax Indemnity Account.

     (b) If a Final Determination is made, whether as a result of a settlement agreement with the IRS or otherwise, that the Purchaser is entitled to a portion of the federal income tax benefit attributable to the Election, then a portion of the remaining DAC Election Escrow Amount in an amount that is not greater than the amount necessary to indemnify the Purchaser (including any previously unreimbursed reasonable out-of-pocket costs of contest, interest and penalties) with respect to the disallowed portion of such benefit, will be paid to the Purchaser from the DAC Tax Indemnity Account, together with Interest on such portion, and any remainder of the DAC Election Escrow Amount, together with Interest on such remainder, will be paid to the Seller from the DAC Tax Indemnity Account.

     (c) Upon a Final Determination that the Seller is not eligible to make the Election, provided the Purchaser has filed its federal income Tax return consistent with having made the Election to the extent required by Section 7.1.6(a) or (b), the remaining balance in the DAC Tax Indemnity Account will be paid to the Purchaser from the DAC Tax Indemnity Account.

     (d) Any amount payable from the DAC Tax Indemnity Account pursuant to Section 7.1.7(b) will be determined by agreement between the Purchaser and the Seller, and any dispute between them will be resolved, in a manner consistent with the principles set forth in Section 7.1.1, by the Independent Party.
     All amounts payable to the Seller pursuant to this
     Section 7.1.7 will be reduced by any previously unreimbursed reasonable out-of-pocket costs of contest with the IRS incurred by the Purchaser in reaching a Final Determination, which amount will be paid from the DAC Tax Indemnity Account to the Purchaser.

     7.1.8     Calculation of DAC Escrow Amounts.

     (a) The DAC Election Escrow Amount will be determined by the Seller in good faith on an estimated basis in accordance with the procedures set forth in Schedule 9 and reported to the Purchaser no later than five Business Days prior to the Closing Date, and such estimated amount will, if a Final Determination that the Seller is qualified to make the Election has not occurred by such date, be used on the Closing Date for purposes of determining the amount deposited in the DAC Tax Indemnity Account. No later than 60 days after the Closing Date the Purchaser will provide to the Seller its report of the final DAC Election Escrow Amount, calculated in a manner consistent with the preceding sentence, and any dispute with respect thereto will be resolved by the Independent Party. If a Final Determination that the Seller is qualified to make the Election has not occurred within five Business Days after the later of Seller's receipt of such report or the resolution of any such dispute, the Seller will deposit into the DAC Tax Indemnity Account an additional amount, equal to the excess, if any, of the DAC Election Escrow Amount as so finally determined over the amount deposited on the Closing Date, or an amount equal to the excess, if any, of the amount of the DAC Election Escrow Amount deposited on the Closing Date over the amount as so finally determined will be released from escrow and delivered to the Seller.

     (b) The DAC Reduction Escrow Amount will be determined by the Seller in good faith on an estimated basis in accordance with the procedures set forth in Schedule 9 and reported to the Purchaser no later than five Business Days prior to the Closing Date, and, if a Final Determination that the Seller is qualified to make the Election has occurred, such estimated amount will be used on the Closing Date for purposes of determining the DAC Reduction Escrow Amount deposited in the DAC Tax Indemnity Account on the Closing Date. No later than 60 days after the end of its taxable year that includes the Closing Date, the Seller will deliver to the Purchaser its report of the final DAC Reduction Escrow Amount in a manner consistent with preceding sentences, and any dispute with respect thereto will be resolved by the Independent Party.

     If a Final Determination that the Seller is qualified to make the Election has not occurred, within five Business Days after the later of the Purchaser's receipt of such report or the resolution of any such dispute, the Seller will deposit into the DAC Tax Indemnity Account an additional amount equal to the excess, if any, of the DAC Reduction Escrow Amount as so finally determined over the amount deposited on the Closing Date, or an amount equal to the excess, if any, of the amount of the DAC Reduction Escrow Amount deposited on the Closing Date over the amount as so finally determined will be released from escrow and delivered to the Seller.

7.2  Survival of Representations and Covenants of the Purchaser.
     The representations and warranties set forth in Section 3 will survive the execution, delivery and performance of this Agreement and the consummation of the Transactions for a period of two years following the Closing Date. The covenants and agreements of the Purchaser set forth in this Agreement will survive such execution, delivery, performance and consummation until the expiration of all applicable statutes of limitations. No Action can be commenced by the Seller with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements will survive pursuant to this Section 7.2 (the "Applicable Purchaser Survival Period"); provided, however, that subject to this
     Section 7.2, the Seller will have the right to commence an Action after the expiration of the Applicable Purchaser Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants or agreements that have been asserted by Seller under Section 7.4 hereof before the expiration of the Applicable Purchaser Survival Period.


7.3  Survival of Representations and Covenants of the Seller.
     The representations and warranties set forth in Section 2 will survive the execution, delivery and performance of this Agreement and the consummation of the Transactions for a period of two years following the Closing Date; provided, however, that the representations contained in Sections 2.2, 2.3, 2.10, 2.18 and
     2.21 will survive until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). The covenants and agreements of the Seller set forth in this Agreement will survive such execution, delivery, performance and consummation until the expiration of all applicable statutes of limitations. No Action, including any Escrow Claim, can be commenced by the Purchaser with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements will survive pursuant to this Section 7.3 (the "Applicable Seller Survival Period"); provided, however, that, subject to this Section 7.3, Purchaser will have the right to commence an Action or make an Escrow Claim after the expiration of the Applicable Seller Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants and agreements that have been asserted by Purchaser, as the case may be, under Section 7.5 before the expiration of the Applicable Seller Survival Period.


7.4 Indemnification by the Purchaser. Subject to Section 7.2, the Purchaser will indemnify the Seller for, and will hold it harmless from, any and all Damages incurred or sustained by the Seller relating to, associated with or arising out of (a) any breach of any covenant or agreement contained in this Agreement or in any Ancillary Agreement by the Purchaser, ANLIC or First SunAmerica; (b) any breach of any of the warranties or representations of the Purchaser set forth in Section 3 of this Agreement or in any Ancillary Agreement; (c) any Insurance Liability; (d) the failure by the Purchaser, ANLIC or First SunAmerica to administer the Policy Enhancements in accordance with the Policy Enhancements Procedures; or (e) the failure of the Purchaser, ANLIC or First SunAmerica to perform its obligations arising under Assigned Contracts.

7.5  Indemnification by the Seller.

     7.5.1 General Indemnity. Subject to Section 7.3, the Seller will indemnify the Purchaser, ANLIC and First SunAmerica for, and will hold the Purchaser, ANLIC and First SunAmerica harmless from, any and all Damages asserted against or incurred or sustained by the Purchaser, ANLIC or First SunAmerica relating to, associated with or arising out of: (a) any Excluded Liability; (b) any breach of any covenant or agreement contained in this Agreement or in any Ancillary Agreement by the Seller;
     (c) death benefits, net of the sum of any amounts recovered from reinsurers and Account Values, on deaths occurring on or before the Closing Date that are reported prior to the Transition Period Termination Date; and (d) any breach of any of the warranties or representations of the Seller set forth in Section 2 of this Agreement (deleting, for this purpose, (i) any materiality or knowledge qualifier or requirement regarding Material Adverse Effect contained in the following: Section 2.3.1, Section 2.5,
     Section 2.8, Section 2.12.4, Section 2.12.6, Section 2.12.11 and
     Section 2.17; and (ii) any scheduled exception contained in
     Section 2.12.4(g) of the Seller's Disclosure Schedule).

     7.5.2 Tax Treatment of Policies Indemnity. Without limiting the generality of Section 7.5.1 and subject to Section 7.6.1, the Seller will indemnify the Purchaser, ANLIC and First SunAmerica for, and will hold the Purchaser, ANLIC and First SunAmerica harmless from, any and all Damages asserted against or incurred or sustained by the Purchaser, ANLIC or First SunAmerica attributable to: (a) costs and losses incurred by Policyholders of Reinsured Policies, or payments required to be made to any Governmental Authority or Policyholders of Reinsured Policies in respect of such costs or losses as a result of the breach of the representation contained in Section 2.10.1; and (b) increased Taxes of the Purchaser, ANLIC or First SunAmerica as a result of the breach of the representation contained in Section 2.10.1; provided, that unless and until the cumulative amounts described in clauses (a) and (b) of this Section 7.5.2 exceed $750,000, the Seller's indemnification obligation will be limited to 50% of such Damages and only such 50% share will be applied against and reduce the threshold described in Section 7.6.1. Notwithstanding the foregoing sentence, the Seller will have no obligation to indemnify or hold harmless the Purchaser, ANLIC or First SunAmerica hereunder solely to the extent that any such Damages arise as a result of an amendment or modification of a Reinsured Policy effected after the assumption of such Policy by ANLIC by any Person other than the Seller.

     7.5.3 Tax Reserves Indemnity. Without limiting the generality of Section 7.5.1, the Seller will indemnify the Purchaser, ANLIC and First SunAmerica for, and will hold the Purchaser, ANLIC and First SunAmerica harmless from, any and all Damages asserted against or incurred or sustained by the Purchaser, ANLIC or First SunAmerica attributable to costs, expenses and increased Taxes as a result of any overstatement in the tax reserves as of the Closing Date due to the treatment by the Seller (for tax reserving purposes) of the moratorium charges.

     7.5.4 Tax Contests. The Purchaser will: (a) give prompt notice to the Seller of any federal income tax adjustment proposed in writing pursuant to any tax audit or other proceeding with respect to the Purchaser or any of its Affiliates that could give rise to a claim under Section 7.1 or with respect to the breach of any representation contained in Section 2.10; (b) upon the Seller's reasonable request, discuss with the Seller and the Seller's counsel the position that the Purchaser or its Affiliate intends to take regarding such proposed adjustment; (c) afford the Seller and its counsel reasonable opportunity to participate in any IRS conference, other administrative proceeding or judicial proceeding regarding such proposed adjustment, including the right to attend conferences or submit pertinent material in support of the Seller's position. Subject to the preceding sentence, the Purchaser will control the forum and contest of any challenge by the IRS to the claimed benefit of the Election or that could otherwise give rise to a claim for indemnification under this Section 7 arising in connection with the audit of a federal income tax return or report filed by the Purchaser or its Affiliates. The Seller will control the contest of all other Tax matters relating to the Seller or its Affiliates; however, the Seller will (i) promptly provide the Purchaser with copies of all correspondence and other written communication and notice of other communication to or from the IRS with respect to any of the Transactions, the Reinsured Policies, the Replacement Policies issued with respect to the Reinsured Policies, and the Additional Replacement Policies issued with respect to the Excluded Policies; (ii) not settle any Tax matter described in clause (i) above in a manner which purports to bind the Purchaser or adversely affects the Purchaser or its policyholders without the Purchaser's written consent, which consent will not be unreasonably withheld; and (iii) consult with the Purchaser with respect to such Tax matters. The Purchaser or the Seller will appeal any adverse IRS determination arising in a contest subject to its control to a court of competent jurisdiction, only if a law firm reasonably acceptable to the Seller (or the Purchaser, as the case may be) renders an opinion that the Purchaser (or the Seller, as the case may be) would have a reasonable likelihood of success if such determination were appealed. Such contest will continue only so long as reasonable out-of-pocket expenses of such contest (including reasonable legal, accounting and actuarial costs, fees and expenses) have been paid by the party requesting such appeal within 20 Business Days of a written request therefor by the Purchaser. The Purchaser will not settle any dispute with respect to any issue described in clause (a) of this Section 7.5.4 absent express written consent by the Seller, which will not be unreasonably withheld; provided, however, that if the Seller breaches its obligations with respect to reporting or fails to pay the out-of-pocket expenses of the contest and appeal of the matter when due, the Purchaser will be entitled to settle the dispute in its judgment without the Seller's consent. So long as amounts are held in the Claims Escrow Account, the Purchaser will not, and will not permit any of its Affiliates to, request relief from the IRS with respect to any alleged failure of any Reinsured Life Policy or Reinsured Annuity Policy to meet the requirements for any tax treatment under the Code (for example, relief pursuant to Section 7702(f)(8) of the Code, Treas. Reg. 1.817-5(a)(2) or any comparable provision of law, regulation, rulings or IRS procedures presently or subsequently adopted) without the express written consent of the Seller, which consent will not be unreasonably withheld. In connection with any such request, and any administrative or judicial proceedings with respect thereto, the Seller will be afforded the rights granted to it pursuant to this Section 7.5.4 with respect to a proposed adjustment arising in connection with the audit of a federal income tax return or report filed by the Seller or its Affiliates, including the right to consent to any settlement that could give rise to the claim for indemnification under this Agreement (which consent will not be unreasonably withheld), subject to the conditions described above.

7.6  Damages.

     7.6.1 Basket and Threshold. No claim for indemnification will be made by the Purchaser, ANLIC and First SunAmerica on the one hand, or the Seller on the other hand, until and unless the cumulative Damages incurred by it or them exceeds $1,500,000 in the aggregate, it being understood that after such Damages exceed such amount, the Indemnifying Party will be liable to the Indemnified Party or Parties, in the aggregate, for all cumulative Damages in excess of $750,000; provided, however, that the limitations in this Section 7.6.1 will not apply to Damages claimed or other amounts to be paid out of escrow pursuant to Sections 4.12.5, 4.18, 4.21, 5.17, 5.25 and 7.5.3, which Damages and amounts will be recoverable from the first dollar thereof.

     7.6.2 Limit on Tax Reserves Indemnity. The maximum aggregate liability of the Seller with respect to Damages claimed pursuant to the indemnity set forth in Section 7.5.3 will be the Tax Reserves Indemnity Escrow Amount and the earnings thereon held in the Tax Reserves Indemnity Escrow Account under the terms of the Escrow Agreement.

     7.6.3 Limit on COI Adjustment Amount Recovery. The maximum aggregate liability of the Seller with respect to Damages claimed pursuant to Section 4.18 will be the COI Adjustment Escrow Amount and the earnings thereon held in the COI Adjustment Escrow
     Account under the terms of the Escrow Agreement.

     7.6.4 Limit on Policy Enhancements Endorsements Indemnity. The maximum aggregate liability of the Seller with respect to Damages claimed pursuant to Sections 4.12.4 and 4.12.5 will be the Policy Enhancements Endorsements Escrow Amount and the earnings thereon held in the Policy Enhancements Endorsements Escrow Account under the terms of the Escrow Agreement.

     7.6.5     Intentionally Deleted.

     7.6.6 Excluded Damages. Except with respect to Damages arising from any Indemnifying Party's intentional, willful or reckless misrepresentation or breaches of warranties or agreements made as part of or pursuant to this Agreement, no Indemnitor will be liable to any Indemnitee for any punitive, exemplary, lost profits, consequential or similar Damages relating to the breach or alleged breach of this Agreement. In addition, the Seller will not be liable for Damages relating to the breach or alleged breach of any representation or warranty set forth in Section 2.10 if the Purchaser takes any position with respect to the Reinsured Policies, the calculation of the tax reserves for the Reinsured Policies or the crediting of the Policy Enhancements Amount to the Account Value of an Eligible Policy for federal income tax purposes which is inconsistent with such representation or warranty unless the Purchaser, prior to taking such position, will have provided to the Seller a legal opinion, addressed to the Seller from a nationally recognized law firm, which firm is reasonably acceptable to the Seller, concluding that there is not substantial authority (as determined for purposes of Section 6662 of the Code) for the Purchaser to take a position that is consistent with such representation or warranty.

     7.6.7 Exclusive Remedy. Except with respect to Damages arising from: (a) the Seller's failure to pay when due the amounts described in Section 4.14.1 and 4.14.2; (b) the Seller's failure to authorize the release of funds from escrow to pay the expense reimbursements set forth in Sections 4.14.2 and 4.22;
     (c) the Seller's failure to pay or deliver when due amounts or other assets relating to the Ceding Commission, the Transferred Reserve Assets, the other Transferred Reserve Assets, and the amounts to be funded into escrow under the Escrow Agreement; or
     (d) the Excluded Liabilities, the indemnities provided for in this Section 7 will be the sole and exclusive remedy for monetary damages of the Purchaser after the Closing for any inaccuracy of any representation or warranty of the Seller or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Seller in this Agreement and the Seller's maximum liability under such indemnities will be limited to the amounts deposited into escrow and, where applicable, the earnings thereon, under the Escrow Agreement. Except as provided in the preceding sentence, no claim may be brought by the Purchaser, ANLIC or First SunAmerica in excess of the aggregate escrowed amount plus all accrued interest and earnings on such amount; provided, however, none of the Purchaser, ANLIC or First SunAmerica will be prohibited from bringing any claim against the

     Seller, whether pursuant to this Section 7 or another Action, arising from the Seller's intentional, willful or reckless misrepresentation or breach of representations, warranties or agreements made as part of or pursuant to this Agreement even if such claim, when taken together with all prior Damages recovered pursuant to this Section 7, exceeds the aggregate escrowed amount; and provided further, Outward Reinsurance Escrow Claims (as defined in the Escrow Agreement) that exceed the Outward Reinsurance Escrow Amount will be satisfied out of the Claims Escrow Account.

7.7  Indemnification Procedure.

     7.7.1 Notice of Claim. Within a reasonable time after obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the "Indemnitee") will promptly give the party who may be obligated to provide such indemnification (the "Indemnitor") written notice (a "Notice of Claim") of any Damages suffered by the Indemnitee that the Indemnitee has reasonably determined has given or could give rise to a claim for indemnification hereunder. No failure or delay in giving any such Notice of Claim will relieve the Indemnitor of its obligations unless, and only to the extent, that it is materially prejudiced thereby. A Notice of Claim will specify in reasonable detail the nature and scope of such Damages. The Indemnitor, after making a good faith determination, based on the facts alleged in such Notice of Claim or that are otherwise known to Indemnitor, will, within 30 days after the Indemnitor has received such Notice of Claim, either (a) inform the Indemnitee in writing that the Indemnitor acknowledges that it has an indemnification obligation hereunder in respect of such Damages set forth in the Notice of Claim (a "Claim Acceptance Notice") and will perform its indemnification obligations in respect of such Damages, including, where the Seller is the Indemnitor, by executing an instruction to the escrow agent under the Escrow Agreement to release escrowed funds in the amount of such Damages; or (b) dispute such Notice of Claim in writing, specifying in reasonable detail the nature and extent of the dispute (a "Claim Dispute Notice"); provided, however, that with respect to Tax matters arising in connection with a government tax audit of the Seller, the Purchaser or their Affiliates, for which procedures are provided in Section 7.1 or Section 7.5.4, the parties will follow the procedures set forth in Section 7.1. The Indemnitee can take any action it deems necessary to preserve its rights with respect to such Damages during such 30 day period, but will not settle the claim giving rise to such Damages or proceed to final judgment with respect thereto prior to the expiration of such 30 day period. If Indemnitor fails to respond with either a Claim Acceptance Notice or a Claim Dispute Notice within such 30 day period, Indemnitor will be deemed to have delivered a Claim Acceptance Notice on the 30th day.

     7.7.2 Third Party Claims. Other than with respect to those Tax matters that are covered by Section 7.1 or Section 7.5.4, if the Damages relate to a Third Party Claim and the Indemnitor has delivered a Claim Acceptance Notice, the Indemnitor will be entitled, in good faith and at its own cost and expense, to participate in any Action and/or direct the defense or settlement of any Action or otherwise to cure, remediate, mitigate, remedy or otherwise handle any event or circumstance that gives rise to such Damages. Subject to the following provisions of this
     Section 7.7.2 and, other than with respect to those Tax matters that are covered by Section 7.5.4, such right will include:
     (a) the right to investigate any such event or circumstance;
     (b) the right to cure, mitigate, remediate, remedy and otherwise handle any such event or circumstance on such terms and conditions and by such means as the Indemnitor may reasonably determine; and (c) the right to defend, contest or otherwise oppose any Third Party Claim with legal counsel selected by it. The Indemnitor will promptly inform the Indemnitee of all material developments related to any such Third Party Claim. Other than with respect to Tax matters which are covered by

     Section 7.5.4, notwithstanding anything contained herein to the contrary, the Indemnitee will have the right, but not the obligation, to participate, at its own cost and expense, in the defense, contest or other opposition of any such Third Party Claim through legal counsel selected by it, and will have the right, but not the obligation, to assert any and all cross-claims, counterclaims or other Actions that it may have. So long as the Indemnitor is assuming the defense of such Action in accordance with this Section 7.7.2, the Indemnitee will (a) at Indemnitor's cost and expense, cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, make its employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request and (b) not compromise or settle any such Action without the prior written consent of the Indemnitor. If the Indemnitor does not elect to assume the defense of any such claim or action, the Indemnitee will act reasonably and in accordance with its good faith business judgment with respect thereto, and will not settle or compromise any such claim or action without providing the Indemnitor the opportunity to participate in the settlement or reassume the defense of the Action. If the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor will, in addition to indemnifying Indemnitee for the Damages, indemnify the Indemnitee for all of the reasonable legal, accounting, actuarial and other costs, fees and expenses incurred in connection therewith; provided, however, that after notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor will not be liable to the Indemnitee under this Section 7 for any such legal, accounting, actuarial costs, fees and expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnitee will have the right to employ counsel to represent it if the Indemnitee has available to it one or more defenses or counterclaims that are inconsistent with one or more of those claims alleged by the Indemnitor, and in any such event the fees and expenses of such separate counsel will be paid by the Indemnitee. If the Indemnitor proposes to settle or compromise any such Third Party Claim, the Indemnitor will give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise. The Indemnitee will have the right: (x) to approve such settlement or compromise;
     (y) to object to such settlement or compromise, whereupon, if such settlement or compromise is solely for cash, the Indemnitee will assume the defense, contest or other opposition of such Third Party Claim for its own account and as if it were the Indemnitor and the Indemnitor will be released from any and all liability with respect to such Third Party Claim to the extent that such liability exceeds the liability that the Indemnitor would have had in respect of such a settlement or compromise; or
     (z) to assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of such Third Party Claim for its own account, whereupon the Indemnitor will be released from any and all liability with respect to such event or circumstance and such Third Party Claim.

     7.7.3 Disputes. If the Indemnitor timely delivers a Claim Dispute Notice, the Indemnitor and the Indemnitee will proceed to resolve the dispute in accordance with the provisions of
     Section 8. Prior to final resolution thereof, the Indemnitee can take any action it deems necessary to preserve its rights with respect to the relevant Damages, but will not settle the claim giving rise to such Damages or proceed to final judgment with respect thereto.

     7.7.4 Mitigation. Notwithstanding anything contained herein to the contrary, each party will use, and will cause its Affiliates to use, commercially reasonable efforts to mitigate any and all Damages in respect of which it may be entitled to indemnification hereunder.

7.8  Release of Funds From Escrow.

     7.8.1 DAC Election/Reduction Escrow Amount. Subject to the terms of the Escrow Agreement with respect thereto, the remaining amount, if any, in the DAC Tax Indemnity Account, less the aggregate amount sought under any pending claims, will be released from escrow and delivered to the Seller as provided in
     Section 7.1.

     7.8.2 Outward Reinsurance Escrow Amount. Subject to the terms of the Escrow Agreement with respect thereto, the remaining amount, if any, in the Outward Reinsurance Escrow Account, less the aggregate amount of any pending claims, will be released from escrow and delivered to the Seller as provided in Section 5.16.

     7.8.3 Tax Reserves Indemnity Escrow Amount. Subject to the terms of the Escrow Agreement with respect thereto, the remaining amount, if any, in the Tax Reserves Indemnity Escrow Amount, less the aggregate amount sought under any pending claims, will be released from escrow and delivered to the Seller upon the earliest to occur of (a) the date that is 20 Business Days after the date on which the Seller provides to the Purchaser a copy of the documents evidencing a Final Determination that the treatment either (x) by the Purchaser of the moratorium charges (for tax reserving purposes), so long as the Purchaser's treatment is consistent with the Seller's treatment, is appropriate, or (y) by the Seller of the moratorium charges, if the Purchaser's treatment is not consistent with the Seller's treatment of such charges, is appropriate; (b) the Business Day following payment in full of the Purchaser's Damages (up to the amount held in the Tax Reserves Indemnity Account) as a result of a Final Determination that the treatment by the Seller of the moratorium charges is not appropriate; or (c) on the Escrow Termination Date. If the Purchaser and the Seller are unable to agree on the calculation of the Purchaser's Damages within 30 days of the Seller's providing to the Purchaser the documents specified in clause (b) above, the dispute will be submitted for final resolution by the Independent Party in accordance with
     Section 8.5.

     7.8.4 Claims Escrow Amount. Subject to the terms of the Escrow Agreement with respect thereto, (a) the remaining amount in the Claims Escrow Account in excess of the sum of $22,500,000 and the aggregate amount sought under any pending claims will be released from escrow and delivered to the Seller on the second anniversary of the Closing Date; (b) the remaining amount in the Claims Escrow Account in excess of the sum of $11,250,000 and the aggregate amount sought under any pending claims, will be released from escrow and delivered to the Seller on the fourth anniversary of the Closing Date; and (c) the remaining amount in the Claims Escrow Account in excess of the aggregate amount sought under any pending claims will be released from escrow and delivered to the Seller on the Escrow Termination Date.

     7.8.5 COI Adjustment Escrow Amount. Subject to the terms of the Escrow Agreement with respect thereto, the remaining amount, if any, in the COI Adjustment Escrow Account, less the aggregate amount sought under any pending claims, will be released from escrow and delivered to the Seller on the last day of the 15th month following the Rehabilitation Period Termination Date.

     7.8.6     Policy Enhancements Endorsements Escrow Amount.
     Subject to the terms of the Escrow Agreement with respect thereto, the remaining amount, if any, in the Policy Enhancements Endorsements Escrow Account, less the aggregate amount sought under any pending claims, will be released from escrow and delivered as provided in Section 4.12.5.

     7.8.7 Notices and Joint Instructions. In each case where funds are to be added to or released from escrow pursuant to this Agreement on a date that is not certain as of the date hereof, the parties will each execute and deliver an appropriate notice or joint instruction to the Escrow Agent establishing such date, specifying the amount to be added to or released from escrow and either directing the Escrow Agent to release such amount to the party entitled to receive such amount or including with such notice or instruction a deposit from the party obligated to add such amount to the relevant escrow. The parties will also each execute a notice to the Escrow Agent if this Agreement is terminated pursuant to Section 10.3.

                       8.   DISPUTE RESOLUTION

8.1 Governing Law. This Agreement will be construed, performed and enforced in accordance with the laws of the State of New
     Jersey.

8.2  Arbitration of Disputes.

     8.2.1 Matters in Exclusive Jurisdiction of Court. Prior to the Closing Date, any dispute will remain in the exclusive jurisdiction of the Court. Following the Closing Date, any claim for indemnification or other dispute involving any of the following matters will remain in the exclusive jurisdiction of the Court: the calculation or payment of the Policy Enhancements or Account Values True-Up, the issuance of Replacement Policies in accordance with the terms of this Agreement and the termination of the Rehabilitation Period.

     8.2.2 Pre-Arbitration Dispute Resolution. Except as expressly provided in Section 8.2.1, the parties will attempt in good faith to resolve any dispute, controversy or claim under, arising out of, relating to, or in connection with this Agreement or any of the Ancillary Agreements, including the negotiation, execution, interpretation, construction, performance, non-performance, breach, termination, validity, scope, coverage or enforceability of this Agreement or any of the Ancillary Agreements or of this Section 8.2 (a "Dispute"), promptly by negotiations between the parties without the initiation of an Action by either party, unless necessary to preserve any applicable statute of limitations. If the parties are unable to resolve said Dispute within 30 days after a party gives a notice, referring to this Section 8.2, that it wants to commence such negotiations (which period can be extended by mutual agreement), the parties will resolve the Dispute as set forth below; provided, however, if this Agreement expressly provides that such Dispute will be resolved by the Independent Party, the parties will proceed in accordance with the procedures set forth in
     Section 8.5.

     8.2.3 Arbitration. If the parties are unable to resolve any Dispute in the time period set forth in Section 8.2.2, and such Dispute is not to be resolved by the Independent Party pursuant to the terms of this Agreement, the parties hereby agree to arbitrate all such Disputes pursuant to the terms of this
     Section 8.2.3. To initiate arbitration, a party must give notice to the other party after the time period set forth in
     Section 8.2.2 expires. All arbitrations will be conducted in accordance with the Center For Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes before a panel of three arbitrators, one of whom will be selected by the Purchaser, the second of whom will be selected by the Seller and the third of whom will be selected by the other two arbitrators and will chair the tribunal. If either party fails or refuses to select an arbitrator within fifteen days after notice of the selection of the first arbitrator, or the two arbitrators selected fail to select the third arbitrator within fifteen days after their selection, the necessary arbitrator or arbitrators will be selected by the presiding judge of a court of general jurisdiction in New York. Decisions of the tribunal must be made by not less than two of the arbitrators. The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. 1-16). The arbitration, including the determination of any amount of Damages suffered by any party hereto by reason of the acts or omissions of any party, will be final and binding upon the parties to the maximum extent permitted by Applicable Law, except that the arbitrators will not be authorized to award punitive damages with respect to any such Dispute or to revise or restructure the business or economic terms of the Transactions. No party will seek punitive Damages relating to any matter under, arising out of, in connection with or relating to this Agreement in any other forum. The parties intend this Section 8 to be legal, valid, binding, enforceable and irrevocable and that it survive any termination of this Agreement.

     (a) Upon request of either party, the arbitrators will order such discovery (including third-party discovery) as the arbitrators determine to be reasonable under the circumstances. The arbitrators will, however, impose reasonable schedules and deadlines to ensure that discovery is produced, conducted and concluded on a timely basis and will impose sanctions on either party for abuse or delay of discovery. Rules of evidence will be applied as the arbitrators determine to be reasonable under the circumstances.

     (b) In their award, the arbitrators must allocate between the parties all costs and expenses of arbitration, including the fees and expenses of the arbitrators, and reasonable attorneys' fees, costs and expert witness and other expenses. Any arbitration proceedings hereunder must be held in New York, New York. Judgment upon any award rendered by the arbitrators can be entered by any Court having jurisdiction thereof.
     (c)  If the rules of the CPR differ from those of this
     Section 8.2.3, the provisions of this Section 8.2.3 will control.

     8.2.4 Confidentiality. All offers, promises, conduct and statements, whether oral or written, made in the course of the settlement discussions, Independent Party process or arbitration process (including the notices) by any party or its Representatives are confidential. All such information will be considered "settlement negotiations" and will not be referred to or used, or be admissible or discoverable, for any purpose in any subsequent Action between the parties (other than to the limited extent that it would be relevant to establish the intent of the parties if necessary to clarify any ambiguity in any final, written settlement reached). Notwithstanding the foregoing, the Independent Party and/or the arbitrators are disqualified as witnesses in any subsequent Action for any party to the Independent Party proceedings or arbitration and any oral or written statement or opinion expressed by the Independent Party or the arbitrators during the Independent Party proceedings or arbitration is inadmissible for all purposes in any subsequent Action.

     8.2.5 Interim Relief. If a party believes immediate interim relief is necessary to preserve the status quo during or prior to Independent Party proceedings or arbitration, or to compel Independent Party proceedings or arbitration as required hereby, it can file an Action in an appropriate court identified in
     Section 8.3 to seek interim relief as contemplated by
     Section 8.4.  The substantially prevailing party under this
     Section 8.2.5 will have all of its reasonably incurred costs in bringing, or opposing, as the case may be, such Action, including all reasonable attorneys' fees and any out-of-pocket expenses paid by the other party.

     8.2.6 Enforcement. Any refusal to proceed with Independent Party review or arbitrate under this Section 8.2 is a breach of contract for which Damages can be recovered. If the party who ultimately prevails in any Action institutes an Action (other than under Section 8.2.5) without first attempting Independent Party review or arbitration as required hereby, such party will not be entitled to attorneys' fees or costs that might otherwise be available to it under this Agreement in connection with such Action. If a party refuses to proceed with Independent Party review or arbitrate prior to filing an Action and ultimately is not the substantially prevailing party in the Action, it will be liable for all attorneys' fees and costs reasonably incurred in the Action by the other party.

8.3  Consent to Jurisdiction; Waiver of Jury Trial, etc..

     8.3.1     Consent to Jurisdiction.

     (a) Subject to Sections 8.2 and 8.5, each of the parties hereto hereby submits to the jurisdiction of the Court, and any appellate court thereof, to enforce any settlement, Independent Party or arbitration award pursuant to Sections 8.2 and 8.5, and each of the parties hereto hereby agrees that all such claims may be heard and determined in such New Jersey state court or, to the extent permitted by Applicable Law, in a federal court in New Jersey. A final judgment in any such Action will be conclusive and can be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

     (b) Each of the parties hereto hereby waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Action in any New Jersey state or federal court. Each of the parties hereto hereby waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

     8.3.2 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

8.4 Injunctive Relief. Each party acknowledges and agrees that its failure to perform any of its agreements and covenants in this Agreement would cause irreparable injury to the other party and would cause Damages that would be difficult to ascertain or quantify. Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, each party consents to the entry by an arbitrator or a court of temporary restraining orders, preliminary and permanent injunctions, and other appropriate interim relief or equitable remedies or to compel Independent Party proceedings or arbitration as required hereby.

8.5 Independent Party. Except with respect to Disputes involving the calculation of the Final Closing Date Statement, which will be resolved in accordance with the procedures set forth in Section 1.3.2, the parties will employ the following procedures with respect to the submission of Disputes to the Independent Party. If the parties are unable to resolve a Dispute that is required by this Agreement to be submitted to the Independent Party within the time period set forth in
     Section 8.2.2 (or such other time period provided in the relevant section), such Dispute will be submitted to the Independent Party, who will be selected in the manner described in
     Section 1.3.2. To initiate the Independent Party review process, a party must give notice to the other party of its intent to commence such review process after the time period set forth in
     Section 8.2.2 (or such other time period provided in the relevant section) expires. Upon confirmation or selection of the Independent Party by the parties, the parties will have ten Business Days to provide the Independent Party with any and all information relevant to the Independent Party's determination, and will otherwise cooperate with the Independent Party to assist its prompt resolution of any Dispute brought before it. The parties will also notify the Independent Party if final payment of a Dispute will be made out of one of the escrow accounts established pursuant to this Agreement and the Escrow Agreement, and if so, the proper address that the Independent Party should use for notifying the Escrow Agent of its final decision of the Dispute (as required below). The Independent Party will make a final decision within 30 days of the submission of such information. Once the Independent Party makes a final decision as to a Dispute brought before it, the Independent Party will notify the parties and the Escrow Agent, if applicable, of its decision. The decision of the Independent Party will be final and binding upon the parties to the maximum extent permitted by Applicable Law. Within five Business Days of the Independent Party's notice of its final decision, the relevant party will deliver to the recipient party cash, or where amounts with respect to such Dispute are to be paid out one of the escrow accounts established pursuant to this Agreement and the Escrow Agreement, a written consent to the immediate release of such amount to the recipient party, in the amount indicated in such notice, together (except with respect to amounts payable out of the DAC Tax Indemnity Account) with interest on such amount from the date initially due under this Agreement to the date of payment at the rate of 6.8% per annum. The fees and expenses of the Independent Party will be paid by the party that is not deemed by the Independent Party to be the substantially prevailing party of such Dispute. However, if either (i) no party is deemed the substantially prevailing party by the Independent Party, or (ii) the Dispute is settled by the parties prior to resolution by the Independent Party, then the fees and expenses of the Independent Party will be paid equally by the Seller and the Purchaser.

                             9.   DEFINITIONS

As used herein, the following terms have the following meanings:

"401(k) Contract" means a Covered Contract relating to a plan intended to qualify under Section 401(k) of the Code.

"Acceptable Law Firm" is defined in Section 7.1.6.

"Account Value" means, as of a reference date, (i) with respect to each Contract other than Contracts in Pay Status and term life policies, the amount that would be payable to the Policyholder in the event of surrender on such date, before the application of surrender charges or moratorium charges, and (ii) with respect to each Contract in Pay Status and term life policy, the statutory reserve for such Contract as of such date.

"Account Values True-Up" means the amount of additional credited interest to be applied to certain Reinsured Policies pursuant to enhanced guarantees under the Plan and certain Rehabilitation
Documents.

"Account Values True-Up Amount" means the maximum amount of the Account Values True-Up as calculated by the Seller in compliance with the terms of the Plan and the Rehabilitation Documents as in effect on the Closing Date.

"Account Values True-Up Date" means as soon as reasonably practicable after the Rehabilitation Period Termination Date, but in no event later than the 15th Business Day following the Rehabilitation Period Termination Date.

"Accumulation Contract" means any individual or group annuity Contract, except that the term "Accumulation Contract" does not include a Separate Account Contract or a Contract in Pay Status. The term "Accumulation Contract" includes an income certificate elected prior to July 16, 1991 pursuant to the election of an "interest income option" under a matured or surrendered life insurance Contract (including pursuant to the application of death benefit proceeds).

"Action" means any action, complaint, petition, audit, investigation, suit, claim, dispute, controversy or other proceeding whether civil, criminal or administrative, in law or in equity or by or before any Governmental Authority.

"Acquisition Proposal" means any proposal or proposals for, or agreement or agreements relating to, the sale or disposition (including pursuant to a reinsurance or similar arrangement involving the Reinsured Life Policies, the Reinsured Annuity Contracts and the Transferred Assets) of all or substantially all of the Business in one or a series of transactions with one or more Persons other than the Purchaser or its Affiliates.

"Additional Enhancements DAC Amount" means the product of (a) .22 multiplied by (b) the sum of the products of (i) the amount of the Additional Policy Enhancements Amount paid to the Purchaser or its Affiliates that is allocated to each category (as described in Section 848(c) of the Code) of Specified Insurance Contracts (as defined in Section 848(e) of the Code) (following allocation of the Additional Policy Enhancements Amount between Specified Insurance Contracts and non-Specified Insurance Contracts) based on the relative Impairments of all contracts on the Scheduled Vesting Date, multiplied by (ii) the percentage provided in Section 848(c)(1) of the Code applicable to each such category of Specified Insurance Contracts.

"Additional Policy Enhancements Amount" is defined in
Section 4.12.2.

"Additional Replacement Policy" is defined in Section 5.10.2.

"Administrative Services Agreement"  means the Administrative
Services Agreement to be entered into between the Seller and the Purchaser substantially in the form of Exhibit C.

"Affiliate" with respect to any Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the referenced Person.

"Agent Debit Balance" means a balance owed to the Seller by an insurance agent or other producer for advances, loans and other payments.

"Agreement" means this Purchase and Sale Agreement, including the Schedules and Exhibits.

"Allocation Regulations" is defined in Section 7.1.2.

"Allowed Claim" is defined in the Plan.

"Ancillary Agreements" means the Assumption Reinsurance
Agreements, the Indemnity Reinsurance Agreement, the
Administrative Services Agreement, the Transition Services
Agreement, the Bill of Sale, the Escrow Agreement, the Expense
Reimbursement Escrow Agreement and any other agreements to effect, or in connection with, the Transactions.

"ANLIC" is defined in the introductory paragraph.


"ANLIC Assumption Reinsurance Agreement" means the Assumption
Reinsurance Agreement that is substantially in the form of Exhibit A-1.

"ANLIC Audited SAP Statements" is defined in Section 3.6.3.

"ANLIC SAP Statements" is defined in Section 3.6.3.

"ANLIC Statutory Statements" is defined in Section 3.6.2.

"Annuity Contracts" means all individual and group annuity
Contracts in effect on the date hereof, or on the Closing Date, as applicable, including the Reinsured Annuity Contracts and the Excluded Annuity Contracts.

"Applicable Law" with respect to any Person means any domestic or foreign, federal, state, provincial or local statute, law (including common law), ordinance, rule, administrative interpretation or other interpretation by a Governmental Authority, regulation, bulletin, order, writ, injunction, directive, judgment, decree, rule or other requirement of any Governmental Authority applicable to such Person, its business or any of its respective properties or assets, including the insurance laws, rules and regulations of the jurisdictions in which the Reinsured Policies are issued, as well as those of any other applicable jurisdictions.

"Applicable Purchaser Survival Period" is defined in Section 7.2.

"Applicable Seller Survival Period" is defined in Section 7.3.

"Assigned Contracts" is defined in Section 1.1.4.

"Assumption Date" is defined in the Assumption Reinsurance
Agreements.

"Assumption Reinsurance Agreements" is defined in Section 1.4.1.

"Assumptions" is defined in Section 7.1.2.

"Audited Purchaser Financial Statements" is defined in
Section 3.6.1.

"Audited SAP Statements" is defined in Section 2.6.3.

"Base Ceding Commission" is defined in Section 1.1.1.

"Benefit Plan" means a Fully Administered Qualified Plan, a Tax
Deferred Annuity Arrangement or an Other Plan.

"Bill of Sale" means the Bill of Sale to be delivered by the Seller at the Closing substantially in the form of Exhibit F.

"Books and Records" means the originals or copies of all policyholder, accountholder, and customer lists, policy information, Reinsured Policies, forms and rating plans, disclosure and other documents and filings required under Applicable Laws, claim records, sales records, underwriting records and financial, accounting, Tax, business, marketing and compliance records relating to the operation of the Business, the Reinsured Policies or the Transferred Assets, including any data base, magnetic, electronic or optical media (to the extent not subject to licensing restrictions) and any other form of recorded, computer generated or stored information or process.

"Business" is defined in the Recitals.

"Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the States of New Jersey, Arizona, California or New York are permitted or obligated by law to be closed.

"Calculation Date" is defined in Section 1.1.2.

"Cash Equivalents" means: (a) securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing not later than

June 30, 1999; (b) commercial paper maturing not later than June 30, 1999 and, as of the relevant date of valuation having a rating of at least A-1 from Standard & Poor's Ratings Group and at least P-1 from Moody's Investors Service; (c) certificates of deposit or bankers' acceptances maturing not later than June 30, 1999 issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $500,000,000; and (d) money market funds that maintain a stable net asset value and have the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

"Ceding Commission" is defined in Section 1.1.1.

"Certified Estimated Closing Date Statement" is defined in
Section 5.2.2.

"Certified Statement Date" is defined in Section 5.2.2.

"Claim Acceptance Notice"  is defined in Section 7.7.1.

"Claim Dispute Notice"  is defined in Section 7.7.1.

"Claims Escrow Account" is defined in the Escrow Agreement.

"Claims Escrow Amount" means $45,000,000, comprised of cash and Cash Equivalents, each valued at their respective Value as of the Closing Date, and deposited by the Seller on the Closing Date in the Claims Escrow Account.

"Class Four Creditor" is defined in the Settlement Agreement.

"Class Four Creditor Value Share" is defined in the Settlement
Agreement.

"Closing" is defined in Section 1.2.1.

"Closing Conditions" is defined in Section 6.1.

"Closing Date" is defined in Section 1.2.1.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"COI Adjustment Amount" means an amount equal to $750,000 multiplied by the product of (a) 100 multiplied by (b) the percentage increase in the Modified COI Scale pursuant to
Section 4.18, plus accrued interest at a rate of 6.8% per annum from the date of any such adjustment pursuant to Section 4.18.2 until the date of payment. For example, if the Account Values for Reinsured Life Policies remaining one year following the Transition Period Termination Date, expressed as a percentage of Account Values on December 31, 1997, is 91.8%, then the percent increase in COI is calculated as follows: the result of:
(i) (A) .7% multiplied by (B) 95% minus 91.8%; divided by
(ii) 1%.  This example would yield a COI Scale factor equal to
2.24 and a COI Adjustment Amount of $1,680,000 (2.24 multiplied by $750,000) plus interest thereon at the above rate.

"COI Adjustment Escrow Account" is defined in the Escrow
Agreement.

"COI Adjustment Escrow Amount" means $6,000,000, comprised of cash and Cash Equivalents, each valued at their respective Value as of the Closing Date, and deposited by the Seller on the Closing Date in the escrow account established pursuant to the Escrow Agreement.

"COLI DAC Election Escrow Amount" means the amount placed in escrow in connection with the separate sale of the Seller's COLI business to a third party with respect to the DAC election sought by the Seller in such transaction.

"Combination Contracts" means Contracts with respect to which assets are held in both Seller's general account and in Seller's
Separate Account B.

"Commission Agreements" means all agreements providing for the payment of Commissions relating to any Reinsured Policy.

"Commissioner" is defined in the Recitals.

"Competitive Bidder" is defined in Section 4.16.

"Competitive Bid Order" is defined in Section 4.16.

"Confidentiality Agreement" means that certain Confidentiality
Agreement dated October 30, 1997 between the Purchaser and
Goldman Sachs & Co., as representative of the Seller.

"Contract" means a life insurance, health insurance, disability income insurance, endowment or annuity contract issued by the Seller or Mutual Benefit. The term "Contract" includes, without limitation, any and all individual and group annuity and investment contracts issued by the Seller or Mutual Benefit under or in connection with employee benefit plan or programs to which
Section 401, 403(b), 408 or 457 of the Code relate, to whomever or whatever Persons such Contracts are issued, together with all individual annuities issued pursuant to such Contracts.

"Contract in Pay Status" means any Contract, the terms of which provide for the Seller or Mutual Benefit to make periodic payments for a period measured by the life or lives of individuals or for a period of years, including: (a) obligations under individual annuity contracts (including individual retirement annuities); (b) annuity certificates issued under group annuity contracts; and (c) income certificates evidencing settlement options elected under matured or surrendered life insurance policies (other than "interest income options" elected prior to July 16, 1991), provided such payments have commenced. The term "Contract in Pay Status" includes a Contract designated by the Seller or Mutual Benefit as a dedicated investment portfolio Contract or as a lottery Contract and does not include a Separate Account Contract.

"Cost of Insurance" means the monthly rate to be charged to provide mortality and other ancillary benefits on a life insurance policy.

"Court" is defined in the Recitals.

"Covered Accumulation Contracts" means Accumulation Contracts that are Covered Contracts.

"Covered Contract" means (i) those Restructured Contracts and Reaffirmed Contracts that are covered, in whole or in part, by a Participating Guaranty Association under the Participation Agreement and (ii) those unsupported Contracts that would have been Covered Contracts if the relevant Guaranty Association had been a Participating Guaranty Association.

"CPR" is defined in Section 8.2.3.

"CRVM Method" means the Commissioner Reserve Valuation Method as prescribed by each jurisdiction in which the Seller files its Statutory Statements.

"DAC Amount" is defined in Section 7.1.1.

"DAC Election Escrow Amount" means the amount determined in accordance with the calculation set forth in Section 1 of
Schedule 9, as provided in Section 7.1.8(a), with respect to the Purchaser's assumption and reinsurance of the Reinsured Policies in the absence of the Election.

"DAC Reduction Amount" means the product of .22 multiplied by that portion of the sum of (a) the unamortized balance (as of the beginning of its taxable year which includes the Closing Date) of amounts previously capitalized by the Seller under Section 848(a) of the Code, plus (b) any amount required to be capitalized by the Seller under Section 848(a) of the Code for its taxable year which includes the Closing Date that is allocable to the Purchaser and its Affiliates in connection with the Transactions, as determined under the Allocation Regulations.

"DAC Reduction Escrow Amount" means the amount determined in accordance with the calculation set forth in Section 3 of
Schedule 9, as provided in Section 7.1.8(b).

"DAC Tax Indemnity Account" means the separate account established pursuant to the Escrow Agreement for the DAC
Reduction Escrow Amount or the DAC Election Escrow Amount, as the case may be.

"Damages" means any and all costs, damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of attorneys, accountants, actuaries and other experts.

"Dispute" is defined in Section 8.2.2.

"DOJ" is defined in Section 4.1.3.

"DOL" is defined in Section 2.12.18.

"Election" is defined in Section 7.1.2.

"Eligible Policy" is defined in Section 5.10.4.

"Encumbrances" means any liens, security interests, pledges, mortgages, adverse claims, charges, encumbrances on, licenses, royalty or profit sharing obligations, or similar agreements.

"ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time.

"ERISA Plan" means each "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a) the assets of which are held in whole or in part in the Group Pension Account or (b) with respect to which the Seller has any obligation.

"Escrow Agent" means the escrow agent pursuant to the Escrow
Agreement.

"Escrow Agreement" is defined in Section 1.4.5.

"Escrow Claim" means a claim by the Purchaser, ANLIC and/or First SunAmerica for satisfaction (a) out of the Claims Escrow Amount in respect of Damages determined in accordance with Sections 5.17, 7.5.1, 7.5.2 and 7.5.6; (b) out of the Tax
Reserves Indemnity Escrow Amount in respect of Damages determined in accordance with Section 7.5.3; (c) out of the DAC Election Escrow Amount or the DAC Reduction Amount, as the case may be, for amounts determined in accordance with Section 7.1; (d) out of the Outward Reinsurance Escrow Amount for amounts determined in accordance with Section 5.16; (e) out of the COI Adjustment Escrow Amount for amounts determined in accordance with
Section 4.18.2; and (f) out of the Policy Enhancements Endorsements Escrow Amount for amounts determined in accordance with Section 4.12.5.

"Escrow Termination Date" means the sixth anniversary of the Closing Date.

"Estimated Closing Date Statement" is defined in Section 1.2.2.

"Excluded Annuity Contracts" means, collectively, (a) each Wrapped Accumulation Contract; (b) each Separate Account Contract (including each Variable Annuity and each 401(k) Contract with respect to which assets are held in any of the Seller's Separate Accounts); (c) if termination thereof is approved by the Court pursuant to Section 4.11, each 401(k) Contract with respect to which assets are held in the Seller's general account and for which the Seller provides services; and (d) each Covered Accumulation Contract issued as a Restructured Contract together with any Variable Annuity.

"Excluded Liabilities" is defined in Section 1.1.6.

"Excluded Policies" means all of (a) the Excluded Annuity Contracts, (b) the Purchase Opt-Out Contracts, (c) the LICGC Contract, (d) if the Court does not approve bifurcation thereof pursuant to Section 4.11, the Combination Contracts, (e) any Policy that would otherwise be a Reinsured Policy with respect to which Seller has received notice of a death claim on or prior to the Closing Date and (f) the Policies ceded to Integrity Life Insurance Company.

"Expense Reimbursement Escrow Account" is defined in the Expense
Reimbursement Escrow Agreement.

"Expense Reimbursement Escrow Agreement" means the escrow agreement dated as of July 14, 1998 attached hereto as Exhibit K.

"Extra Contractual Obligations" means all liabilities (a) for compensatory, consequential, exemplary, punitive or similar damages that relate to or arise in connection with any alleged or actual act, error, omission, fraud or misrepresentation by the Seller, any predecessor of the Seller including Mutual Benefit, any of their respective Affiliates or any of their respective Representatives, prior to the Closing Date, whether intentional or otherwise, or (b) from any actual or alleged reckless conduct or bad faith by the Seller, any predecessor of the Seller including Mutual Benefit, any of their respective Affiliates or any of their respective Representatives in connection with the handling of any claim under any of the Reinsured Policies or any predecessor Policy in connection with the issuance, offer, sale, delivery, cancellation or administration of any of the Reinsured Policies or any predecessor Policy.

"Filing Date" is defined in Section 7.1.5.

"Final Ceding Commission" is defined in Section 1.3.1.

"Final Closing Date Statement" is defined in Section 1.3.1.

"Final Determination" will have been made with respect to an issue upon the earliest to occur of: (a) with respect to the Election, the receipt of the Letter Ruling; (b) a decision, judgment, decree, or other Final Order being issued by any court of competent jurisdiction, other than a decision adverse to the Purchaser by the first court of competent jurisdiction, in which case, such adverse decision will be a Final Tax Determination, unless appealed by the IRS; (c) the IRS having entered into a binding agreement with the Purchaser or having reached a final administrative or judicial determination with respect to the Purchaser that, whether by Applicable Law or agreement, has become a Final Order; and (d) the expiration of the applicable statute of limitations, including extensions thereof granted by the Purchaser to the IRS, which the Purchaser can grant in its sole discretion (such expiration will be treated as a Final Determination that the position as reported on the Purchaser's Federal income tax return is correct) with respect to the Purchaser's return. If (i) either (x) a private letter ruling has been issued by the IRS, or (y) a decision, judgment, decree or other Final Order has been issued by any court of competent jurisdiction, providing that the Seller is qualified to make the election provided in Treas. Reg. 1.848-2 (i)(4) with respect to any other reinsurance transaction occurring in the Seller's Tax year that includes the Closing Date; and (ii) the Seller has provided to the Purchaser an opinion, reasonably acceptable to the Purchaser, of nationally recognized Tax counsel (which counsel will be reasonably acceptable to the Purchaser), concluding, based upon the reasoning underlying such private letter ruling, decision, judgment, decree or other order, that it is more likely than not that the Seller is entitled to make the Election, together with non-cancelable insurance, all of the premiums of which have been fully prepaid and that will pay to the Purchaser or its Affiliates an amount equal to the amount to be paid to the Seller as a consequence of having satisfied the requirements of this sentence, plus interest and potential penalties thereon in the event of a Final Determination (as defined without regard to this sentence) that the Seller is not qualified to make the Election on terms, including that the expenses of obtaining any Final Determination are paid by the insurer and the Purchaser is entitled to control any contest to the same extent as set forth in Section 7.5.4 hereof, and from a carrier (with at least an AA claims-paying ability rating from Standard & Poors Rating Group and an A+ claims-paying rating from
A. M. Best & Co.) each reasonably acceptable to the Purchaser, then the delivery of such opinion and insurance to the Reinsurer will be treated for purposes of this Agreement as a Final Determination that the Seller is entitled to make the Election. If, following the Closing Date, the Seller will have provided to the Purchaser an opinion, reasonably acceptable to the Purchaser, of nationally recognized Tax counsel (which counsel will be reasonably acceptable to the Purchaser), concluding, based on
(x) any statute enacted after the date hereof; (y) any published IRS ruling or regulation promulgated after the date hereof, addressing the treatment of moratorium charges similar to the moratorium charges as adjustments to tax reserves; or (z) any decision, judgment, decree or other Final Order of a court of competent jurisdiction after the date hereof, addressing the treatment of moratorium charges similar to the moratorium charges as adjustments to tax reserves, that the Seller's treatment of the moratorium charges for Tax reserving purposes as of the Closing Date will more likely than not be considered appropriate under the Code, together with non-cancelable insurance all of the premiums of which have been fully prepaid and that will pay to the Purchaser or its Affiliates an amount equal to the amount paid to the Seller as a consequence of having satisfied the requirements of this sentence, plus interest and potential penalties thereon, in the event of a Final Determination (as defined without regard to this sentence) that the Seller's treatment of the moratorium charges (for tax reserving purposes) is not appropriate on terms, including that the expenses of obtaining any Final Determination are paid by the insurer and the Purchaser is entitled to control any contest to the same extent as set forth in Section 7.5.4 hereof, and from a carrier (with at least an AA claims-paying rating from Standard & Poors and an A+ claims-paying rating from A.B. Best & Company) each reasonably acceptable to the Purchaser, then the delivery of such opinion and insurance will be treated for purposes of this Agreement as a Final Determination that the treatment by the Seller of the moratorium charges (for tax reserving purposes) is appropriate.

"Final Order" means an order or judgment of a court entered on the docket, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing will then be pending or if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or similar rule or civil procedure of any state, may be filed relating to such order will not cause such order to lose its status as a Final Order.

"Final Reserve" is defined in Section 1.3.1.

"Final Reserve Assets" is defined in Section 1.3.1.

"First SunAmerica" is defined in the introductory paragraph.

"First SunAmerica Assumption Reinsurance Agreement" means the
Assumption Reinsurance Agreement to be delivered at Closing substantially in the form of Exhibit A-2.

"FTC" is defined in Section 4.1.3.

"Fully Administered Qualified Plan" means each Qualified Plan that uses, or has used since July 16, 1991, any of the Seller's or Mutual Benefit's compliance services or that maintains, or on or after July 16, 1991 maintained, a prototype plan sponsored by the Seller or Mutual Benefit.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"GAAP Statements" is defined in Section 2.6.1.

"GAAS" means generally accepted actuarial standards as adopted by the Actuarial Standards Board and the National Association of
Insurance Commissioners, as applicable, including Actuarial
Guidelines as found in the Financial Condition Examiners
Handbook, consistently applied.

"Governmental Authority" means any national government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or instrumentality of the United States, any State of the United States, or any political subdivision thereof, and any alternative dispute resolution tribunal with binding authority.

"Grandfathered Premiums" means the premiums collected from the policyholders of Reinsured Policies listed or required to be listed on the delivery specified in clause (a) of Section 4.24 on or prior to the 12 month anniversary of the Closing Date.

"Grandfathered Premiums Indemnity Amount" means an amount (that is not less than zero) which will be calculated as follows: the product of (a) 50% multiplied by (b) the remainder of
(i) $20,000,000 less (ii) Net Grandfathered Premiums.

"Grandfathering Ruling" is defined in Section 4.20.

"Group Pension Accounts" means the assets held by the Seller for the benefit of its Group Pension Customers which are accounted for in the Seller's annual report to contractholders as part of MBL's group pension line of business, including any Tax Deferred Annuity Arrangement or Qualified Plan, Qualified Plan Contract and Other Plan.

"Group Pension Business" means the business that is accounted for in the Seller's annual report to contractholders as the Seller's group pension line of business.

"Group Pension Customer" means each customer on whose behalf assets are held by the Seller or any former customer to whom the Seller has any liabilities that, in each case are accounted for in the Seller's annual report to contractholders as part of the Seller's group pension line of business. References to a Group Pension Customer will not include non-related business of such customer with the Seller or Mutual Benefit.

"Guaranteed Policy Enhancement Amount" means, with respect to any Scheduled Vesting Date, (a) the amount vested on such Scheduled Vesting Date, plus (b) the amount unvested but accelerated on deaths between the previous Scheduled Vesting Date and such Scheduled Vesting Date, if any, and therefore credited or paid, the aggregate amount of which equals the applicable amounts credited or paid as set forth in Schedule 10.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"IBNR Reserve Amount" means $250,000, such amount to be a reserve for liabilities incurred for deaths prior to the Closing Date but not reported prior to the Transition Period Termination Date. Deaths "reported" pursuant to the Social Security Sweep procedures described in Section 5.13.2 will be deemed reported prior to the Transition Period Termination Date for all purposes under this Agreement.

"IBNR Settlement Amount" means a dollar amount calculated as described in Section 5.13.2.

"IBNR Settlement Date" means the 10th Business Day after the delivery by the Purchaser of its calculation of the IBNR
Settlement Amount.

"Impairment" is defined in the Joint Allocation Report.

"Indemnitee" is defined in Section 7.7.1.

"Indemnitor" is defined in Section 7.7.1.

"Indemnity Reinsurance Agreement" means the Indemnity Reinsurance
Agreement that is substantially in the form of Exhibit B.

"Independent Party" is defined in Section 1.3.2.

"Initial Calculation" is defined in Section 7.1.4.

"Insolvent Insurer Election Tax Indemnity" is defined in
Section 7.1.7.

"Insurance Liabilities" means the following liabilities with respect to the Reinsured Policies only and no other liabilities whatsoever: (a) the contractual liabilities and obligations arising under the Reinsured Policies as evidenced by the written policy forms and riders; (b) liability for the Policy Enhancements in accordance with the terms of Section 4.12 not in excess of the Policy Enhancements Amount as represented by the Seller; (c) all liability for premium Taxes arising on account of premiums paid or annuities purchased after the Closing Date;
(d) all amounts payable after the Closing Date for returns or refunds of premiums under the Reinsured Policies; (e) all liability for Commissions payable with respect to the Reinsured Life Policies to or for the benefit of brokers and service providers, including renewal Commissions and service fees, to the extent that such amounts accrue after the Closing Date under the terms of Commission Agreements that are Assigned Contracts; and
(f) all Guaranty Fund Assessments and similar charges imposed with respect to the Reinsured Policies based on premiums paid after the Closing Date. Without limiting the generality of the foregoing, Insurance Liabilities do not include Excluded Liabilities or Extra Contractual Obligations.

"Integrity Policy Enhancements Amount" means the portion of the Policy Enhancements attributable to Policies ceded to Integrity
Life Insurance Company pursuant to reinsurance agreements, which amount will not exceed $5,000,000.

"Interest" is defined in Section 7.1.4.

"Investment Grade Security" means: (a) a security issued or directly and unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (b) any corporate bond that (i) is Marketable (as defined below); (ii) is rated by at least two nationally recognized statistical rating organizations and that does not have (A) a rating below BBB- by Standard & Poor's Ratings Group, (B) a rating below Baa3 by Moody's Investors Service, or (C) a rating below a comparable investment grade by another nationally recognized statistical rating organization; (iii) has a rating of at least category "2" by the Securities Valuation Office, or any successor thereto, of the National Association of Insurance Commissioners; and (iv) is not in default. For purposes of the foregoing, "Marketable" means securities (i) that will have a readily available public bid by at least two broker/dealers in the OTC market and/or have a posted bid price on listed markets and which carry no restrictions as to their transferability; or (ii) that were sold pursuant to Rule 144A of the Securities Act of 1933, as amended, and for which (A) the initial issuance was at least $100 million,
(B) the sale was either through initial purchasers to qualified institutional buyers or pursuant to a medium term notes facility, and (C) there is a public CUSIP number. Notwithstanding the foregoing, an instrument is not "Marketable" if (1) it is subject to lock-ups or other legal or contractual restrictions on transferability, including restrictions on the amount that can be transferred, or (2) it is not registered under the Securities Act of 1933, as amended, or freely transferable without registration thereunder.

"Inward Reinsurance Agreements" means any binder, agreement, treaty, certificate, retrocession or other instrument of reinsurance assumed by the Seller with respect to any annuity contract or life insurance policy of a type included in the Reinsured Policies from any of the Reinsurers under the Outward Reinsurance Agreements.

"IRS" means the Internal Revenue Service of the United States.

"Joint Allocation Report" is defined in the Recitals.

"Letter Ruling" is defined in Section 7.1.3.

"Licensed Software" means all computer software programs used in the conduct of the Business that are either licensed by the Seller from a third party or licensed by a third party and assigned by such third party to the Seller in accordance with the terms of such licenses.

"LICGC Contract" means the Accumulation Contract issued to the Life Insurance Company Guaranty Corporation of New York in exchange for payment to the Seller of payments under the Plan.

"Market Value" means with respect to each asset that is a Cash Equivalent or Investment Grade Security, (a) that matures not later than six months after Closing Date, the average of the "bid" and "ask" price quotations, and (b) that matures later than six months after the Closing Date, the "bid" price quotation, in each case as provided by Goldman, Sachs & Co. as of the close of business (New York City time) on the Business Day immediately preceding the Closing Date, for settlement on the Closing Date.

"Material Adverse Effect" means (a) with respect to the Seller, a material adverse effect on the business, property, financial condition or results of operations of the Seller and its Subsidiaries with respect to the Business taken as a whole or on the Reinsured Policies or Transferred Assets or on the legality, validity or enforceability of this Agreement or the Ancillary

Agreements or on the consummation of the Transactions, and
(b) with respect to the Purchaser, a material adverse effect on the business, property, financial condition or results of operation of the Purchaser and its Subsidiaries taken as a whole or on the legality, validity or enforceability of this Agreement or the Ancillary Agreements or on the consummation of the Transactions. In either case, effects attributable to (x) the Transactions or (y) changes in general economic conditions, including changes affecting the insurance industry, will not be considered to be, or to contribute to, a Material Adverse Effect.

"Maximum Guaranteed Policy Enhancements Amount" means the amount that is determined pursuant to Schedule 10 based on "Account Value (or Statutory Reserves for Restructured Contracts in Pay Status or Supplementary Contracts) Eligible at Vesting Date" being greater than or equal to $4.3 billion.

"MEC's" means those Life Policies that qualify as modified endowment contracts under 7702A of the Code.

"Modified COI Scale" is defined in Section 4.18.

"Mutual Benefit" is defined in the Recitals.

"Net Grandfathered Premiums" means the total premiums collected from the policyholders of Reinsured Policies listed or required to be listed on the delivery specified in clause (a) of
Section 4.24 on or prior to the 12-month anniversary of the Closing Date, less any refund paid to such policyholders on or prior to the 14-month anniversary of the Closing Date.

"New Money Accumulation Contract" means a contract covering assets delivered to Mutual Benefit or the Seller on or after July 16, 1991.

"New York Assumption Date" means the date on which the mandatory simultaneous assumption of the New York Reinsured Policies pursuant to the First SunAmerica Reinsurance Agreement becomes effective, which will be no earlier than the Rehabilitation Period Termination Date.

"New York Reinsured Annuity Contracts" means the Reinsured
Annuity Contracts listed on Schedule 2-B, as updated as of the Closing Date, and as further updated as of the New York
Assumption Date.

"New York Reinsured Life Policies" means the Reinsured Life
Policies listed on Schedule 1-B as updated a of the Closing Date, and as further updated as of the New York Assumption Date.

"NOLHGA" means the National Organization of Life and Health
Insurance Guaranty Associations.

"Non New York Reinsured Annuity Contracts" means the Reinsured
Annuity Contracts listed on Schedule 1-A, as updated as of the Closing Date, and as further updated as of the New York
Assumption Date.

"Non New York Reinsured Life Policies" means the Reinsured Life
Policies listed on Schedule 2-A, as updated as of the Closing
Date, and as further updated as of the New York Assumption Date.

"Notice of Claim" is defined in Section 7.7.1.

"Organizational Documents" as to any Person, as applicable, means its certificate or articles of incorporation or charter, by-laws, trust agreement, partnership agreement and any other organizational documents, as amended to date.

"Other Plan" means any individual or group annuity contract or other contract, arrangement or plan, other than a Qualified Plan, a Qualified Plan Contract or a Tax Deferred Annuity Plan, (a) the assets of which are held in whole or in part in the Group Pension Accounts, or (b) with respect to which the Seller has any responsibility to a Group Pension Customer, including Code
Section 457 plans and deferred compensation arrangements.

"Outward Reinsurance Adjustment Amount" means an amount equal to the sum of the present value of the excess of future reinsurance premium for each of the subsequent 30 years (a) charged by a reinsurer of an Outward Reinsurance Agreement pursuant to any amendment or modification to the Outward Reinsurance Agreement after the date hereof, including in connection with giving consent to the assignment of such Outward Reinsurance Agreement to the Purchaser, over those charged by such reinsurer under the Outward Reinsurance Agreement as in effect on the date hereof, and (b) charged by each Substitute Outward Reinsurer over those charged by the reinsurer of the original Outward Reinsurance Agreement, in each case calculated based on an 11% discount rate compounded annually. For purposes of calculating the Outward Reinsurance Adjustment Amount, the reinsurance premium under both the original Outward Reinsurance Agreement and the modified Outward Reinsurance Agreement or the Substitute Outward Reinsurance Agreement, as the case may be, will be based on the Reinsured Life Policies as of the end of the second month preceding the Closing Date and as projected using persistency assumptions outlined in the "Actuarial Appraisal of MBL Life Assurance Corporation projected as of June 30, 1998" prepared by Coopers & Lybrand L.L.P.

"Outward Reinsurance Agreements" means any binder, contract, agreement, treaty, certificate, retrocession, understanding or other instrument of reinsurance ceded by the Seller, other than the Assumption Reinsurance Agreements or the Indemnity Reinsurance Agreements, in respect of any Reinsured Policy.

"Outward Reinsurance Escrow Account" is defined in the Escrow
Agreement.

"Outward Reinsurance Escrow Amount" means an amount determined pursuant to Section 5.16.2, comprised of cash and Cash
Equivalents, each valued at their respective Value as of the Closing Date, and deposited by the Seller on the Closing Date in the Outward Reinsurance Escrow Account as defined in and established pursuant to the Escrow Agreement.

"Outward Reinsurer" means a reinsurer under an Outward
Reinsurance Agreement or a Substitute Outward Reinsurance
Agreement, as applicable.

"Owned Software" means all computer software programs used in the conduct of the Business that are owned by the Seller.

"Participating Guaranty Association" means a life and health insurance guaranty association (or other entity performing similar functions) established under the laws of any jurisdiction that is a party to the Participation Agreement.

"Participation Agreement" means the Third Amended Participation
Agreement, dated January 24, 1994, as amended, among the Seller, Mutual Benefit, the Commissioner, NOLHGA and each of the Participating Guaranty Associations.

"Permits" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with any Governmental Authority or pursuant to any Applicable Laws.

"Petition for Court Approval" means the petition filed by the Seller with the Court to approve inter alia, the proposed amendments to the Plan and the Rehabilitation Documents and certain other orders as described in Exhibit I, the consummation of the Transactions to be completed at Closing, and the Policy Enhancements Procedures.

"Person" means any individual, partnership, limited liability company, corporation, unincorporated organization or association, trust, or other entity.

"Plan" is defined in the Recitals.

"Policies" means all forms of insurance policies, annuity contracts and guaranteed interest contracts, and amendments and riders thereto.

"Policy Enhancements" means the enhancements described in Article 6 of the Settlement Agreement (as such Settlement Agreement will be modified pursuant to the terms of this Agreement) to provide Policyholders reimbursement of a portion of previously impaired amounts which are in the aggregate the amount of the sum of the Policy Enhancements Amount and the Integrity Policy Enhancements Amount.

"Policy Enhancements Amount" means an amount equal to the total liability for Policy Enhancements as determined by the Seller pursuant to the terms of the Plan and the Rehabilitation
Documents as of the Closing Date, excluding the Integrity Policy
Enhancements Amount.

"Policy Enhancements Calculation Adjustment Amount" means an amount equal to 15% of the remainder, if any, of (a) the Policy
Enhancements Amount as of the Closing Date minus (b) the remainder of (i) $275,000,000, minus (ii) the amount of the Integrity Policy Enhancements Amount.

"Policy Enhancements Endorsements" is defined in Section 4.12.4.

"Policy Enhancements Endorsements Escrow Account" is defined in the Escrow Agreement.

"Policy Enhancements Endorsements Escrow Amount" is defined in
Section 4.12.5.

"Policy Enhancements Procedures" means the detailed procedures for calculation and administration of the Policy Enhancements (including the Policy Enhancements Amount and the Additional Policy Enhancements Amount) as submitted with the Petition for Court Approval.

"Policyholder" means any holder, owner or beneficiary of a Reinsured Policy.

"Policyholder Disclosure Statement" means the statement provided by the Seller to its policyholders notifying them of the Transactions.

"Preserved Replacement Policy" is defined in Section 5.10.1.

"Purchase Opt-Out Contracts" means the Accumulation Contracts issued to Participating Guaranty Associations (other than the LICGC Contract) in exchange for payment to the Seller of opt-out payments under the Plan.

"Purchaser" is defined in the introductory paragraph; provided, however, for purposes of all Tax matters, including Section 7.1, any reference to the "Purchaser" will be deemed to mean the Purchaser and its Subsidiaries, including ANLIC and First SunAmerica, unless the context otherwise clearly indicates.

"Purchaser's Disclosure Schedule" means the Disclosure Schedule delivered by the Purchaser on the date hereof. Section numbers in the Purchaser's Disclosure Schedule refer to the corresponding section numbers in this Agreement and, together with all matters under such heading will be deemed to qualify only that Section unless any matter under any heading is explicitly stated to qualify other Sections.

"Qualification Opinion" is defined in Section 7.1.6.

"Qualified Contract" means an individual or group annuity contract (a) pursuant to which the assets of a Qualified Plan or Tax Deferred Annuity Arrangement are held in its Group Pension
Accounts, or (b) with respect to which the Seller has any responsibility to a Group Pension Customer.

"Qualified Plan" means a plan intended to qualify under
Section 401(a) or 403(a) of the Code, (a) the assets of which are held in whole or in part in the Group Pension Accounts or
(b) with respect to which the Seller has any responsibility to a Group Pension Customer.

"Reaffirmed Contract" means any Contract or portion of a Contract that is reaffirmed by Mutual Benefit and then transferred and assigned to, and assumed and reinsured by the Seller, as provided in the Plan and in Articles 2 and 4 of the Rehabilitation
Agreement.

"Rehabilitation Agreement" means the Third Amended Agreement in
Connection with the Rehabilitation of The Mutual Benefit Life
Insurance Company between Mutual Benefit and the Seller dated
January 24, 1994.

"Rehabilitation Documents" is defined in Section 2.21.1.

"Rehabilitation Period" means the period commencing on April 29, 1994 and ending on December 31, 1999, as modified pursuant to the terms of this Agreement to end on the Rehabilitation Period
Termination Date.

"Rehabilitation Period Termination Date" means the date on which the Rehabilitation Period ends as accelerated to the Transition
Period Termination Date pursuant to the Court's approval of the Transactions.

"Reinstated Policies" is defined in the Indemnity Reinsurance
Agreement.

"Reinstatement Date" with respect to any Reinstated Policy means the date on which such Reinstated Policy is deemed to be in force in accordance with the terms of such Reinstated Policy.

"Reinsurance Agreement" means the Third Amended and Restated
Reinsurance and Participation Agreement, dated January 24, 1994, as amended, among the Seller and each of the Reinsurers.

"Reinsurance Premium" is defined in Section 1.1.2.

"Reinsured 401(k) Contracts" means (a) 401(k) Contracts for which assets are held only in the Seller's general account and for which the Seller does not provide services; and (b) 401(k) Contracts for which assets are held only in the Seller's general account and for which the Seller does provide services if and only if the Court has not approved their termination in accordance with Section 4.11.

"Reinsured Annuity Contracts" means the Annuity Contracts listed on Schedule 2-A, Schedule 2-B and Schedule 2-C, as updated as of the Closing Date.

"Reinsured Life Policies" means the life insurance policies listed on Schedule 1-A, Schedule 1-B, and Schedule 1-C, as updated as of the Closing Date.

"Reinsured Policies" means (a) Reinsured Life Policies, Reinsured Annuity Contracts and Reinsured 401(k) Contracts in effect as of the Closing Date; (b) any Reinstated Policy in effect as of the Reinstatement Date; and (c) any Resurrected Policy in effect as of the Resurrection Date. The term Reinsured Policies will also include all certificates and participation agreements in effect as of the Closing Date (or in the case of Reinstated Policies or Resurrected Policies, as of the Reinstatement Date or the Resurrection Date, as applicable) issued in accordance with the terms of such Reinsured Life Policies, Reinsured Annuity Contracts, Reinsured 401(k) Contracts, Reinstated Policies and Resurrected Policies (including all supplements, endorsements, riders and ancillary agreements in connection therewith).

"Reinsurers" means the reinsurers named in Schedule B to the Reinsurance Agreement.

"Remaining Outward Reinsurance Agreement" is defined in
Section 5.16.1.

"Remaining Outward Reinsurer" is defined in Section 5.16.1.

"Remedy Compromise Adjustment Amount" means $2,580,000, which amount is equal to 3% of the sum of the Base Ceding Commission less the Claims Escrow Amount.

"Replacement Policy" is defined in Section 5.10.2.

"Representatives" means, with respect to any Person, such Person's employees, officers, directors, legal counsel, investment bankers, accountants, actuaries and other agents.

"Reserve" means an amount equal to (a) the sum of the Statutory Values of all the Reserve Liabilities in respect of the Reinsured Policies, plus (b) the Policy Enhancements Amount, plus (c) the IBNR Reserve Amount, all of which are listed in Schedule 5.

"Reserve Liabilities" is defined in Section 2.13.

"Reserve Liabilities Adjustment Amount" means an amount equal to the sum of (a) (i) 1% of the Base Ceding Commission multiplied by
(ii) a fraction, (x) the numerator of which is a number equal to the basis point decline, from and excluding 300 basis points to and including 500 basis points, of the aggregate Reserve Liabilities as of the Closing Date (the "Closing Date Reserve Liabilities") from the aggregate Reserve Liabilities as of December 31, 1997 (calculated in accordance with the December 31, 1997 Audited SAP Statements, the "Base Reserve Liabilities"), and
(y) the denominator of which is 100, plus (b) (i) 2% of the Base Ceding Commission multiplied by (ii) a fraction, (1) the numerator of which is a number equal to the basis point decline, from but excluding 500 basis points to and including 800 basis points, of the Closing Date Reserve Liabilities from the Base Reserve Liabilities, and (2) the denominator of which is 100. In addition, if the Closing Date is after January 1, 1999, the Reserve Liabilities Adjustment Amount will be increased by an amount equal to the sum of (A) 5% of the amount by which the Closing Date Reserve Liabilities have declined when compared to the Base Reserve Liabilities to the extent such decline is from but excluding 800 basis points to and including 1100 basis points, plus (B) 7% of the amount by which the Closing Date Reserve Liabilities have declined when compared to the Base Reserve Liabilities to the extent such decline is from but excluding 1100 basis points to and including 1500 basis points. For example, if the Closing Date Reserve Liabilities are 98% of the Base Reserve Liabilities, the Reserve Liabilities Adjustment Amount is zero. However, if the Closing Date Reserve Liabilities are 93.5% of the Base Reserved Liabilities, the Reserve Liabilities Adjustment Amount is the sum of (a) 1% of the Base Ceding Commission multiplied by 2, plus (b) 2% of the Base Ceding Commission multiplied by 1.5. Assuming the Base Ceding Commission is $131,000,000, this example would yield a Reserve Liabilities Adjustment Amount of $6,550,000. If the Closing Date Reserve Liabilities are 88% of the Base Reserve Liabilities and the Closing Date is after January 1, 1999, assuming the same Base Ceding Commission and Base Reserve Liabilities of $4 billion, the Reserve Liabilities Adjustment Amount is the sum of (a) 1% of the Base Ceding Commission multiplied by 2, plus (b) 2% of the Base

Ceding Commission multiplied by 3, plus (c) .05 multiplied by the product of $4 billion multiplied by .03 (i.e., the 300 basis point additional decline calculated at 5%), plus (d) .07 multiplied by the product of $4 billion multiplied by .01 (i.e., the 100 basis point additional decline calculated at 7%). This example would yield a Reserve Liabilities Adjustment Amount of $19,280,000.

"Reserved Value Share" is defined in Section 5.2.2.

"Resident" means, with respect to a jurisdiction, Persons residing or domiciled in such jurisdiction as of the referenced date; provided, that certain Reinsured Annuity Contracts that are group annuity contracts for which the plan sponsor or custodian is a Resident of another jurisdiction but the majority of participants are Residents of New York (all of which are indicated on the supplement as of June 30, 1998 to Schedule 2-
C) will be deemed to be held by Residents of New York.

"Restructured Annuity Contract" means the annuity contracts that are Restructured Contracts.

"Restructured Contract" means any Contact or portion of a Contract that is or has been restructured by Mutual Benefit, and then transferred and assigned to, and assumed and reinsured by the Seller as provided in the Plan and Articles 2 and 4 of the Rehabilitation Agreement.

"Restructured Contract in Pay Status" means a Restructured
Contract that is a Contract in Pay Status.

"Restructured Life Policies" means the life insurance policies that are Restructured Contracts.

"Resurrected Policy" means any Policy that is considered on the Calculation Date to be an Excluded Policy under clause (e) of the definition of Excluded Policies but for which the Seller subsequently receives a notice that the death claim with respect to such Policy was made in error.

"Resurrection Date" with respect to any Resurrected Policy means the date on which the Seller transfers to ANLIC and First
SunAmerica, as applicable, cash and Cash Equivalents with an aggregate Value equal to the Account Value with respect to such Resurrected Policy.

"Retained Books and Records" is defined in Section 5.1.3.

"SAP" means the statutory accounting principles and practices required or permitted for life insurance companies by Applicable Laws of the National Association of Insurance Commissioners and the insurance regulatory authority in the State of New Jersey, as the case may be, consistently applied throughout the specified period and in the immediately prior comparable period.

"SAP Statements" is defined in Section 2.6.3.

"Scheduled Vesting Date" means any of January 1, 2000, June 30,
2001, June 30, 2002, or June 30, 2003.

"Seller" is defined in the introductory paragraph.

"Seller's Disclosure Schedule" means the Disclosure Schedule delivered by the Seller on the date hereof. Section numbers in the Seller's Disclosure Schedule refer to the corresponding section numbers in this Agreement and, together with all matters under such heading, will be deemed to qualify only that Section unless any matter under any heading is explicitly stated to qualify other Sections.

"Seller's Separate Account B" means the separate account of the Seller with respect to assets relating to the Wrapped

Accumulation Contracts.

"Seller Separate Accounts" means Seller's Separate Account B and the separate accounts of the Seller with respect to assets relating to the Variable Annuities, all of which accounts are listed on Schedule 6.

"Separate Account Contract" means a variable life or annuity Contract or any Contract to the extent that assets held under such Contacts are allocated to one or more Separate Accounts, except that the term "Separate Account Contract" will not include a Wrapped Accumulation Contract.

"Settlement Agreement" is defined in the Recitals.

"Severance Plan" is defined in Section 2.16.

"Social Security Sweep" means the quarterly listing published by the Untied States Social Security Administration of American deaths for the two years prior to Closing.

"Statutory Statements" is defined in Section 2.6.2.

"Statutory Value" means the value of an asset or liability determined in accordance with SAP, utilizing the same accounting principles, consistently applied, as those used in the preparation of the December 31, 1997 Audited SAP Statements.

"Stock Trust" is defined in the Recitals.

"Stock Trust Agreement"  is defined in the Recitals.

"Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other Persons performing similar functions, of such other Person, is directly or indirectly owned or controlled by such Person, by one or more of such Person's Subsidiaries or by such Person and any one or more of such Person's Subsidiaries.

"Substitute Outward Reinsurance Agreement" is defined in
Section 4.7.

"Substitute Outward Reinsurer" is defined in Section 4.7.

"Tax Deferred Annuity Arrangement" means an individual or group annuity contract intended to satisfy the requirements of
Section 403(b) of the Code, whether or not subject to the requirements of ERISA, (a) the assets of which are held in whole or in part in the Group Pension Accounts, or (b) with respect to which the Seller has any responsibility to a Group Pension Customer.

"Tax Reserves Indemnity Escrow Account" is defined in the Escrow
Agreement.

"Tax Reserves Indemnity Escrow Amount" means $1,500,000, comprised of cash and Cash Equivalents, each valued at their respective Value as of the Closing Date, and deposited by the Seller on the Closing Date in the Tax Reserves Indemnity Escrow Account as defined and established pursuant to the Escrow Agreement.

"Tax Returns" means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

"Taxes" means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

"Terminating Policies" is defined in Section 5.5.

"Third Party Administration Agreements" is defined in
Section 2.24.

"Third Party Claim" means any demand or Action for which an Indemnitee would have a Loss that is asserted against or sought to be collected from the Indemnitee by any Person other than a party hereto or an Affiliate thereof.

"Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.

"Transferred Assets" is defined in Section 1.1.5.

"Transferred Reserve Assets" means the assets listed on
Schedule 3, with such changes therein, additions thereto or deletions therefrom as are permitted or required pursuant to the terms of Section 1.1.3 or as otherwise agreed by the Seller and the Purchaser in writing. The Transferred Reserve Assets listed on Schedule 3 consist of: (a) cash; (b) Cash Equivalents;
(c) Investment Grade Securities; (d) all of the Seller's rights and interests under the Reinsured Policies to receive principal and interest paid on Reinsured Policy loans on or after the Closing Date; (e) amounts due from reinsurers under the Outward Reinsurance Agreements and Substitute Outward Reinsurance Agreements that are transferred as Assigned Contracts on the Closing Date pursuant to Section 1.1.4, in each case due in accordance with the terms of such Outward Reinsurance Agreements and Substitute Outward Reinsurance Agreements; and (f) other receivables listed on Schedule 3 in respect of the Reinsured Policies.

"Transition Period" means the period from the Closing Date to and including the Transition Period Termination Date.

"Transition Period Termination Date" means the day that is the six month anniversary of the Closing Date or, if not a Business
Day, the next succeeding Business Day.

"Transition Services Agreement" means the Transition Services
Agreement to be entered into between the Seller and ANLIC at the Closing, substantially in the form of Exhibit D.

"Trustee" is defined in the Recitals.

"Unallocated Accumulation Contract" means any Accumulation
Contract for which allocation to individual participants is not provided by the Policyholder or otherwise required for the administration of such Accumulation Contract.

"Uncovered Month" is defined in Section 5.16.3.

"United States Treasury Rate" means the five-year treasury constant maturity rate on U.S. government securities as reported in the Federal Reserve Statistical Release H.15(519) on a given date.

"Value" means with respect to (a) cash, the actual amount of immediately available funds; (b) Cash Equivalents, Market Value;
(c) Investment Grade Securities, Market Value; (d) receivables with respect to Reinsured Policy loans, Statutory Value;
(e) receivables with respect to Outward Reinsurance Agreements, Statutory Value; and (f) other receivables, Statutory Value.

"Value Sharing Percentage" means the percentages set forth in
Article 5 of the Settlement Agreement.

"Variable Annuities" means all variable Annuity Contracts with respect to which assets are held in any of the Seller's Separate

Accounts.

"Wrapped Accumulation Contracts" means all Restructured Annuity
Contracts with respect to which assets are held in Seller's
Separate Account B.

                      10.  GENERAL PROVISIONS

10.1 Modification; Waiver. This Agreement can be modified only by agreement of all of the parties hereto. Any provision of this Agreement can be waived at any time by the party entitled to the benefits thereof, but such waiver must be in writing. Every amendment must be in writing and designated as an amendment and signed by all parties. No failure by any party to insist on the strict performance of any provision of this Agreement or any Ancillary Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy, or of any other provision of this Agreement or any Ancillary Agreement.

10.2 Entire Agreement. This Agreement, including the Schedules and Exhibits (which are hereby incorporated by reference and made a part hereof), together with the Ancillary Agreements, represent the entire agreement of the parties with respect to the subject matter hereof. It supersedes all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective Affiliates and Representatives in respect of the subject matter hereof (including the Confidential Memorandum, dated October 1997, with respect to the Seller, and any supplements thereto). This Agreement does not, however, as to the Seller's business that is not part of the Business, supersede the Confidentiality Agreement, which the parties expressly reaffirm.

10.3 Termination By the Parties.

     10.3.1 Events Causing Termination. This Agreement can be terminated:

     (a) at any time prior to the Closing Date by mutual consent of the Purchaser and the Seller;

     (b) at any time prior to the Closing by the Purchaser upon ten days notice to the Seller if the conditions set forth in Sections
     6.2.4 and 6.2.5 have not been fulfilled within 15 Business Days after the date hereof, or the condition set forth in
     Section 6.2.6 has not been fulfilled within the later of (i) 15 days after the date hereof or (ii) the date the Petition for Court Approval is first filed with the Court, and, in each case, have not been waived by the Purchaser or cured during said notice period;

     (c) at any time prior to the Closing by the Purchaser upon notice to the Seller if (i) the Court fails to approve the overbid procedures set forth in Section 4.16 in all material respects prior to the later of (x) 75 days after the date of this Agreement or (y) the date on which an Acquisition Proposal is presented to the Seller or the Court, or (ii) an Acquisition Proposal is entertained by the Seller or the Court prior to approval of the overbid procedure set forth in Section 4.16 in all material respects, or (iii) an Acquisition Proposal that does not comply with the requirements of Section 4.16 is entertained by the Seller or the Court at any time;

     (d) by the Purchaser or the Seller, upon notice to the other, if the Closing has not taken place on or before April 1, 1999 or such later date as the parties agree to, provided that the non-occurrence of the Closing is not attributable to a breach hereof by the party seeking termination;

     (e) at any time prior to the Closing by the Seller, upon ten days notice to the Purchaser, if any of the conditions set forth in Sections 6.2 and 6.3 have become incapable of fulfillment and have not been waived by the Seller or cured during said notice period, provided the non-fulfillment of such conditions is not attributable to a breach hereof by the Seller; or

     (f) at any time prior to the Closing by the Purchaser, upon ten days notice to the Seller if: (i) any of the conditions set forth in Sections 6.2 and 6.4 have become incapable of fulfillment and have not been waived by the Purchaser or cured during said notice period, provided the non-fulfillment of such conditions is not attributable to a breach hereof by the Purchaser; (ii) the Seller or any of its Representatives violates Section 4.4 or 4.14, 4.15 or 4.16; or (iii) an event or condition occurs that has resulted in or would reasonably be expected to result in a Material Adverse Effect that is incapable of cure and has not been waived by the Purchaser.

     10.3.2    Automatic Termination.

     (a)  If the Court approves the overbid procedures as set forth in
     Section 4.16 in all material respects and if the Seller has complied in all respects with Sections 4.14, 4,15 and 4.16, this Agreement will automatically terminate, without any further action taken by the parties, upon the election of the Purchaser not to match the Acquisition Proposal of a Competitive Bidder pursuant to paragraph (j) of Section 4.16.

     (b) If the Court does not approve the overbid procedures as set forth in Section 4.16 in all material respects and the Purchaser does not terminate this Agreement as a result of such failure, then this Agreement will immediately terminate, without any further action taken by the parties, if the Seller has after the date hereof, pursuant to a bidding procedure approved by the Court or any other bid or offer required to be entertained by the Court, entered into a definitive agreement or agreements with another Person regarding an Acquisition Proposal.
     10.3.3 Effect of Termination. If this Agreement is terminated, no party (or any of their respective Representatives) will have any further liability hereunder, except as set forth in the next sentence and except with respect to a breach occurring prior to the termination. The Confidentiality Agreement, this
     Section 10.3, Section 4.14.1, Section 4.14.2, Section 4.14.3,
     Section 4.22, and second and third sentences of Section 6.1,
     Section 8.2, Section 10.5 and Section 10.11 will survive any termination and remain in full force and effect.

10.4 Further Actions. Each party will execute and deliver such certificates and other documents and take such other commercially reasonable actions as may reasonably be requested by the other party in order to consummate or implement the Transactions.

10.5 Notices. All notices, requests, demands and other communications hereunder must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two Business Days after delivery to the courier; (c) if sent by facsimile transmission, with a copy sent on the same day in the manner provided in (a) or
     (b) above, when transmitted and receipt is confirmed by telephone; or (d) if actually personally delivered, when delivered. Any such materials must be delivered as follows:

     if to the Seller:             if to the Purchaser, ANLIC or First
                                   SunAmerica:
     MBL Life Assurance
           Corporation             SunAmerica Inc.
     520 Broad Street              1 SunAmerica Center
     Newark, New Jersey  07102     Los Angeles, CA
     Attention: Alan J. Bowers     90067-6022
     Fax Number: (973) 268-4319    Attention: Jay S. Wintrob
                                   Fax Number: (310) 772-6604
     with a copy to:
                                   with a copy to:
     Debevoise & Plimpton
     875 Third Avenue              O'Melveny & Myers LLP
     New York, New York  10022     1999 Avenue of the Stars, #700
     Attn: Thomas M. Kelly, Esq.   Los Angeles, CA  90067
     Fax Number: (212) 909-6836    Attention: Kent V. Graham, Esq.
                                   Fax Number: (310) 246-6779

     or to such other address or to such other person as either party hereto last designated by notice to the other party.

10.6 Assignment. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable, by operation of law or otherwise, by either party hereto without the prior written consent of the other party, except that the Purchaser may assign all or part of its, ANLIC's or First SunAmerica's rights and obligations to any Subsidiary of the Purchaser, provided that no such assignments will relieve the Purchaser of its obligations hereunder. Any purported assignment or other transfer made in violation of this Section 10.6 will be void and unenforceable.

10.7 No Third-Party Beneficiaries. Nothing in this Agreement will confer any rights or remedies upon any Person not a party or a successor or permitted assignee of a party to this Agreement, nor does anything in this Agreement relieve or discharge any obligation or liability of any third person to any party. No provision of this Agreement gives any third person any right of subrogation or action over or against any party to this Agreement.

10.8 Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

10.9 Certain Rules of Construction.

     10.9.1 Headings, etc. All Article, Section, Subsection or paragraph titles or other captions in this Agreement are for convenience only, are not part of this Agreement and in no way define, limit, extend or describe the scope or intent of any of its provisions.

     10.9.2 General Concepts. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; (d) words in the singular include the plural, and words in the plural include the singular; (e) "amended," with reference to a law, statute, rule or regulation, is deemed to be followed by "from time to time"; (f) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, paragraph, clause, or other subdivision; (g) all references to "Appendix," "clause," "Exhibits," "Section," "Subsection," "Paragraph" or "Article" refer to the particular Appendices, clauses, Exhibits, Sections, Subsections, Paragraphs or Articles in or attached to this Agreement; (h) "desirable" includes "necessary," "advisable" and "appropriate"; and (i) "including" or "includes," when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by ", but not limited to," and ", but is not limited to," respectively.

     10.9.3 Discretion. If in this Agreement a Person is permitted or required to make a decision or determination: (a) in its "discretion" or "sole discretion" or under a grant of similar authority or latitude, the Person will be entitled to consider any interests and factors as it desires, including its own interests; (b) in its "good faith," in a "commercially reasonable" manner, using "reasonable best efforts," or under another express standard, the Person will act under that express standard and will not be subject to any other or different standards imposed by this Agreement or otherwise; or (c) and no standard is expressed, the Person will apply relevant provisions of this Agreement in making the decision or determination.

     10.9.4 Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary.

10.10 Knowledge. Any references to the Seller's knowledge or the knowledge of the Seller will mean the actual knowledge of those individuals listed on Schedule 11 after reasonable inquiry. Any references to the Purchaser's knowledge or the knowledge of the Purchaser will mean the actual knowledge of those individuals listed on Schedule 12 after reasonable inquiry.

10.11 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Applicable Law, and if the rights or obligations of the parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable;
     (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                               MBL LIFE ASSURANCE CORPORATION




                               By:
                                  --------------------------------
                                  Name:
                                  Title:


                               SUNAMERICA INC.




                               By:
                                  --------------------------------
                                  Name:
                                  Title:


                               ANCHOR NATIONAL LIFE INSURANCE
                               COMPANY




                               By:
                                  --------------------------------
                                  Name:
                                  Title:


                               FIRST SUNAMERICA LIFE INSURANCE
                               COMPANY




                               By:
                                  --------------------------------
                                  Name:
                                  Title:

              Acknowledgement and Agreement of the Commissioner

          The Commissioner, in her relevant capacities as rehabilitator/liquidator of Mutual Benefit and as trustee of the Stock Trust, hereby acknowledges and consents to the foregoing agreement and to the execution, delivery and performance of the foregoing agreement by the Seller.

          Further, the undersigned agrees that she will, unless otherwise required by law or legal responsibility: (a) not approve any arrangement or agreement with any third party that
(i) would restrict or prevent the Purchaser's collection of the amounts set forth in Sections 4.14.1, 4.14.2, or 4.22 when due; and (ii) would permit a sale of all or substantially all of the Business (including the Reinsured Policies and the Transferred Assets) in one or a series of transactions without providing for the payment to the Purchaser of such amounts; (b) not initiate or support, directly or indirectly, any legal or administrative proceeding or other attempt to modify or set aside the provisions of Sections 4.14, 4.15, or 4.16; (c) to the extent necessary, join in and/or file affidavits or other documents to support the Seller's motion contemplated by Section 4.16 in the same capacities in which she executed this Acknowledgement and Agreement; and (d) take all actions as are reasonably necessary to obtain from Governmental Authorities any consents or approvals that are necessary to consummate the Transactions, including correspondence, filings and other communications encouraging approval by the insurance commissioners of other jurisdictions.


Dated: July ___, 1998
                              -----------------------------------
                              Elizabeth E. Randall
                              New Jersey Commissioner
                              of Banking and Insurance

                         SCHEDULE 7

           Allocation Procedures for Ceding Commission

Allocation of Ceding Commission between Reinsured Life Policies and Reinsured Annuity Contracts

The initial allocation of Ceding Commission and Final Ceding Commission to Reinsured Life Policies and Reinsured Annuity Contracts will be made assuming that each of the Seller and the Purchaser makes an Election. The allocation to each of the Reinsured Life Policies and Reinsured Annuity Contracts will be calculated so that Ceding Commission that results has the same internal rate of return (IRR) for each of Reinsured Life Policies and Reinsured Annuity Contracts, where such determination of IRR considers the projected profits of the Reserves, the required capital and investment income thereon, and one time expenses for each block of business, all on an after-tax basis.

As amounts are released from escrow pursuant to Section 7.1, the allocation to each of the Reinsured Annuity Contracts and Reinsured Life Polices will be recalculated using the assumptions described in the preceding paragraph.

Allocation of Ceding Commission between Non New York Reinsured
Life Policies and New York Reinsured Life Policies

Allocation between Non New York Reinsured Life Policies and New York Reinsured Life Policies will be made pro-rata on the basis of the total Account Values thereof or, for the Policies that do not provide for accumulation of Account Value, the Statutory Reserves of the respective Reinsured Life Policies; provided, however, such allocation will be adjusted as appropriate to reflect the elapsed time period between the Closing Date and the New York Assumption Date.

Allocation of Ceding Commission between Non New York Reinsured
Annuity Contracts and New York Reinsured Annuity Contracts

Allocation between the Non New York Reinsured Annuity Contracts and New York Reinsured Annuity Contracts will be made pro-rata on the basis of the total of Account Value for Covered Accumulation Contracts and Statutory Reserves for Contracts in Pay Status of the respective Reinsured Annuity Contracts; provided, however, such allocation will be adjusted as appropriate to reflect the elapsed time period between the Closing Date and the New York Assumption Date.

Allocation of Transferred Reserve Assets

With respect to all Transferred Reserve Assets that relate to specific Policies or groups of Policies, an updated Schedule 3 as of the New York Assumption Date indicates which of such assets relate to New York Life Policies and Annuity Contracts.

                          SCHEDULE 8

              Assumptions Regarding Illustrations

In the preparation of Policyholder illustrations, the Seller will use the following assumptions from the date of this Agreement through the Closing Date:

     - Credited Interest Rates After the Rehabilitation Period Termination Date: The assumed credited rates for all Reinsured Life Policies other than "reduced paid up" policies will be 5.0%. The assumed credited rate will be adjusted upward to the nearest .25% for decreases and downward to the nearest .25% for increases in the United States Treasury Rate from March 12, 1998 as compared to the United States Treasury Rate on the Rehabilitation Period Termination Date on all Account Values other than Account Values resulting from premiums assumed to be deposited after the Rehabilitation Period Termination Date ("Post Moratorium Premiums"). Post Moratorium Premiums will, for one year from receipt, be credited at a rate .50% higher than that generally credited on the Account Value.

     The assumed credited rates for all Reinsured Life Policies that are "reduced paid up" policies will be 4.0%.

     From time to time the Purchaser will notify the Seller of the crediting rate to use on a periodic basis, but in any case no more frequently than once each month.

     -    Cost of Insurance Rates and Expense Charges After the
          Rehabilitation Period Termination Date: The current "Preferred" COI scales as modified by mutual agreement of the Seller and the Purchaser.

     - End of the Rehabilitation Period: Beginning on the Closing Date, the Rehabilitation Period will be projected to end on the Transition Period Termination Date.

     - Disclosures: From the date of this Agreement, the Seller will make the following disclosures, which will be subject to the Purchaser's review and approval prior to implementation, as part of or provided together with the Policyholder illustrations:

     - that there is a pending sale of the Business, which may shorten the Rehabilitation Period. After December 31, 1999, the Current Elements (as defined below) otherwise guaranteed during the Rehabilitation Period pursuant to the Plan will no longer be guaranteed.

     - if the Policyholder holds an Eligible Policy, the Policy Enhancements Amount applicable to such Policy will vest proportionately on each of January 1, 2000, July 1, 2001, July 1, 2002, and July 1, 2003 if his Policy is still in force on each of these dates. Such Policy Enhancement may increase the cash value of the Policy. The Policy Enhancement vests fully on death for deaths after the Rehabilitation Period Termination Date but before July 1, 2003. The impact of the application of such Policy Enhancements Amount is not reflected in the illustration, and may increase the death benefit over and above that shown in the illustration.

                              *****

Definition: "Current Elements" means credited interest, Cost of Insurance rates, and expense charges that may be different than those guaranteed in the applicable Policy.

                           SCHEDULE 9

                   DAC Calculation Procedures


1.   DAC Election Escrow Amount

     A. Reinsured Reserve Liabilities at Closing will be divided into life and annuity and qualified vs. nonqualified subgroups.

     B.   The DAC Election Escrow Amount will be calculated as
     $40 million minus the product of .22 multiplied by the positive or negative difference of (x) $174 million, over (y) 7.7% of the Reinsured Reserve Liability for the nonqualified life subgroup, as determined in 1A above.
     2.   DAC Reduction Amount

     A. The net consideration for the year that includes the Closing Date for each reinsurance arrangement, to which the Seller is a party, that yields a net negative consideration will be determined.

     B. The DAC taxable income associated with each of these will be determined as prescribed in Section 848 of the Code and summed.
     C. The ratio applicable to this Transaction will be calculated by dividing the DAC taxable income attributable to this Transaction by the sum of the amounts determined in 2B.
     D. The Seller's usable DAC will be determined by adding its unamortized DAC balance as of December 31 for the year preceding the Closing Date to the positive DAC taxable income arising from direct premiums and positive net reinsurance considerations during the year that includes the Closing Date.
     E. The DAC Reduction Amount will be calculated as the product of .22 multiplied by the usable DAC determined in 2D multiplied by the ratio determined in 2C.

     3.   DAC Reduction Escrow Amount

     A. To determine the escrow amount at time of closing, the method described in 2 above will be used to calculate an estimated DAC Reduction Amount.

     B. For this purpose, (i) reinsurance transactions in the ordinary course of business will be ignored; and (ii) for reinsurance transactions other than in the ordinary course, only reinsurance transactions that have closed by the Closing Date of this transaction and within the Seller's same tax year, will be considered in determining the ratio described in 2C.
     C. For usable DAC, the Seller's estimate of positive DAC for the year that includes the Closing Date will be combined with the actual unamortized DAC balance as of December 31 for the year preceding the Closing Date (or the Seller's estimate thereof if the Closing occurs after December 31, 1998.
     D. The DAC Reduction Escrow Amount will be calculated as 120% of 22% of the product of the ratio determined in 3B multiplied by the estimate of usable DAC determined in 3C. Notwithstanding the foregoing, if (i) the separate sale of the COLI business has closed, the DAC Reduction Escrow Amount will be no less than $3 million and no more than $7 million, and (ii) if the separate sale of the COLI business has not closed, the DAC Reduction Escrow Amount will be no less than $5 million and no more than $7 million.

                             SCHEDULE 10

                           Guaranteed Policy Enhancements Amount

---------------------------------------------------------------------------
-------------
|                           | Guaranteed Policy
|
|                           | Enhancements Amount
|
|                           | per Vesting Date
|
---------------------------------------------------------------------------
-------------
|Account Value              | Policy Enhancements Amount | Policy        |Policy       |
|(or Statutory Reserves for | Greater than               | Enhancements  |Enhancements |
|Restructured Contracts in  | $250 million**             | Amount        |Amount       |
|Pay Status or Supplemen-   |                            | $250 million  |$225 million |
|tary Contracts) Eligible*  |                            |               |
|at Vesting Date            |                            |               |
|
----------------------------------------------------------------------------------------
|Greater than or equal to   |                            |               |
|
|$4.30 billion              | $80 million + 110% of A    | $80.0 million |$72.0 million|
----------------------------------------------------------------------------------------
|Greater than 3.85 billion  |                            |               |
|but less than $4.30 billion| $74 million + 107% of A    | $74.0 million |$66.6 million|
----------------------------------------------------------------------------------------
|Greater than $3.40 billion |                            |               |
|but less than $3.85 billion| $68 million + 103% of A    | $68.0 million |$61.2 million|
----------------------------------------------------------------------------------------
|$3.40 billion or less      | $62.5 million + 100% of A  | $62.5 million |$56.3 million|
----------------------------------------------------------------------------------------

For a Policy Enhancement Amount between $225 million and $250 million, the amounts shown in the table will be interpolated. Should the Policy Enhancement Amount be less than $225 million due to the Integrity Policy Enhancements Amount, the Guaranteed Policy
Enhancement Amounts will be pro rated down from $225 million.

* For purposes of this Schedule 10, the term "Eligible" means those Contracts for which the Policy Enhancements Endorsement has been obtained.

** A = (Policy Enhancement Amount less $250 million) divided by 4

Adjustment to Guaranteed Policy Enhancements Amount for Closing Dates Beyond January 1, 1999:

For each month that the Closing Date is delayed beyond January 1, 1999, the following adjustments will be made to reduce the Guaranteed Policy Enhancement Amounts (expressed as a percent of the Guaranteed Policy Enhancement Amount).

-----------------------------------------------------------------------------------
| Account Value (or Statutory Reserves for Restructured Contracts   |Monthly   |
| in Pay Status or Supplementary Contracts) Eligible at Vesting     |Adjustment  |
| Date                                                              |
-----------------------------------------------------------------------------------
| Greater than or equal to $4.30 billion                            |.125%     |
-----------------------------------------------------------------------------------
| Greater than $3.85 billion but less than $4.30 billion            |.083%     |
-----------------------------------------------------------------------------------
| Greater than $3.40 billion but less than $3.85 billion            |.042%     |
-----------------------------------------------------------------------------------
| $3.40 billion or less                                             |    0%
|
-----------------------------------------------------------------------------------

The result would be rounded to the nearest $100,000.


For example:  If the Closing Date is April 1, 1999 and the Policy
Enhancement Amount is $270 million, the Guaranteed Policy
Enhancement Amount is:

----------------------------------------------------------------------------------------
| Account Value (or Statutory Reserves   |  Calculation of Guaranteed    |Guaranteed   |
| for Restructured Contracts in          |  Policy Enhancement           |Policy       |
| Pay Status or Supplementary Contracts) |                               |Enhancement  |
| Eligible at Vesting Date               |                               |
|
-----------------------------------------------------------------------------------------
| Greater than or equal to $4.30 billion |80 +110%(5) - 3 * .125% * 270  |$84.5 million|
-----------------------------------------------------------------------------------------
| Greater than $3.85 billion but
| less than $4.30 billion                |74 + 107%(5) - 3 * .083% * 270 |$78.7 million|
-----------------------------------------------------------------------------------------
| Greater than $3.40 billion but
| less than $3.85 billion                | 68 +103%(5) - 3 * .042% * 270 |$72.8 million|
-----------------------------------------------------------------------------------------
| $3.40 billion or less                  | 62.5 + 100%(5) - 3 * 0 * 270  |$67.5 million|
-----------------------------------------------------------------------------------------

                               SCHEDULE 12

            Purchaser's Employee List for Knowledge Qualifications


                       (a) For all of Section 3:

                            Andrew Cushnir
                              Lorin Fife
                             Marc Gamsin
                             Deborah Gero
                             James Rowan
                             Richard Smith


              (b) With respect to Sections 3.6 and 3.7, only:

                               Eli Broad
                               Jay Wintrob
                              Scott Robinson


                  (c) With respect to Section 3.7 only:

                               James Belardi

                                SCHEDULE 13

                    Confidentiality Agreement Language


                          "unsolicited proposals"

          You hereby acknowledge that the Evaluations Material is being furnished to you in consideration of your agreement that you will not propose to the Company or any other person any transaction between you and the Company and/or its security holders or involving any of its securities or security holders unless the Company shall have requested in writing that you make such a proposal, and that you will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company's securities, business or assets for a period of three years from the date of this letter unless the Company shall have consented in advance in writing to such acquisition. You also agree that the Company shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this paragraph and that you shall not oppose the granting of such relief.

                               "challenges"

          As long as you and the Company have not entered into a written agreement regarding a transaction, you agree that in the event the Company enters into an agreement with another party to pursue with the Company a transaction of the type that is the subject of this letter, you will not, directly or indirectly, challenge such proposed transaction in any judicial forum, including, but not limited to, any hearing before the Superior Court of New Jersey to approve such proposed transaction, solicit or encourage the initiation of any competing proposal or offer by another party in any judicial forum or otherwise interfere with the consummation of such transaction.



     For purposes of this Schedule 13, "the Company" means the Seller.

                        PURCHASE AND SALE AGREEMENT

                              By and Among

                       MBL LIFE ASSURANCE CORPORATION

                             on the one hand

                                  and

                             SUNAMERICA INC.,

                   ANCHOR NATIONAL LIFE INSURANCE COMPANY

                                  and

                   FIRST SUNAMERICA LIFE INSURANCE COMPANY

                             on the other hand


                        Dated as of July 15, 1998

                            TABLE OF CONTENTS

1.   SALE AND PURCHASE                                         2
     1.1  Ceding Commission; Reinsurance Premium;
          Acquisition of Transferred Assets and Assumption
          of Assumed Liabilities                               2
          1.1.1   Ceding Commission                            2
          1.1.2   Reinsurance Premium; Transferred Reserve
                  Assets                                       2
          1.1.3   Changes to Transferred Reserve Assets        3
          1.1.4   Other Assets Transferred on the Closing
                  Date                                         3
          1.1.5   Other Assets Transferred After the Closing
                  Date                                         4
          1.1.6   Assumption of Liabilities; Excluded
                  Liabilities                                  5
          1.1.7   Transfer and Sales Taxes                     6
          1.1.8   Allocation of Ceding Commission and
                  Transferred Reserve Assets                   6
     1.2  Closing; Estimated Closing Statement                 6
          1.2.1   Place and Time of Closing                    6
          1.2.2   Estimated Closing Date Statement             6
     1.3  Post-Closing Adjustment                              7
          1.3.1   Final Closing Date Statement                 7
          1.3.2   Final Determination of Disputes              7
          1.3.3   Adjustments; Payment and Interest            7
     1.4  Closing Items                                        8
          1.4.1   Assumption Reinsurance Agreements            8
          1.4.2   Indemnity Reinsurance Agreement              8
          1.4.3   Administrative Services Agreement            8
          1.4.4   Transition Services Agreement                8
          1.4.5   Escrow Agreement                             8
          1.4.6   Bill of Sale                                 9
          1.4.7   Other Deliveries                             9
2.   REPRESENTATIONS AND WARRANTIES OF THE SELLER              9
     2.1  Corporate Status of the Seller                       9
     2.2  Authority                                            9
     2.3  No Conflicts, Consents and Approvals, etc.           9
          2.3.1   No Conflicts                                 9
          2.3.2   Consents                                    10
     2.4  Permits, Licenses, etc.                             10
     2.5  Compliance with Laws                                11
     2.6  Financial Statements                                11
          2.6.1   Audited GAAP Statements                     11
          2.6.2   Statutory Statements                        11
          2.6.3   Audited SAP Statements                      11
          2.6.4   GAAP Representations                        11
          2.6.5   SAP Representations                         11
     2.7  Computer Software                                   12
     2.8  Litigation                                          12
     2.9  Regulatory Filings                                  12
     2.10 Tax Matters                                         13
          2.10.1  Tax Treatment of Reinsured Policies         13
          2.10.2  Tax Reserves                                13
          2.10.3  Tax Impact on Policyholders                 13
     2.11 Absence of Changes                                  14
     2.12 Reinsured Policies                                  15
          2.12.1  Forms                                       15
          2.12.2  Life Policies                               16
          2.12.3  Annuity Contracts                           16
          2.12.4  Compliance with Law                         16
          2.12.5  Policies in Effect                          17
          2.12.6  Sales Practices                             18
          2.12.7  Payment of Policy Benefits                  18
          2.12.8  No Other Distributions                      18
          2.12.9  Underwriting Standards                      18
          2.12.10 Financial Status of Reinsurers              18
          2.12.11 No Waivers                                  19
          2.12.12 Consistent with Books and Records           19
          2.12.13 Guaranty Fund Assessments                   19
          2.12.14 Cost of Insurance and Interest Rates        19
          2.12.15 Taxable Basis                               19
          2.12.16 Lists of Group Pension Customers            19
          2.12.17 Contracts and Administrative Procedures of Group Pension Business; Group Pension
                  Accounts; Reaffirmed Other Contracts        20
          2.12.18 Documents Relating to Fully Administered
                  Qualified Plans                             21
          2.12.19 No Excluded Policies                        21
          2.12.20 Account Values True-Up                      21
          2.12.21 Eligible Policies                           22
          2.12.22 MEC's                                       22
     2.13 Reserves                                            22
     2.14 Reinsurance Agreements                              23

          2.14.1 Outward Reinsurance Agreements               23
          2.14.2 Inward Reinsurance Agreements                23
     2.15 Brokers                                             23
     2.16 Severance Plan                                      24
     2.17 Absence of Undisclosed Liabilities                  24
     2.18 Transferred Assets                                  24
     2.19 Books and Records                                   24
     2.20 Threats of Cancellation                             24
     2.21 Rehabilitation Plan                                 24
          2.21.1 List of Rehabilitation Documents             25
          2.21.2 Approval; Compliance                         25
          2.21.3 No Actions                                   25
     2.22 Assigned Contracts                                  25
     2.23 Agreements Relating to Payment of Commissions       25
          2.23.1 Forms of Commission Agreements               25
          2.23.2 Insurance Agents                             25
          2.23.3 Renewal Commissions                          26
     2.24 Third Party Administration Agreements               26
     2.25 Impairments                                         26
     2.26 Wrapped Accumulation Contracts                      26
     2.27 Policyholder Lists                                  26
3.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER          27
     3.1  Corporate Status and Authority                      27
     3.2  No Conflicts, Consents and Approvals, etc.          27
          3.2.1  No Conflicts                                 27
          3.2.2  Consents                                     28
     3.3  Compliance with Laws                                28
     3.4  Litigation                                          28
     3.5  Permits, Licenses, etc.                             28
     3.6  Financial Statements                                29
          3.6.1  Audited GAAP Statements                      29
          3.6.2  Statutory Statements                         29
          3.6.3  Audited SAP Statements                       29
          3.6.4  GAAP Statement Representations               29
          3.6.5  SAP Statement Representations                29
     3.7  Absence of Changes                                  30
     3.8  Brokers                                             30
     3.9  Rating                                              30
4.   PRE-CLOSING COVENANTS                                    30
     4.1  Consents; Cooperation                               30
          4.1.1  Consents to be Obtained                      30
          4.1.2  Cooperation                                  30
          4.1.3  Regulatory Filings; Other Consents           31
     4.2  Seller's Conduct of Business, etc                   32
     4.3  Access and Information                              33
     4.4  Certain Transactions                                34
     4.5  Financial Statements and Reports                    34
     4.6  Intentionally Deleted                               34
     4.7  Reinsurance Agreements                              34
     4.8  Expenses                                            35
     4.9  Publicity                                           35
     4.10 Contact with Employees, Policyholders and Other
          Constituencies                                      36
     4.11 Amendments to Plan and Other Orders                 36
     4.12 Funding of Policy Enhancements                      36
          4.12.1 Recognition of Liability                     36
          4.12.2 Allocation of Policy Enhancements to
                 Policyholders                                37
          4.12.3 No Set-off                                   38
          4.12.4 Endorsements to Eligible Policies            38
          4.12.5 Policy Enhancements Endorsements Escrow
                 Amount                                       38
     4.13 Endorsement of Certain Associations                 39
     4.14 Break-Up Fee; Expense Reimbursement                 39
          4.14.1 Break-Up Fee                                 39
          4.14.2 Expense Reimbursement                        40
          4.14.3 Cumulative Remedies                          40
     4.15 Enforcement of Other Agreements                     40
     4.16 Overbidding Procedures                              40
     4.17 Calculation of Impairments                          42
     4.18 COI                                                 42
          4.18.1 Modified COI Scale                           42

          4.18.2 COI Adjustment Amount                        43
     4.19 Acquisition Agreement Regarding Broker/Dealer       43
     4.20 Grandfathering Ruling                               43
     4.21 Additional Enhancements DAC Amount                  44
     4.22 Reimbursable Transition Expenses                    44
     4.23 Transfer of Class Four Claims                       45
     4.24 Delivery of Updated Policy Lists                    45
5.   CONTINUING COVENANTS                                     45
     5.1  Continuing Access Obligations                       45
          5.1.1  Access Obligations During Transition
                 Period                                       45
          5.1.2  Continuing Access Obligations of the
                 Purchaser                                    46
          5.1.3  Continuing Access Obligations of the
                 Seller                                       46
     5.2  Distribution of Class Four Creditor Value Share;
          Liquidation                                         46
          5.2.1  Provision of Adequate Reserves               46
          5.2.2  Distribution of Class Four Creditor Value
                 Share                                        46
          5.2.3  Restriction on Liquidating Distributions     47
     5.3  Termination of Excluded Annuity Contracts           47
     5.4  Termination of Wrapped Accumulation Contracts       48
     5.5  Marketing Support                                   48
     5.6  Sufficiency of Staff and Assets                     48
     5.7  Policy Endorsements                                 48
     5.8  Rehabilitation Documents                            48
     5.9  Post-Closing Publicity                              48
     5.10 Post-Rehabilitation Treatment of Reinsured and
          Replacement Policies                                48
          5.10.1 Continuation or Replacement                  48
          5.10.2 Additional Replacement Policies              49
          5.10.3 Non-Guaranteed Elements                      49
          5.10.4 Eligible Policies                            49
          5.10.5 Approvals                                    50
          5.10.6 Guidelines for Restructured Life Policies    50
          5.10.7 Covered Accumulation Contract Replacement
                 Policies                                     51
     5.11 Election to Capitalize Specified Policy
          Acquisition Expenses                                51
     5.12 Maintenance of Business                             52
     5.13 IBNR Settlement Amount                              52
          5.13.1 Allocation of Liability                      52
          5.13.2 Calculation of IBNR Settlement Amount        52
     5.14 Solicitation of Policyholders                       53
     5.15 Reinstated Policies                                 53
     5.16 Outward Reinsurance Agreements                      54
          5.16.1 Remaining Outward Reinsurance Agreements     54
          5.16.2 Outward Reinsurance Escrow Amount            54
          5.16.3 Monthly Accounting                           54
          5.16.4 Settlement                                   55
          5.16.5 Release of Escrowed Funds and Payment of
                 Net Reinsurance Premium to Seller            55
     5.17 Taxable Basis of Reinsured Policies                 55
     5.18 Calculation of Account Values True-Ups              56
     5.19 Sale of Broker/Dealer                               56
     5.20 Agents                                              56
     5.21 Transfer of Assets to First SunAmerica              56
     5.22 Amendment of Schedules                              56
     5.23 Treatment of Policy Enhancements                    57
     5.24 Sale of Non-Terminated Variable Annuities           57
     5.25 Grandfathered Premiums Indemnity                    57
     5.26 Severance Plan                                      58
     5.27 Transition Period Termination Date Policy Lists     58
6.   CONDITIONS PRECEDENT                                     58
     6.1  General                                             58
     6.2  Conditions to Obligations of Both Parties           58
          6.2.1  HSR Act                                      58
          6.2.2  No Injunction, etc                           58
          6.2.3  Approval of the Court                        59
          6.2.4  Approval of the Class Four Creditors         59
          6.2.5  Approval of the Reinsurers                   59

          6.2.6  Approval of NOLHGA on Behalf of the
                 Participating Guaranty Associations          59
          6.2.7  Approval of First SunAmerica by the
                 Commissioner                                 59
          6.2.8  Other Permits                                59
          6.2.9  Ancillary Agreements                         59
          6.2.10 Additional Instruments and Documents         59
          6.2.11 Change in Law Regarding Tax Impact on
                 Policyholders                                60
     6.3  Conditions to Obligations of the Seller             60
          6.3.1  Representations, Warranties and Agreements
                 of the Purchaser                             60
          6.3.2  Officer's Certificate                        60
          6.3.3  Opinions of Counsel                          60
     6.4  Conditions to Obligations of the Purchaser          60
          6.4.1  Representations, Warranties and Agreements
                 of the Seller                                60
          6.4.2  Officer's Certificate                        60
          6.4.3  Opinions of Counsel                          60
          6.4.4  Funding of Escrow Agreement                  60
          6.4.5  Policy Enhancements Amount                   61
          6.4.6  Reserve Liabilities                          61
          6.4.7  Assurances Regarding Simultaneous
                 Assumption of Reinsured Policies             61
          6.4.8  Outward Reinsurance Agreements               61
          6.4.9  Court Order, Regulatory Approvals and
                 Other Filings                                61
          6.4.10 Updated Calculation of Impairments           62
          6.4.11 Changes to COI Scale                         62
          6.4.12 Estimated Closing Date Statement and
                 Updated Schedules                            62
          6.4.13 Transferred Reserve Assets                   62
          6.4.14 Updated Policy Lists                         62
7.   INDEMNIFICATION AND SURVIVAL                             63
     7.1  Tax Indemnification and Other Tax Matters           63
          7.1.1  Section 848 Election Tax Benefit             63
          7.1.2  Assumptions for Insolvent Insurance
                 Company Election Tax Benefit                 63
          7.1.3  Deposits to DAC Tax Indemnity Account at
                 Closing                                      63
          7.1.4  Computation of DAC Reduction Amount          63
          7.1.5  Release of the DAC Election Escrow Amount    64
          7.1.6  Filing of the Purchaser's Tax Return         65
          7.1.7  Method for Ensuring Benefits                 65
          7.1.8  Calculation of DAC Escrow Amounts            66
     7.2  Survival of Representations and Covenants of the
          Purchaser                                           67
     7.3  Survival of Representations and Covenants of the
          Seller                                              67
     7.4  Indemnification by the Purchaser                    68
     7.5  Indemnification by the Seller                       68
          7.5.1  General Indemnity                            68
          7.5.2  Tax Treatment of Policies Indemnity          68
          7.5.3  Tax Reserves Indemnity                       69
          7.5.4  Tax Contests                                 69
     7.6  Damages                                             70
          7.6.1  Basket and Threshold                         70
          7.6.2  Limit on Tax Reserves Indemnity              70
          7.6.3  Limit on COI Adjustment Amount Recovery      70
          7.6.4  Limit on Policy Enhancements Endorsements
                 Indemnity                                    71
          7.6.5  Intentionally Deleted                        71
          7.6.6  Excluded Damages                             71
          7.6.7  Exclusive Remedy                             71
     7.7  Indemnification Procedure                           72
          7.7.1  Notice of Claim                              72
          7.7.2  Third Party Claims                           72
          7.7.3  Disputes                                     74
          7.7.4  Mitigation                                   74
     7.8  Release of Funds From Escrow                        74
          7.8.1  DAC Election/Reduction Escrow Amount         74
          7.8.2  Outward Reinsurance Escrow Amount            74

          7.8.3  Tax Reserves Indemnity Escrow Amount         74
          7.8.4  Claims Escrow Amount                         74
          7.8.5  COI Adjustment Escrow Amount                 75
          7.8.6  Policy Enhancements Endorsements Escrow
                 Amount                                       75
          7.8.7  Notices and Joint Instructions               75
8.   DISPUTE RESOLUTION                                       75
     8.1  Governing Law                                       75
     8.2  Arbitration of Disputes                             75
          8.2.1  Matters in Exclusive Jurisdiction of Court   75
          8.2.2  Pre-Arbitration Dispute Resolution           75
          8.2.3  Arbitration                                  76
          8.2.4  Confidentiality                              77
          8.2.5  Interim Relief                               77
          8.2.6  Enforcement                                  77
     8.3  Consent to Jurisdiction; Waiver of Jury Trial,
          etc.                                                77
          8.3.1  Consent to Jurisdiction                      77
          8.3.2  Waiver of Jury Trial                         78
     8.4  Injunctive Relief                                   78
     8.5  Independent Party                                   78
9.   DEFINITIONS                                              79
10.  GENERAL PROVISIONS                                      101
     10.1 Modification; Waiver                               101
     10.2 Entire Agreement                                   101
     10.3 Termination By the Parties                         101
          10.3.1 Events Causing Termination                  101
          10.3.2 Automatic Termination                       102
          10.3.3 Effect of Termination                       102
     10.4 Further Actions                                    103
     10.5 Notices                                            103
     10.6 Assignment                                         103
     10.7 No Third-Party Beneficiaries                       103
     10.8 Counterparts                                       104
     10.9 Certain Rules of Construction                      104
          10.9.1 Headings, etc.                              104
          10.9.2 General Concepts                            104
          10.9.3 Discretion                                  104
          10.9.4 Interpretation                              104
     10.10 Knowledge                                         104
     10.11 Severability                                      105


Exhibits

Exhibit A-1         ANLIC Assumption Reinsurance Agreement
Exhibit A-2         First SunAmerica Assumption Reinsurance
                    Agreement
Exhibit B           Indemnity Reinsurance Agreement
Exhibit C           Administrative Services Agreement
Exhibit D           Transition Services Agreement
Exhibit E           Escrow Agreement
Exhibit F           Bill of Sale
Exhibit G-1         Opinion of Purchaser's General Counsel
Exhibit G-2         Opinion of O'Melveny & Myers LLP
Exhibit G-3         Opinion of McElroy, Deutsch and Mulvaney
Exhibit H-1         Opinion of Seller's General Counsel
Exhibit H-2         Opinion of Debevoise & Plimpton
Exhibit H-3         Opinion of Gibbons, Del Deo, Dolan,
                    Griffinger & Vecchione
Exhibit I           Proposed Amendments to the Plan and Other Orders
Exhibit J           Class Four Creditors Approval
Exhibit K           Expense Reimbursement Escrow Agreement


Schedules

Seller's Disclosure Schedule
Purchaser's Disclosure Schedule

Schedule 1-A        All Reinsured Life Policies
Schedule 1-B        Non New York Reinsured Life Policies

Schedule 1-C        New York Reinsured Life Policies
Schedule 2-A        All Reinsured Annuity Contracts
Schedule 2-B        Non New York Reinsured Annuity Contracts
Schedule 2-C        New York Reinsured Annuity Contracts
Schedule 3          Transferred Reserve Assets
Schedule 4          Assigned Contracts Transferred at Closing
Schedule 5          Reserve Liabilities
Schedule 6          Seller Separate Accounts
Schedule 7          Allocation Procedures
Schedule 8          Assumptions Regarding Illustrations
Schedule 9          DAC Calculation Procedures
Schedule 10         Guaranteed Policy Enhancements Amount
Schedule 11         Seller's Employee List for Knowledge
                    Qualifications
Schedule 12         Purchaser's Employee List for Knowledge
                    Qualifications
Schedule 13         Confidentiality Agreement Language